UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement

☐	Confidential, for Use of the Commission
Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

INTERGRAPH CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.10 per share, of Intergraph Corporation (the “Intergraph common stock”)

(2)	Aggregate number of securities to which transaction applies:

29,430,789 shares of Intergraph common stock (including restricted shares and restricted share units) and 1,098,311 options to purchase Intergraph common stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The transaction value was determined based upon the sum of (a) $44.00 per share of 29,430,789 shares of Intergraph common stock (including restricted shares and restricted share units); and (b) $44.00 minus weighted average exercise price of $15.8678 per share of outstanding options to purchase 1,098,311 shares of Intergraph common stock.

(4)	Proposed maximum aggregate value of transaction:

$1,325,052,621.71

(5)	Total fee paid:

$141,866.23

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

INTERGRAPH CORPORATION
P.O. Box 240000
Huntsville, Alabama 35824

          , 2006

Dear Stockholder:

On August 31, 2006, the board of directors of Intergraph Corporation (“Intergraph,” “we,” “us” or “our”) approved, and Intergraph entered into, a merger agreement with Cobalt Holding Company and its wholly-owned subsidiary Cobalt Merger Corp. Cobalt Holding Company is currently owned primarily by private equity funds sponsored by Hellman & Friedman LLC and Texas Pacific Group. Under the terms of the merger agreement, Cobalt Merger Corp. will be merged with and into us, with Intergraph continuing as the surviving corporation. If the merger is completed, you will be entitled to receive $44.00 in cash, without interest, for each share of Intergraph common stock that you own.

You will be asked, at a special meeting of our stockholders to be held on          , 2006, at          .m., local time, to vote on a proposal to adopt the merger agreement so that the merger can occur. After careful consideration, our board of directors has approved the merger agreement and determined that the merger and the merger agreement are advisable and in the best interests of Intergraph and our stockholders. Our board of directors recommends that you vote “FOR” the adoption of the merger agreement.

The special meeting will be held [in the Building 15b Auditorium at Intergraph’s executive offices located at 170 Graphics Drive, Madison, Alabama 35758]. Notice of the special meeting and the related proxy statement is enclosed.

The accompanying proxy statement gives you detailed information about the special meeting and the merger and includes a copy of the merger agreement attached thereto as Annex A. The receipt of cash in exchange for shares of Intergraph common stock pursuant to the merger will constitute a taxable transaction to U.S. persons for U.S. federal income tax purposes. We encourage you to read the proxy statement and the merger agreement carefully. You may also obtain additional information about Intergraph from documents filed with the Securities and Exchange Commission.

Your vote is very important, regardless of the number of shares you own. We cannot complete the merger unless holders of a majority of all outstanding shares of Intergraph common stock entitled to vote on the matter vote to adopt the merger agreement. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or the Internet.

Our board of directors and management appreciate your continuing support of Intergraph, and we urge you to support this transaction.

Sincerely,

Sidney L. McDonald
Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated          , 2006, and is first being mailed to stockholders on or about          , 2006.

INTERGRAPH CORPORATION
P.O. Box 240000
Huntsville, Alabama 35824

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On          , 2006

Dear Stockholder:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Intergraph Corporation, a Delaware corporation (which we refer to as “Intergraph,” “we,” “us” or “our”), will be held on          ,          , 2006, at          .m., local time, [in the Building 15b Auditorium at Intergraph’s executive offices located at 170 Graphics Drive, Madison, Alabama 35758], for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 31, 2006, by and among Intergraph, Cobalt Holding Company, a Delaware corporation, and Cobalt Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Cobalt Holding Company, as the merger agreement may be amended from time to time;

2. To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

3. To transact such other business as may properly come before the special meeting and any and all adjourned or postponed sessions thereof.

The record date for the determination of stockholders entitled to notice of and to vote at the special meeting is          , 2006. Accordingly, only stockholders of record as of the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.

Your vote is important, regardless of the number of shares of Intergraph common stock you own. The adoption of the merger agreement requires the affirmative approval of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. The adjournment proposal requires the affirmative vote of a majority of the shares of our common stock present at the special meeting and entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, date, sign and return the enclosed proxy, or submit your proxy by telephone or the Internet, prior to the special meeting and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet, your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote against the adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment proposal.

Please note that space limitations may make it necessary to limit attendance at the special meeting to stockholders. If you attend, please note that you may be asked to present valid picture identification. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Stockholders of Intergraph who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of Intergraph common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.

By Order of the Board of Directors,

David Vance Lucas
Secretary

Huntsville, Alabama
          , 2006

ii

References to “Intergraph,” “we,” “our” or “us” in this proxy statement refer to Intergraph Corporation and its subsidiaries unless otherwise indicated by context.

SUMMARY TERM SHEET

This Summary Term Sheet, together with the “Questions and Answers About the Special Meeting” beginning on page 7, summarizes selected information in the proxy statement and may not contain all the information important to you. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about Intergraph. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information” beginning on page 64.

The Merger and the Merger Agreement

•	The Parties to the Merger (see page 12). Intergraph, a Delaware corporation, is a leading global supplier of spatial information management software. Cobalt Holding Company, a Delaware corporation, which we refer to as Cobalt Holding, was formed solely for the purpose of effecting the merger with Intergraph and the transactions related to the merger. Cobalt Holding has not engaged in any business except in furtherance of this purpose. Cobalt Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Cobalt Holding, which we refer to as Merger Sub, was formed solely for the purpose of effecting the merger. Merger Sub has not engaged in any business except in furtherance of this purpose. At the time of the merger, Cobalt Holding will be owned primarily by private equity funds sponsored by Hellman & Friedman LLC, Texas Pacific Group and JMI Equity, which we sometimes refer to as the sponsor group.

•	The Merger. You are being asked to vote to adopt an agreement and plan of merger, which we refer to as the merger agreement, pursuant to which Merger Sub will merge with and into Intergraph, which we refer to as the merger, on the terms and subject to the conditions in the merger agreement. Intergraph will be the surviving corporation in the merger, which we refer to as the surviving corporation, and will continue to do business as “Intergraph” following the merger. As a result of the merger, Intergraph will cease to be a publicly traded company and will become a wholly-owned subsidiary of Cobalt Holding. See “The Merger Agreement” beginning on page 42.

•	Merger Consideration. If the merger is completed, you will be entitled to receive $44.00 in cash, without interest, for each share of Intergraph common stock that you own. You will not own shares in the surviving corporation. See “The Merger Agreement — Merger Consideration” beginning on page 42.

•	Treatment of Outstanding Options, Restricted Shares and Restricted Share Units. Except as otherwise agreed by a holder and Cobalt Holding:

•	all outstanding options to acquire Intergraph common stock under Intergraph’s equity incentive plans will become fully vested and immediately exercisable upon consummation of the merger, and each option will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Intergraph common stock underlying the option multiplied by the amount by which $44.00 exceeds the option exercise price, without interest and less any applicable withholding taxes; and

•	restrictions applicable to all shares of restricted stock and restricted share units will lapse and those shares or units will be cancelled and converted into the right to receive a cash payment equal to the number of outstanding restricted shares or the number of shares of Intergraph common stock previously subject to the restricted share units multiplied by $44.00 (together with the value of any deemed dividend equivalents accrued but unpaid with respect to restricted share units), without interest and less any applicable withholding taxes.

See “The Merger Agreement — Treatment of Options and Other Awards” beginning on page 42.

•	Conditions to the Merger (see page 50). The consummation of the merger depends on the satisfaction or waiver of a number of conditions, including the following:

•	the merger agreement must have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

•	no statute, rule, executive order, regulation, order or injunction which prevents or prohibits the merger shall be in effect;

•	the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and applicable foreign antitrust laws must have expired or been terminated;

•	the respective representations and warranties of Intergraph, Cobalt Holding and Merger Sub in the merger agreement must be true and correct as of the closing date in the manner described under the caption “The Merger Agreement — Conditions to the Merger” beginning on page 50; and

•	Intergraph, Cobalt Holding and Merger Sub must have performed and complied in all material respects with all covenants and agreements that each is required to perform or comply with under the merger agreement.

•	Restrictions on Solicitations of Other Offers (see page 51).

•	The merger agreement provides that we are generally not permitted to:

•	solicit, initiate, propose or knowingly encourage the submission of an acquisition proposal for us or engage in any negotiations or discussions with respect thereto, or otherwise participate, engage or knowingly assist in, or knowingly facilitate an acquisition proposal; or

•	approve or recommend any acquisition proposal for us or enter into any letter of intent, memorandum of understanding, agreement, option agreement or other similar agreement providing for or relating to any acquisition proposal for us or withdraw or modify, in a manner adverse to Cobalt Holding or Merger Sub, the approval or recommendation of our board of directors of the merger agreement or the merger or announce that it has resolved to take that action or publicly propose to do any of the foregoing.

•	Notwithstanding these restrictions, under certain circumstances, our board of directors may respond to an unsolicited proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal, so long as we comply with certain terms of the merger agreement described under “The Merger Agreement — Recommendation Withdrawal/Termination in Connection with a Superior Proposal and Third Party Tender Offers” beginning on page 53.

•	Termination of the Merger Agreement (see page 53).

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of Intergraph and Cobalt Holding;

•	by either Intergraph or Cobalt Holding, if:

•	the merger is not consummated on or before March 31, 2007, except that this right to terminate will not be available to any party whose action or failure to fulfill any obligation under the merger agreement or failure to act in good faith has been the principal cause of, or resulted in, the failure of the merger to be consummated by that date;

•	a court of competent jurisdiction or other governmental entity has issued a final, non-appealable order, decree or ruling or taken any other action, or there exists any statute, rule or regulation, in each case preventing or otherwise prohibiting the consummation of the merger or that otherwise has the effect of making the merger illegal, and the party seeking to terminate the merger agreement has used all reasonable efforts to prevent the entry of and to remove the order, decree, ruling, action, or statute, rule or regulation to the extent of its control or influence; or

•	our stockholders fail to adopt the merger agreement at a duly held meeting; or

•	by Cobalt Holding, if:

•	our board of directors withdraws or modifies, or publicly proposes to withdraw or modify, in a manner adverse to Cobalt Holding, the approval or recommendation of our board of directors of the merger agreement or the merger or announces that it has resolved to take that action;

•	our board of directors recommends to our stockholders or approves any acquisition proposal or resolves to effect the foregoing;

•	our board of directors fails to include in this proxy statement its recommendation that our stockholders approve the merger agreement and the merger;

•	our board of directors fails to recommend against a tender or exchange offer related to an acquisition proposal in any publicly disclosed position taken pursuant to the United States Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act; or

•	there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Intergraph under the merger agreement which would result in the failure of certain conditions to closing and where the breach or inaccuracy is reasonably incapable of being cured, or is not cured, within 20 business days after Intergraph receives notice of the breach or inaccuracy and neither Cobalt Holding nor Merger Sub is in material breach of its representations, warranties, covenants and obligations under the merger agreement so as to cause the failure of certain conditions to closing; or

•	by Intergraph if:

•	Intergraph concurrently enters into a definitive agreement with respect to a superior proposal; provided that we have paid, or simultaneously with doing so, pay to Cobalt Holding the termination fee as described below;

•	there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Cobalt Holding or Merger Sub under the merger agreement which would result in the failure of certain conditions to closing and where the breach or inaccuracy is reasonably incapable of being cured, or is not cured, within 20 business days after Cobalt Holding receives notice of the breach or inaccuracy and we are not in material breach of our representations, warranties, covenants and obligations under the merger agreement so as to cause the failure of certain conditions to closing; or

•	the conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at closing, and no state of facts or circumstances exists that would cause the conditions to not be satisfied, and nothing has occurred and no conditions exist that would cause those conditions not to be satisfied if the closing were to occur on the last day of the “marketing period” as further described below) and Cobalt Holding has failed to consummate the merger by the last day of the marketing period.

•	Termination Fees (see page 54). If the merger agreement is terminated under certain circumstances:

•	Intergraph will be obligated to reimburse Cobalt Holding’s out-of-pocket fees and expenses, up to a limit of $7,000,000;

•	Intergraph will be obligated to pay a termination fee of $33,140,000 (less, in some circumstances, any out-of-pocket fees and expenses previously reimbursed as described above); or

•	Cobalt Holding will be obligated to pay us a termination fee of $53,020,000. Investment funds affiliated with each of Hellman & Friedman LLC, Texas Pacific Group and JMI Equity have agreed severally to guarantee the obligation of Cobalt Holding to pay this termination fee, subject to a cap. The cap for each investment fund is equal to the investment fund’s pro rata share of $53,020,000, which share is proportionate to its equity commitment to Cobalt Holding as compared to the equity commitment of the other guarantors. The $53,020,000 termination fee payable to Intergraph is our exclusive remedy unless, in general, Cobalt Holding is otherwise in willful and material breach of the merger agreement, in which case we may pursue a damages claim. The maximum aggregate liability of Cobalt Holding and its affiliates, including the investment funds affiliated with each of Hellman & Friedman LLC, Texas Pacific Group and JMI Equity arising from any breach of the merger agreement is in any event capped at $99,420,000. See “The Merger — Guarantees; Remedies” beginning on page 35.

The Special Meeting

See “Questions and Answers About the Special Meeting” beginning on page 7 and “The Special Meeting” beginning on page 13.

Other Important Considerations

•	Board Recommendation. After careful consideration, the independent members of our board of directors unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of Intergraph and our stockholders and unanimously recommend that our stockholders vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies. For a discussion of the factors our board of directors considered in deciding to recommend the adoption of the merger agreement, see “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 23.

•	Share Ownership of Directors and Executive Officers. As of , 2006, the record date for the special meeting, the directors and executive officers of Intergraph held and were entitled to vote, in the aggregate, shares of Intergraph common stock, representing approximately % of the outstanding shares of the Intergraph common stock. See “The Special Meeting — Voting Rights; Quorum; Vote Required for Approval” beginning on page 13.

•	Interests of Intergraph’s Directors and Executive Officers in the Merger. In reaching its decision concerning the merger agreement, our board of directors extensively consulted with our management team and legal and financial advisors. Members of management generally participated in meetings of our board of directors; however, R. Halsey Wise, our president and chief executive officer, abstained from the vote regarding the merger agreement due to his potential continuing interest in the surviving corporation. In considering the recommendation of our board of directors with respect to the merger, you should be aware that some of Intergraph’s directors and executive officers (including Mr. Wise) who participated in meetings of our board of directors have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. For example, the merger agreement provides that, at the effective time of the merger, each option to purchase shares of our common stock, including those options held by our directors and executive officers, will accelerate and become fully vested and will generally be cashed out in an amount equal to the excess of $44.00 over the option exercise price, and all shares of restricted stock and restricted share units, including those held by our directors and executive officers, will become free of restrictions and will be cashed out at $44.00 per share (together with the value of any deemed dividend equivalents accrued but unpaid with respect to restricted share units). Certain of our executive officers may be entitled to severance or retention payments under certain circumstances following the merger pursuant to existing employment agreements with us. Certain of our executive officers may also be permitted to invest in Cobalt Holding by the payment of cash and/or contribution of their Intergraph equity securities to the surviving corporation. The surviving corporation may grant new stock options in the surviving corporation to certain of our executive officers, who may also enter into new employment agreements with the surviving corporation and/or become directors of the surviving corporation. These and other interests or potential interests of our directors and executive officers are more fully described under “The Merger — Interests of Intergraph’s Directors and Executive Officers in the Merger” beginning on page 36. Our board of directors was aware of these interests in making its decisions.

•	Opinion of Goldman, Sachs & Co. In connection with the proposed merger, Goldman, Sachs & Co., which we refer to as Goldman Sachs, delivered its opinion to our board of directors that, as of August 31, 2006, and based upon and subject to the factors and assumptions set forth therein, the $44.00 per share in cash to be received by the holders of shares of Intergraph common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated August 31, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of Intergraph’s common stock should vote with respect to the transaction. Pursuant to an engagement letter between Intergraph and Goldman Sachs, we have agreed to pay Goldman Sachs a transaction fee of 0.85% of the aggregate consideration paid in the transaction, all of which is payable upon consummation of the merger. See “The Merger — Opinion of Goldman, Sachs & Co.” beginning on page 25.

•	Sources of Financing. The merger agreement does not contain any condition relating to the receipt of financing by Cobalt Holding; provided, however, that Cobalt Holding is not required to consummate the merger until the completion of the “marketing period” described under “The Merger Agreement — Marketing Period.” In connection with the merger, Cobalt Holding will cause $1,325.6 million to be paid out to our stockholders and holders of other equity interests in Intergraph, with the remaining funds to be used to pay customary fees and expenses in connection with the proposed merger, the financing arrangements and the related transactions. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided. Cobalt Holding has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions set forth in the debt commitment letter. The payments to our stockholders and of customary fees and expenses are expected to be funded by a combination of the following:

•	an aggregate of $441.1 million in equity contributions by affiliates of Hellman & Friedman LLC, Texas Pacific Group and JMI Equity;

•	new senior secured credit facilities in the amount of $464.5 million, consisting of a $389.5 million senior secured term loan and a $75.0 million senior secured revolving credit facility (not all of which is expected to be drawn at the closing);

•	$276.5 million aggregate principal amount of senior subordinated notes or, alternatively, a senior subordinated bridge loan facility in the amount of $276.5 million;

•	a new $60.0 million senior secured payment-in-kind loan facility; and

•	cash and cash equivalents held by Intergraph and our subsidiaries at closing.

See “The Merger — Financing of the Merger” beginning on page 34.

•	Regulatory Approvals (see page 33). Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, which we refer to as the FTC, the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice, which we refer to as the DOJ, and the applicable waiting period has expired or has been terminated. Intergraph and Cobalt Holding each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on September 15, 2006. If Intergraph and Cobalt Holding do not receive a request for additional information, the waiting period will expire at 11:59 p.m. on October 16, 2006, if not terminated earlier. The merger is also subject to the expiration of waiting periods or receipt of clearance opinions in connection with foreign merger control filings in Austria,

Germany and Norway, which were filed with the applicable antitrust authorities on September 8, 2006, September 8, 2006 and September 15, 2006, respectively.

•	Tax Consequences. The merger will be a taxable transaction for U.S. federal income tax purposes. Your receipt of cash in exchange for your shares of Intergraph common stock pursuant to the merger generally will cause you to recognize gain or loss measured by the difference, if any, between the cash you receive pursuant to the merger (determined before the deduction of any applicable withholding taxes) and your adjusted tax basis in your shares of Intergraph common stock. If you are a non-U.S. holder (as defined below) of Intergraph common stock, the merger generally will not be a taxable transaction to you under U.S. federal income tax law unless you have certain connections to the United States. Under U.S. federal income tax law, you will be subject to information reporting on cash received pursuant to the merger unless an exemption applies. Backup withholding may also apply with respect to cash you receive pursuant to the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with the applicable requirements of the backup withholding rules. You should consult your own tax advisor for a full understanding of how the merger will affect your particular tax consequences, including federal, state, local and/or foreign taxes and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of your options to purchase shares of Intergraph common stock, your shares of restricted stock and/or your restricted share units. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 38.

•	Appraisal Rights. Under Delaware law, holders of Intergraph common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares, as determined by the Delaware Court of Chancery, if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount you would receive could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. Any holder of Intergraph common stock intending to exercise the holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “The Special Meeting — Rights of Stockholders Who Object to the Merger” and “Appraisal Rights” beginning on pages 14 and 58, respectively, and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C.

•	Market Price of Intergraph Common Stock (see page 60). The closing sale price of Intergraph common stock on the Nasdaq Global Select Market, which we refer to as the NASDAQ, on August 30, 2006, the last trading date before the date of the merger agreement, was $37.30 per share. The $44.00 per share to be paid for each share of Intergraph common stock pursuant to the merger represents a premium of approximately 22% over Intergraph’s average closing share price for the 20 trading days prior to the date of the merger agreement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting. These questions and answers do not address all questions that may be important to you as an Intergraph stockholder. You should still carefully read the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of Intergraph will be held on , , 2006, at .m., local time, [in the Building 15b Auditorium at Intergraph’s executive offices located at 170 Graphics Drive, Madison, Alabama 35758].

Q.	What matters will be voted on at the special meeting?

A.	You will be asked to consider and vote on the following proposals:

• to adopt the merger agreement;

• to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

• to transact such other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Q.	How does Intergraph’s board of directors recommend that I vote on the proposals?

A.	The independent members of the board of directors unanimously recommend that you vote:

• “FOR” the proposal to adopt the merger agreement; and

• “FOR” the adjournment proposal.

Q.	Who is entitled to vote at the special meeting?

A.	All holders of Intergraph common stock as of the close of business on , 2006, the record date for the special meeting, are entitled to vote at the special meeting. As of the record date, there were approximately shares of Intergraph common stock outstanding. Approximately holders of record held these shares. Every holder of Intergraph common stock is entitled to one vote for each share the stockholder held as of the record date.

Please note that space limitations may make it necessary to limit attendance at the special meeting to stockholders. If you attend, please note that you may be asked to present valid picture identification. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices are not permitted at the special meeting.

Q.	What vote is required for Intergraph’s stockholders to adopt the merger agreement?

A.	An affirmative vote of the holders of a majority of all outstanding shares of Intergraph common stock entitled to vote on the matter is required to adopt the merger agreement.

Q.	What vote is required for Intergraph’s stockholders to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies?

A.	The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Intergraph common stock present or represented by proxy at the meeting and entitled to vote on the matter.

Q.	Who is soliciting my vote?

A.	This proxy solicitation is being made and paid for by Intergraph. In addition, we have retained Georgeson Inc. to assist in the solicitation. We will pay Georgeson Inc. approximately $15,000 plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These individuals will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Intergraph common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please complete, sign, date and return the enclosed proxy card; submit a proxy using the telephone number printed on your proxy card; or submit a proxy using the Internet proxy submission instructions printed on your proxy card. You can also attend the special meeting and vote, or change your prior vote, in person. Do NOT enclose or return your stock certificate(s) with your proxy. If you hold your shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s proxy card which includes voting instructions and instructions on how to change your vote.

Q.	How do I vote? How can I revoke my vote?

A.	You may cause your shares to be voted by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope, or as described below if you hold your shares in “street name.” If you return your signed proxy card, but do not mark the boxes showing how you wish your shares to be voted, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment proposal. You have the right to revoke your proxy at any time before the vote taken at the special meeting:

• if you hold your shares in your name as a stockholder of record, by notifying us in writing at One Madison Industrial Park, Huntsville, Alabama 35894, Attention: Investor Relations;

• if you hold your shares in your name as a stockholder of record, by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

• if you hold your shares in your name as a stockholder of record, by submitting a later-dated proxy card; or

• if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Q.	Can I submit a proxy by telephone or electronically?

A.	If you hold your shares in your name as a stockholder of record, you may submit a proxy by telephone or electronically through the Internet by following the instructions included with your proxy card.

If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” please check your proxy card or contact your broker, bank or other nominee to determine whether you will be able to provide voting instructions by telephone or electronically.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote against the adoption of the merger agreement and will not have an effect on the proposal to adjourn the special meeting.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares both as a record holder and in “street name,” or if your shares are otherwise registered differently, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be returned separately in order to ensure that all of your shares are voted.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote against the adoption of the merger agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes,” will be counted for purposes of determining a quorum, but will have the same effect as a vote against the adoption of the merger agreement.

For the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but broker non-votes will not count as shares present and entitled to vote on the proposal to adjourn the meeting. As a result, abstentions will have the same effect as a vote against the proposal to adjourn the meeting and broker non-votes will have no effect on the vote to adjourn the meeting, which requires the vote of the holders of a majority of the shares of Intergraph common stock present or represented by proxy at the meeting and entitled to vote on the matter.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

Q:	Who will count the votes?

A:	A representative of our transfer agent, Computershare Investor Services, LLC, will count the votes and act as an inspector of election. Questions concerning stock certificates or other matters pertaining to your shares may be directed to Computershare Investor Services, LLC at (312) 360-5116.

Q.	When is the merger expected to be completed? What is the “marketing period”?

A.	We are working toward completing the merger as soon as possible, and we anticipate that it will be completed in the fourth quarter of 2006. However, in order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived. In addition, Cobalt Holding is not obligated to complete the merger until the expiration of a 20-consecutive calendar day “marketing period” that it may use to complete the debt financing for the merger. The marketing period begins to run after we have provided Cobalt Holding with certain financial information required to be provided by us under the merger agreement, obtained the stockholder approval and satisfied other specified conditions under the merger agreement, but will begin no earlier than November 11, 2006. If the marketing period would not end on or before December 19, 2006, the marketing period will commence no earlier than January 2, 2007. See “The Merger Agreement — Marketing Period” and “The Merger Agreement — Conditions to the Merger” beginning on pages 49 and 50, respectively.

Q.	Should I send in my stock certificates now?

A.	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Intergraph common stock certificates for the merger consideration.

If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates in now.

Q.	How can I obtain additional information about Intergraph?

A.	We will provide a copy of our Annual Report to stockholders and/or our Annual Report on Form 10-K for the year ended December 31, 2005, excluding certain of its exhibits, and other filings, including our reports on Form 10-Q, which have been filed with the Securities and Exchange Commission, which we refer to as the SEC, without charge to any stockholder who makes an oral or written request to the Office of Investor Relations, Intergraph Corporation, One Madison Industrial Park, Huntsville, Alabama, 35894,

telephone: (256) 730-2720. Our Annual Report on Form 10-K and other SEC filings also may be accessed on the Internet at http://www.sec.gov or on the Investor Relations page of Intergraph’s website at http://www.intergraph.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement and is not incorporated by reference. For a more detailed description of how to obtain additional information about Intergraph, please refer to “Where You Can Find More Information” beginning on page 64.

Q.	Who can help answer my questions?

A.	If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact: Georgeson Inc., 17 State Street, 10th Floor, New York, New York 10004. Banks and brokers call (212) 440-9800. All others call toll-free (866) 628-6079. If your broker, bank or other nominee holds your shares, you can also call your nominee for additional information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of Intergraph, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary Term Sheet,” “The Merger,” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of Intergraph. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination that under circumstances could require us to pay a $33.14 million termination fee to Cobalt Holding;

•	the outcome of any legal proceedings that have been or may be instituted against us and others relating to the merger agreement;

•	the failure of the merger to close for any reason, including the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger, including the expiration of the waiting period under the HSR Act, or the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger, and the risk that any failure of the merger to close may adversely affect our business and the price of our common stock;

•	the potential adverse effect on our business, properties and operations of any covenants we agreed to in the merger agreement;

•	risks that the proposed transaction diverts management’s attention and disrupts current plans and operations, and potential difficulties in employee retention as a result of the merger;

•	the effect of the announcement of the merger and actions taken in anticipation of the merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger; and

•	other risks detailed in our current filings with the SEC, including our most recent filings on Forms 8-K, 10-Q and 10-K. See “Where You Can Find More Information” beginning on page 64.

Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date of this proxy statement. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

Intergraph

Intergraph Corporation is a Delaware corporation and is headquartered in Huntsville, Alabama. Our principal executive offices are located at One Madison Industrial Park, Huntsville, Alabama 35894 and our telephone number is (256) 730-2000. We are a leading global supplier of spatial information management software. Our core mission is to enable businesses and governments to make better and faster operational decisions and, through software and services, help our customers organize vast amounts of complex data into understandable visual representations. Our technology enables customers to create intelligent maps, manage assets and infrastructure, build and better manage plants and ships, and dispatch, command, and control emergency services to those in need. Founded in 1969, Intergraph was a pioneer of computer graphics in the commercial and government sectors and has delivered numerous innovations in interactive graphics solutions. Intergraph’s divisions offer software, professional services, and maintenance solutions to satisfy engineering, design, modeling, analysis, mapping, and information technology needs. Products and services are sold through industry-focused direct and indirect sales channels worldwide. A significant portion of our revenues are generated outside the U.S., primarily in Europe and Asia Pacific.

For a more detailed description of the business and properties of Intergraph, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference herein, or visit our website at www.intergraph.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement and is not incorporated by reference. Intergraph is publicly traded on the NASDAQ under the symbol “INGR.” See “Where You Can Find More Information.”

Cobalt Holding

Cobalt Holding Company, which we refer to as Cobalt Holding, is a Delaware corporation that was formed solely for the purpose of acquiring Intergraph. Cobalt Holding has not engaged in any business except as contemplated by the merger agreement. The principal office addresses of Cobalt Holding are c/o Hellman & Friedman, One Maritime Plaza, 12th Floor, San Francisco, California 94111, telephone: (415) 788-5111, and c/o Texas Pacific Group, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, telephone: (415) 743-1500. At the time of the merger, Cobalt Holding will be owned primarily by private equity funds affiliated with Hellman & Friedman LLC, JMI Equity and Texas Pacific Group. Each of Hellman & Friedman LLC, Texas Pacific Group and JMI Equity is engaged in the business of making private equity and related investments.

Merger Sub

Cobalt Merger Corp., which we refer to as Merger Sub, is a Delaware corporation that was formed solely for the purpose of completing the proposed merger. Upon the consummation of the proposed merger, Cobalt Merger Corp. will cease to exist and Intergraph will continue as the surviving corporation. Cobalt Merger Corp. is wholly-owned by Cobalt Holding and has not engaged in any business except as contemplated by the merger agreement. The principal office addresses of Merger Sub are c/o Hellman & Friedman, One Maritime Plaza, 12th Floor, San Francisco, California 94111, telephone: (415) 788-5111, and c/o Texas Pacific Group, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, telephone: (415) 743-1500.

THE SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors in connection with the special meeting of our stockholders relating to the merger.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

Date:           , 2006

Time:          .m., local time

Place:	[Building 15b Auditorium
170 Graphics Drive, Madison, Alabama 35758]

Proposals to be Considered at the Special Meeting

At the special meeting, you will be asked to vote on a proposal to adopt the merger agreement and to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, and we encourage you to read it carefully and in its entirety.

Record Date

We have fixed the close of business on          , 2006 as the record date for the special meeting, and only holders of record of Intergraph common stock on the record date are entitled to vote at the special meeting. On the record date, there were           shares of Intergraph common stock outstanding and entitled to vote.

Voting Rights; Quorum; Vote Required for Approval

Each share of Intergraph common stock entitles the holder to one vote on all matters properly coming before the special meeting. The presence, in person or representation by proxy of stockholders entitled to cast a majority of the votes of all issued and outstanding shares entitled to vote, shall constitute a quorum for the purpose of considering the proposals. Shares of Intergraph common stock represented at the special meeting but not voted, including shares of Intergraph common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Intergraph common stock entitled to vote on the matter. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote against the adoption of the merger agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes,” will be counted for purposes of determining a quorum, but will have the same effect as a vote against the adoption of the merger agreement. Your broker, bank or nominee will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker, bank or nominee.

The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the outstanding shares of Intergraph common stock present or represented by proxy at the special meeting and entitled to vote on the matter. For the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but broker non-votes will not count as shares present and entitled to vote on the proposal to adjourn the meeting. As a result, abstentions will have the same effect as a vote against the proposal to adjourn the meeting and broker non-votes will have no effect on the vote to adjourn the special meeting, which requires the vote of the holders of a majority of the shares of Intergraph common stock present or represented by proxy at the meeting and entitled to vote on the matter.

As of          , 2006, the record date, the directors and executive officers of Intergraph held and were entitled to vote, in the aggregate,           shares of Intergraph common stock, representing approximately  % of the outstanding Intergraph common stock. If our directors and executive officers vote their shares in favor of adopting the merger agreement, % of the outstanding shares of Intergraph common stock will have voted for the proposal to adopt the merger agreement. This means that additional holders of approximately          , or     %, of all shares entitled to vote at the special meeting would need to vote for the proposal to adopt the merger agreement in order for it to be adopted.

Submission and Revocation of Proxies

Stockholders of record may submit proxies by mail. Stockholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished. If you hold your shares in your name as a stockholder of record, you may submit a proxy by telephone or electronically through the Internet by following the instructions included with your proxy card. Stockholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by mail, or by telephone or the Internet if those services are offered by the nominee.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

You have the right to revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by notifying us in writing at One Madison Industrial Park, Huntsville, Alabama 35894, Attention: Investor Relations;

•	if you hold your shares in your name as a stockholder of record, by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	if you hold your shares in your name as a stockholder of record, by submitting a later-dated proxy card; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your stock certificates.

Rights of Stockholders Who Object to the Merger

Stockholders of Intergraph are entitled to appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to Intergraph before the vote is taken on the merger agreement and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 59 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Intergraph on behalf of our board of directors. In addition, we have retained Georgeson Inc. to assist in the solicitation. We will pay Georgeson Inc. approximately $15,000 plus out-of-pocket expenses for their assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These individuals will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Intergraph common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify Georgeson Inc. against any losses arising out of that firm’s proxy soliciting services on our behalf.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our by-laws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of Intergraph common stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Georgeson Inc., toll-free at (866) 628-6079 (banks and brokerage firms call collect at (212) 440-9800), or contact Intergraph in writing at our principal executive offices at One Madison Industrial Park, Huntsville, Alabama 35894, Attention: Investor Relations, or by telephone at (256) 730-2720.

THE MERGER

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

Our board of directors periodically reviews and assesses strategic alternatives available to us to enhance stockholder value. In the spring of 2005, Intergraph reorganized its operations from four business units to two, which we refer to as Security, Government & Infrastructure, or SG&I, and Process, Power & Marine, or PP&M, and began to restructure and streamline its global operations. The restructuring actions were expected to be completed by the second quarter of 2006. During the summer and fall of 2005, certain parties expressed potential interest in discussing a potential transaction with Intergraph. None of these progressed beyond the preliminary stage or resulted in any specific proposals. In the fall of 2005, our board of directors considered whether a more formal review of our potential strategic alternatives to enhance stockholder value was appropriate. Following discussion, the board of directors requested our management to invite Goldman Sachs to make a presentation to the board of directors at its next regularly scheduled meeting regarding potential strategic alternatives available to us.

On January 25, 2006, at a regularly scheduled meeting of the board of directors, our management reviewed with the board of directors Intergraph’s results of operations, including an update regarding Intergraph’s organizational realignment and restructuring efforts, Intergraph’s 2006 budget, and our management’s perspective regarding potential strategic alternatives to enhance stockholder value. Representatives of Goldman Sachs were then invited to join the meeting to discuss their preliminary analyses of our potential strategic alternatives. Goldman Sachs reviewed the possibility of pursuing potential strategic alternatives relating to the continuation of Intergraph’s strategic plan and business transformation efforts, a recapitalization (including a potential share repurchase), growth through one or more strategic acquisitions to complement our SG&I and/or PP&M business units, and the potential sale of all or part of Intergraph, and discussed the supporting rationales, merits and challenges associated with each potential alternative. With respect to the sale of Intergraph alternative, Goldman Sachs discussed, and our board of directors considered, several potential processes and their respective benefits and risks, including a targeted competitive process. Goldman Sachs also reviewed the number and identity of parties whom Intergraph might consider including in a targeted competitive process and the expected levels of interest.

A representative of Bass, Berry & Sims PLC, our outside corporate counsel, which we refer to as Bass, Berry & Sims, was also present at this meeting and reviewed the fiduciary duties of directors in the context of considering strategic alternatives relating to Intergraph. After further discussions between members of the board of directors and our management, the board of directors determined that it would explore potential strategic alternatives as discussed at the meeting, including the potential sale of Intergraph through a targeted competitive process, and authorized management to negotiate the retention of Goldman Sachs to assist the board of directors in exploring potential strategic alternatives.

On February 27, 2006, the board of directors met and received an update from our management regarding Intergraph’s exploration of our strategic alternatives. Following this meeting, we executed an engagement letter retaining Goldman Sachs as our financial advisor.

Thereafter, and continuing into April 2006, acting on behalf of Intergraph, Goldman Sachs contacted 11 potential strategic parties to assess their interest in a potential business combination transaction with Intergraph. These potentially interested parties were selected primarily on the basis of their expected financial resources and level of interest in a transaction with Intergraph, including any previous expressions of interest to Intergraph. Given the belief that a strategic transaction was more likely in view of potential synergies, cost savings and other factors, based in part on the advice of Goldman Sachs and concerns regarding confidentiality of the process, the board of directors determined not to contact financial sponsors at this stage of the process. Acting on behalf of Intergraph, Goldman Sachs distributed introductory information materials and a form of confidentiality agreement to prospective strategic parties who expressed interest in Intergraph. We subsequently executed confidentiality agreements with six prospective strategic parties through April 2006. Also, our management, with the assistance of Goldman Sachs, continued to refine their analyses of other potential strategic alternatives.

Between March 15, 2006 and April 12, 2006, nine of the 11 strategic parties contacted by Goldman Sachs declined to proceed further with the process. Several of these parties noted the complexity of Intergraph’s business, tax costs associated with any subsequent disposition of businesses or non-core assets and the relative size of Intergraph’s SG&I and PP&M business units.

At an April 19, 2006 meeting of our board of directors, our board of directors reviewed with our management Intergraph’s recent financial and operational performance, Intergraph’s progress in its organizational realignment and restructuring efforts, and other matters. Thereafter, Goldman Sachs joined the meeting and reviewed for the board of directors the work that our management, with the assistance of its legal and financial advisors, had undertaken in connection with the exploration of our potential strategic alternatives. With respect to the potential sale of Intergraph alternative, representatives of Goldman Sachs updated the board of directors on the contacts made by Goldman Sachs to potential strategic parties, noting that nine of the potential strategic parties stated that they were not interested in exploring further a transaction with Intergraph and that none of the potential strategic parties expressed any meaningful degree of interest in a transaction with Intergraph. Goldman Sachs also discussed a list of financial sponsors that could be asked to bid for Intergraph and assessed their desire and ability to acquire Intergraph, as well as other potential strategic alternatives available to Intergraph. Following a discussion regarding next steps, the independent directors went into executive session, at which time members of our management left the meeting. During the executive session, the independent directors discussed the potential inclusion of financial sponsors in the process, the potential interests of our management in a transaction involving a financial sponsor and the maintenance of the confidentiality of the process. Following discussion, the board of directors approved the inclusion of potentially interested financial sponsors in the process and directed our management and legal and financial advisors to continue to explore potential strategic alternatives available to us. The independent directors also instructed our management not to discuss their personal financial interests in a potential transaction with a financial sponsor without prior board of directors’ approval.

Over the course of the following week, acting on behalf of Intergraph, Goldman Sachs contacted potential financial sponsor acquirors to assess their interest in acquiring Intergraph. Acting on behalf of Intergraph, Goldman Sachs distributed a form of confidentiality agreement to prospective financial sponsors who expressed interest in Intergraph. We subsequently executed confidentiality agreements with nine prospective financial sponsor acquirors, as well as two additional prospective strategic parties who expressed interest in teaming with a financial sponsor, and distributed introductory materials to each such party. On April 24, 2006, the remaining two potential strategic parties contacted earlier in the process informed Goldman Sachs that they would not participate further in the process.

On May 4, 2006, Intergraph received three preliminary indications of interest from financial sponsors or teams, including an indication of interest from Hellman & Friedman LLC and Texas Pacific Group. The Hellman & Friedman LLC/Texas Pacific Group indication of interest included a range of merger consideration of $47 to $52 per share. The other two indications of interest included merger consideration of $50 per share from a financial sponsor we will refer to as Party X, and a range of $49 to $51 per share from a financial sponsor we will refer to as Party Y, respectively. Additionally, two financial sponsors indicated interest in certain of Intergraph’s assets but did not submit an indication of interest regarding Intergraph as a whole.

On May 8, 2006, our board of directors met to receive an update regarding the ongoing exploration of our strategic alternatives. Our management updated the board of directors regarding the process of evaluating our potential strategic alternatives process. Representatives of Goldman Sachs updated the board of directors with respect to the process, including the potential sale of Intergraph process. Goldman Sachs described the three written preliminary non-binding indications of interest in an acquisition of Intergraph from financial sponsors, and stated that one potential strategic party was reconsidering participation in the process. The board of directors discussed next steps in the process, and the independent directors then met in executive session. Following discussion during the executive session, the independent directors resolved to authorize the continuing participants in the sale of Intergraph process to conduct additional due diligence and authorized the continued exploration of our other potential strategic alternatives.

Over the course of May and June 2006, the continuing potential acquirors conducted their due diligence of Intergraph with the assistance of management and our legal and financial advisors. In late May 2006, our management made presentations to each of the continuing potential acquirors.

Our board of directors met on June 13, 2006 to receive an update regarding the ongoing exploration of our strategic alternatives. Representatives of our management reviewed Intergraph’s financial performance and other business matters and provided an update regarding the process of evaluating our potential strategic alternatives. Goldman Sachs reviewed and discussed with the board of directors its ongoing financial analyses of our strategic alternatives. Representatives of Goldman Sachs also reported to the board of directors on the progress of the potential sale of Intergraph process, including the identity of the continuing potential acquirors (none of which were stand-alone strategic parties) and their due diligence efforts. Goldman Sachs also discussed interest expressed in certain of Intergraph’s assets. Party X had expressed an interest in partnering with a strategic party to explore its interest in the potential acquisition of one of Intergraph’s business units, and this strategic party was permitted to enter the process. Following discussion, the independent directors met in executive session. Bass, Berry & Sims reviewed the board of directors’ fiduciary duties, discussed the terms of a draft merger agreement, and responded to questions.

On June 23, 2006, Hellman & Friedman LLC/Texas Pacific Group informed Goldman Sachs that they would not participate further in the process due to valuation concerns as their analysis of their diligence review did not support their initial indicated range of $47 to $52 per share.

On June 26, 2006, Bass, Berry & Sims distributed a draft merger agreement, a draft of which was previously reviewed by the board of directors, to Party X and Party Y. Thereafter, a bid procedures letter was distributed that requested proposals for an acquisition of Intergraph, accompanied by equity and debt financing commitments, sponsor guarantees and comments on the draft merger agreement, be submitted by July 6, 2006. On June 28, 2006, a previously contacted financial sponsor, whom we will refer to as Party Z, submitted a joint indication of interest with a strategic party desiring to enter the process for the entire company at a range of $40 to $43 per share.

On June 30, 2006, the board of directors met to discuss Intergraph’s forecasted results of operations for the second quarter and the status of the process for exploring Intergraph’s potential strategic alternatives. Our management updated the board of directors regarding Intergraph’s results of operations and discussed a potential pre-announcement of better than expected second quarter results. Goldman Sachs updated the board of directors regarding Intergraph’s potential strategic alternatives, including the potential sale process. Goldman Sachs described the three interested participants or groups, which consisted of Party X (interested in the entire company or in partnership with a strategic party with a potential interest in one of Intergraph’s business units), Party Y (interested in purchasing the entire company), and Party Z (teamed with a strategic party desiring to enter the process interested in the entire company). The board of directors discussed these matters and Hellman & Friedman LLC/Texas Pacific Group’s withdrawal from the process. The board of directors and its legal and financial advisors also discussed the timeline for the process.

On July 5, 2006, Party Z increased its indication of interest from a range of $40 to $43 to a range of $43 to $50 per share. Intergraph received no other revised indications of interest or comments regarding the draft merger agreement prior to the July 6, 2006 deadline included in the bid procedures letter, although Party Y submitted a markup of the draft merger agreement the following day and the others indicated their intent not to submit a markup at that time.

At a meeting of our board of directors on July 11, 2006, our management reviewed the draft press release announcing upwardly revised guidance for the second quarter and 2006 with the board of directors and discussed the factors driving Intergraph’s results. Thereafter, our management and Goldman Sachs updated the board of directors regarding the process of evaluating our potential strategic alternatives, including a discussion regarding each of the three continuing participants in the potential sale of Intergraph process. The board of directors also discussed the potential impact of various factors on the process, including fluctuations in

Intergraph’s share price and various market indices, and considered how such matters could affect potential bid levels. The board of directors also reviewed with management their projections for future company performance and the assumptions and factors underlying the projections. Goldman Sachs reviewed potential strategic alternatives and potential valuations relating to each alternative. The alternatives considered included continuing Intergraph’s strategic plan and business transformation efforts as a stand alone public company, returning capital to stockholders, including through a more leveraged capital structure, potential strategic acquisitions to complement Intergraph’s SG&I and/or PP&M business units, and the potential sale of all or part of Intergraph. The independent directors met in executive session with Goldman Sachs and Bass, Berry & Sims and discussed the relative merits and potential risks associated with the various potential alternatives. During the executive session, the board of directors asked questions of Goldman Sachs regarding the process, and Bass, Berry & Sims reviewed the fiduciary duties of directors in the context of considering potential strategic alternatives.

Following the meeting, Intergraph issued a press release announcing upwardly revised expectations for the second quarter and 2006 results of operations. On behalf of Intergraph, Bass, Berry & Sims circulated a revised draft merger agreement responding to comments received during the process. Intergraph received draft equity and debt commitment letters from Party Y. Goldman Sachs informed participants that second round indications of interest were due July 17, 2006. As of that date, of the three remaining participants, Party Z indicated that it valued Intergraph in the mid-$30s per share (down from a previously indicated range of $43 to $50 per share) and declined to submit a revised indication of interest. The two remaining participants did not submit an indication of interest by July 17, 2006.

The board of directors met on the evening of July 17, 2006 to receive an update regarding Intergraph’s potential strategic alternatives, including the potential sale process. Goldman Sachs updated the board of directors regarding each of the three participants in the potential sale process and informed the board of directors that no written indications of interest had been received. Goldman Sachs also discussed that Party Z had orally indicated its valuation in the mid-$30s per share and stated its intention not to submit a bid.

On July 18, 2006, the board of directors met to receive an update regarding the process of evaluating our potential strategic alternatives. Goldman Sachs informed the board of directors that no written indications of interest had been received. Party X had indicated that it continued to evaluate the business, but that it was unlikely to submit an indication of interest at its previously communicated level of $50 per share. Goldman Sachs also informed the board of directors that the other remaining participant, Party Y, orally indicated that it intended to submit an indication of interest, but that it would be conditioned upon Intergraph’s acquisition of an unaffiliated strategic company due to Party Y’s concerns regarding the size of Intergraph’s business units. The board of directors discussed the potential sale process, as well as potential business combination discussions with the referenced strategic party. The independent directors met in executive session with Goldman Sachs and Bass, Berry & Sims to discuss the proposed next steps. Following discussion during the executive session, the independent directors approved preliminary acquisition discussions with the referenced strategic party which, ultimately, did not progress due to valuation concerns.

On July 19, 2006, the board of directors met to review the status of the potential sale of Intergraph process and other potential strategic alternatives. Our management and Goldman Sachs reviewed the feedback received from the participants in the potential sale process, other potential strategic alternatives and a planned meeting of the board of directors on July 26, 2006 to review further Intergraph’s potential strategic alternatives. The independent directors met in executive session with Goldman Sachs and Bass, Berry & Sims to discuss the status of the strategic alternatives process and next steps, including parties that should be contacted. Bass, Berry & Sims again reviewed the board of directors’ fiduciary duties in the context of considering potential strategic alternatives. Later that day, one of the two remaining participants, Party Y, submitted a written indication of interest reflecting a range from $41 to $44 per share (down from $49 to $51 per share), but it was conditioned upon the participant’s concurrent acquisition of the referenced strategic party. On July 19, 2006, Goldman Sachs, on behalf of Intergraph, subsequently contacted Hellman & Friedman LLC/Texas Pacific Group and a strategic party to inquire about their respective interest in re-entering the process. Hellman & Friedman LLC subsequently orally indicated to Goldman Sachs that their preliminary valuation of Intergraph reflected a range of $41 to $43 per share and that they were willing to re-enter the process if their expenses of doing so were reimbursed by us in certain circumstances.

On July 25, 2006, Party X submitted a revised indication of interest reflecting a range of $40 to $42.50 per share (down from previously indicated merger consideration of $50 per share).

On July 26, 2006, our management reviewed with the board of directors Intergraph’s results of operations for the second quarter, expectations for the third quarter and 2006, and other matters affecting Intergraph. Our management also updated the board of directors regarding its analyses of the potential sale process and other potential strategic alternatives. Thereafter, Goldman Sachs joined the meeting to review potential strategic alternatives and to update the board of directors on the potential sale process, including the indication of interest received the day before from Party X, and its contacts with Hellman & Friedman LLC/Texas Pacific Group and a strategic party regarding their willingness to re-enter the potential sale process. Goldman Sachs also reviewed its analyses of Intergraph’s potential strategic alternatives, including continuing Intergraph’s strategic plan and business transformation efforts, revising Intergraph’s capital structure through a recapitalization (including a potential share repurchase), pursuing a strategic acquisition to complement Intergraph’s SG&I or PP&M business units, respectively, divesting one or more of Intergraph’s businesses and/or non-core assets, and the potential sale of Intergraph. Following the Goldman Sachs presentation and discussion, the independent directors met in executive session with Goldman Sachs and Bass, Berry & Sims to discuss further potential strategic alternatives and the values potentially attributable to each of the alternatives discussed. The independent directors reached a consensus that, at that time, the potential sale process, if available on terms and conditions acceptable to the board of directors, was the best alternative reasonably available to Intergraph and its stockholders. Thereafter, Goldman Sachs was excused from the meeting and Bass, Berry & Sims reviewed the board of directors’ fiduciary duties. The independent directors also agreed to the request of Hellman & Friedman LLC/Texas Pacific Group for reimbursement of their due diligence expenses under certain circumstances should Hellman & Friedman LLC/Texas Pacific Group re-enter the process. On July 26, 2006, Hellman & Friedman LLC/Texas Pacific Group submitted a written indication of interest reflecting a range of $41 to $43 per share and agreeing to re-enter the process, subject to our agreement to reimburse up to $3 million of their due diligence expenses if we entered into an agreement on or prior to August 31, 2006 providing for a sale or other business combination with another party and certain other conditions were satisfied. We agreed in writing to the expense reimbursement provision the following day. A draft merger agreement was provided to Hellman & Friedman LLC/Texas Pacific Group on August 1, 2006.

From July 27, 2006 through August 28, 2006, the remaining participants continued to conduct their due diligence and to meet with our management. On August 7, 2006, the strategic party contacted by Goldman Sachs on July 19, 2006 regarding its interest in re-entering Intergraph’s sale process advised that it would not be participating in the process due to the complexity of Intergraph’s business. Also, on that date, JMI Equity was permitted to enter the process with Hellman & Friedman LLC/Texas Pacific Group. In mid-August, Party Y indicated that it was no longer interested in pursuing a transaction with Intergraph. Party X and Hellman & Friedman LLC/Texas Pacific Group submitted their comments to the draft merger agreement on August 18 and August 21, 2006, respectively. During the week of August 21, 2006, Party X and Hellman & Friedman LLC/Texas Pacific Group described to Mr. Wise, Mr. French and a representative from Goldman Sachs its plans for Intergraph and typical compensation philosophy.

On August 25, 2006, the board of directors met to receive an update regarding the process for exploring strategic alternatives. Following an update from our management, Goldman Sachs reviewed the potential sale process, including the background, level of activity, proposed structure and valuation indicated by Hellman & Friedman LLC/Texas Pacific Group and the other continuing financial sponsor participant, Party X. Representatives of Bass, Berry & Sims reviewed with the board of directors the legal terms of the two proposals, including terms relating to the conditionality of each of the acquiror groups’ obligation to consummate the merger. The proposal by Party X required Intergraph to engage in pre-closing restructuring activities to facilitate the operation and separate financing of two separate businesses by Party X immediately following the consummation of the transaction and provided that Intergraph could not require the transaction to close for a period of five months following the execution of the merger agreement, primarily in order to coordinate the restructuring with the closing. The board considered the potential operational and financing risk associated with the pre-closing restructuring activities necessary to facilitate Party X’s proposal, terms relating to the conditionality and timing of Party X’s obligation to consummate the merger, and other factors. Goldman Sachs also updated the board of directors regarding the interest expressed orally by a strategic party that had previously participated in the process with a financial sponsor, Party Z, to consider the acquisition of certain of Intergraph’s assets. The strategic party orally advised Goldman Sachs earlier in the day that it intended to submit a proposal no later than August 29, 2006, setting forth a proposal to acquire Intergraph, a timeline for completion and related financing. The board of directors discussed the strategic party’s relationship with and likely interest in Intergraph, the potential benefits and risks associated with pursuing the proposal, the likely delay to the process associated with pursuing the proposal and its potential impact on Intergraph’s ability to pursue successfully a transaction with either of the two remaining financial sponsor participants. The board of directors also discussed the interest of both financial sponsor participants in retaining management. Mr. Wise confirmed that there had been no discussions between management and either financial sponsor participant regarding individual compensation or retention terms and discussed management’s willingness generally to work with either participant following the consummation of a transaction. Thereafter, the board of directors reviewed the timeline for next steps in the sale process and the independent directors met in executive session with Goldman Sachs and Bass, Berry & Sims. In executive session, the independent directors discussed the terms of the draft contracts and matters relating to management’s potential interests in a transaction with an acquiring financial sponsor.

From August 26, 2006 through August 29, 2006, on behalf of Intergraph, Bass, Berry & Sims negotiated with respective counsels to the two potential financial sponsor acquirors to narrow the outstanding legal issues. On the evening of August 29, 2006, Hellman & Friedman LLC/Texas Pacific Group and Party X submitted their respective proposals for the acquisition of Intergraph, together with debt and equity financing commitments, sponsor guarantees and comments on the draft merger agreement. Intergraph also received a written indication of interest subject to various conditions from the strategic party referenced in the immediately preceding paragraph.

Our board of directors met on August 30, 2006 to consider the proposals submitted by the two continuing financial sponsor participants and the indication of interest from the referenced strategic party. Representatives of Goldman Sachs reviewed and discussed with the board of directors the terms of the strategic party’s proposal. The strategic party indicated merger consideration of $41 per share, subject to various conditions including due diligence. The board of directors also considered that this indication of interest was not supported by committed financing and the timeline for its execution was delayed compared to the other two proposals. Goldman Sachs also discussed the financial terms of the acquisition proposals made by Hellman & Friedman LLC/Texas Pacific Group and Party X, including the amount of the proposed equity and debt financing and the resulting transaction leverage. The board of directors also considered the pre-closing restructuring activities that were required to facilitate Party X’s proposal, but were not required by the Hellman & Friedman LLC/Texas Pacific Group proposal. Hellman & Friedman LLC/Texas Pacific Group offered merger consideration of $43.50 per share, while Party X offered merger consideration of $41 per share. Representatives of Bass, Berry & Sims reviewed with the board of directors the legal terms of each of these proposals, including terms relating to the conditionality of the potential acquiror’s obligation to consummate the merger, the expected timing of their closing and the remedies available to each party for a breach of the merger agreement. Following discussion, the independent directors met in executive session with Bass, Berry & Sims and Goldman Sachs. During the executive session, the independent directors discussed the bids and related contract provisions. The independent directors unanimously agreed that Intergraph, with the assistance of its legal and financial advisors, should continue the sale of Intergraph process and seek the best available terms and conditions for the board of directors to consider. The directors agreed that Intergraph should focus its efforts on Hellman & Friedman LLC/Texas Pacific Group. The independent directors also discussed our management’s potential interest in a transaction with a financial sponsor and discussed the benefits and risks with various approaches. Following discussion, the independent directors approved Mr. Wise’s request that Intergraph pay the expense of a single law firm to represent our senior management regarding potential employment by a financial sponsor following a transaction.

After the August 30, 2006 board of directors meeting, Goldman Sachs, on behalf of Intergraph, communicated to each of the potential financial sponsor acquiror groups that our board of directors was seeking improved terms and requested that each participant deliver its final and best proposal prior to a board of directors meeting scheduled for the morning of August 31, 2006. Bass, Berry & Sims held discussions and negotiated terms of the merger agreement and other acquisition documents with counsel for each of the potential financial sponsor acquirors. Following discussions with Goldman Sachs, Party X increased its offered merger consideration to $42.50 per share and then to $43.50 per share. Hellman & Friedman LLC/Texas Pacific Group increased its offered merger consideration to $43.80 per share. Thereafter, Party X made its final bid and increased the merger consideration offered to $44 per share, which bid, pursuant to its terms, expired at 10:00 p.m., New York City time, on August 31, 2006. On the morning of August 31, 2006, before the meeting of our board of directors discussed below, Hellman & Friedman LLC/Texas Pacific Group orally informed Goldman Sachs that they were increasing their proposal to $44 per share, which was confirmed in writing that morning as their final proposal. This proposal indicated by its terms that it would expire at 4:30 p.m., New York City time, on August 31, 2006.

On the morning of August 31, 2006, our board of directors met to discuss our strategic alternatives and the proposals submitted by the potential financial sponsor acquirors. Representatives of Bass, Berry & Sims again discussed with the board of directors the fiduciary duties of directors in connection with evaluating strategic alternatives, including extraordinary transactions such as the proposed merger. Mr. Wise provided a summary of the process and bids received from the participants since the August 30, 2006 board of directors meeting. Mr. Wise reviewed the board of directors’ prior consideration of other strategic alternatives, updated the board of directors regarding Intergraph’s expected results of operations and confirmed that executive management was not aware of any material subsequent changes relevant to the board of directors’ consideration of Intergraph’s other strategic alternatives. Representatives of Goldman Sachs reported to the board of directors regarding the negotiations that took place with Hellman & Friedman LLC/Texas Pacific Group since the board of directors’ meeting on August 30, 2006. Goldman Sachs reviewed the financial and other terms of the Hellman & Friedman LLC/Texas Pacific Group proposal and responded to questions. Representatives of Bass, Berry & Sims then reviewed with the board of directors the legal terms of the Hellman & Friedman LLC/Texas Pacific Group proposal and responded to questions from the board of directors regarding the legal terms of the offer. Thereafter, representatives of Goldman Sachs reported to the board of directors regarding the negotiations that took place with Party X since the board of directors’ meeting on August 30, 2006. Goldman Sachs reviewed the financial and other terms of its proposal and responded to questions. Representatives of Bass, Berry & Sims then reviewed with the board of directors the legal terms of its proposal and responded to questions from the board of directors regarding the legal terms of the offer. Following discussion, the board of directors requested that Goldman Sachs render an opinion as to whether the financial consideration to be received by our stockholders in the proposed merger with entities sponsored by Hellman & Friedman LLC/Texas Pacific Group was fair from a financial point of view to our stockholders. Goldman Sachs delivered to the board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion dated August 31, 2006, that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the $44 per share in cash to be received by the holders of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinions, is attached as Annex B to this proxy statement.

Following this discussion, notwithstanding that Mr. Wise had confirmed that neither he nor other members of management had any agreement or understanding with either potential acquiror group, the independent directors met separately in executive session with Bass, Berry & Sims and Goldman Sachs to discuss the strategic alternatives available to Intergraph wherein the directors reached a consensus that the sale of Intergraph was the best alternative reasonably available to Intergraph and its stockholders and that the Hellman & Friedman LLC/Texas Pacific Group proposal was advisable and in the best interests of Intergraph and its stockholders. Following the executive session of the independent directors, the full board of directors reconvened, and Mr. Wise expressed management’s view regarding the Hellman & Friedman LLC/Texas Pacific Group proposal.

Bass, Berry & Sims reviewed the terms of the proposed resolutions relating to the proposed merger and responded to questions. Thereafter, the independent members of our board of directors unanimously approved the merger agreement with entities sponsored by Hellman & Friedman LLC/Texas Pacific Group, the merger and the other transactions contemplated by the merger agreement, authorized Intergraph to enter into the merger agreement and resolved to recommend that our stockholders vote to adopt the merger agreement. Mr. Wise abstained from the vote due to his potential continuing interest in the surviving corporation.

The merger agreement was executed by Intergraph, Cobalt Holding, and Cobalt Merger Corp. on August 31, 2006 after the close of trading on the NASDAQ. Intergraph, Hellman & Friedman LLC and Texas Pacific Group then issued a joint press release announcing the merger.

Reasons for the Merger; Recommendation of Our Board of Directors

In reaching its decision to approve the merger agreement and to recommend that our stockholders adopt the merger agreement, our board of directors consulted with management, Goldman Sachs and Intergraph’s outside legal counsel. Our board of directors considered a number of factors, including, without limitation, the following potentially positive factors in support of the merger:

•	the current and historical market prices of the Intergraph common stock, and the fact that the $44.00 per share to be paid for each share of Intergraph common stock pursuant to the merger represents a premium of 22% to the average closing price for the 20 trading days ended August 30, 2006, the last trading day before Intergraph announced the execution of the merger agreement;

•	its belief that the merger was more favorable to our stockholders than any other alternative reasonably available to Intergraph and our stockholders. The board of directors considered possible alternatives to the sale of Intergraph, including continuing to operate Intergraph on a stand-alone basis (including the execution risks related to achieving our strategic plan), pursuing potential acquisitions, engaging in a recapitalization (including additional share repurchases) or divesting a division or other significant assets, and the risks and uncertain returns associated with the alternatives, each of which the board of directors determined not to pursue when compared to the opportunity of our stockholders to realize the merger consideration in cash for their investment in connection with the merger;

•	the sale process conducted by Intergraph, with the assistance of Goldman Sachs and our legal advisors over a period of seven months, which involved engaging in discussions with approximately 31 parties to determine their potential interest in a business combination transaction with Intergraph, entering into confidentiality agreements with 18 parties and the receipt of two definitive proposals to acquire Intergraph; in addition, Intergraph received two non-binding indications of interest that were subject to conditionality and at no greater value per share than the definitive proposals;

•	the final price proposed by the sponsor group equaled the highest price that Intergraph had received for the acquisition of Intergraph, and the belief by our board of directors, after consultation with its advisors, that the non-financial terms of the merger agreement and the transaction proposed by Hellman & Friedman LLC/Texas Pacific Group were, in the aggregate, more favorable to Intergraph than the non-financial terms of the proposal by the other financial sponsor, including as to execution risk, timing, and conditionality;

•	the presentation of Goldman Sachs and its opinion, dated August 31, 2006, to the board of directors of Intergraph, to the effect that, as of August 31, 2006 and based upon and subject to the factors and assumptions set forth in the opinion, the $44.00 per share in cash to be received by the holders of shares of Intergraph common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders (see “The Merger — Opinion of Goldman, Sachs & Co.” and Annex B to this proxy statement);

•	the terms of the merger agreement, including without limitation:

•	the limited number and nature of the conditions to the obligations of Cobalt Holding and Merger Sub to consummate the merger and the limited risk of non-satisfaction of the conditions, including that for purposes of the merger agreement a “material adverse effect” on Intergraph does not include events, circumstances, developments or changes resulting from the numerous circumstances or events described under “The Merger Agreement — Representations and Warranties;”

•	the ability of our board of directors, under certain circumstances, to change its recommendation that our stockholders vote in favor of the adoption of the merger agreement;

•	the provisions of the merger agreement that allow us, under certain circumstances, to furnish information to and conduct negotiations with respect to proposals by third parties;

•	the ability of our board of directors, under certain circumstances and upon the payment to Cobalt Holdings of a termination fee of $33.14 million, to terminate the merger agreement to accept a financially superior proposal;

•	the conclusion of the board of directors that both the $33.14 million termination fee (and the circumstances when the fee is payable) and the requirement to reimburse Cobalt Holding for certain expenses, up to a limit of $7 million and without duplication of the termination fee, in the event that the merger agreement is terminated because our stockholders fail to adopt the merger agreement or as a result of a breach of the merger agreement by us, were reasonable in light of the benefits of the merger, the sale process conducted by Intergraph, with the assistance of Goldman Sachs, and in the context of termination fees that were payable in other comparable transactions;

•	the absence of a financing condition to the consummation of the merger and the obligation of Cobalt Holding to pay Intergraph a $53.02 million termination fee, without the need to prove damages, if Cobalt Holding and Merger Sub fail to effect the closing because of a failure to receive the proceeds of one or more of the debt financings contemplated by the debt financing commitments and all other conditions to closing are met; and

•	our ability to seek up to an aggregate of $99.42 million in damages from Cobalt Holding and Merger Sub in certain circumstances in which Cobalt Holding or Merger Sub willfully and materially breach the merger agreement;

•	the favorable debt commitment letter obtained by Cobalt Holding, including the absence of “market outs” and Cobalt Holding’s obligation to use reasonable best efforts to arrange and consummate the debt financing; and

•	the availability of appraisal rights to holders of our common stock who comply with all of the required procedures under Delaware law, which allows the holders to seek appraisal of the fair value of their shares (see “Appraisal Rights” and Annex C).

The board of directors also considered and balanced against the potentially positive factors the following potentially negative factors concerning the merger:

•	the risk that the merger might not be completed, including the risk that the merger will not occur if the financing contemplated by the debt commitment letter is not obtained;

•	the fact that our stockholders will not participate in any future earnings or growth of Intergraph and will not benefit from any future appreciation in value of Intergraph;

•	the actual and potential interests of Intergraph’s executive officers and directors in the merger (see “The Merger — Interests of Intergraph’s Directors and Executive Officers in the Merger”);

•	the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding other proposals and the requirement that Intergraph pay Cobalt Holding a $33.14 million termination fee in order for the board of directors to accept a superior proposal;

•	the requirement that we reimburse Cobalt Holding for up to $7 million of its expenses incurred in connection with the proposed merger if the merger agreement is terminated under certain circumstances;

•	the merger consideration consists of cash, and gains will therefore be taxable to our stockholders for U.S. federal income tax purposes;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and

•	the possibility of employee disruption associated with the merger.

During its consideration of the transaction with Cobalt Holding and Merger Sub described above, our board of directors was also aware that some of our directors and executive officers may have interests in the merger that may be different than or in addition to those of our stockholders generally, described under “The Merger — Interests of Directors and Executive Officers in the Merger.”

After taking into account all of the factors set forth above, as well as others, the board of directors, with Mr. Wise abstaining due to his potential continuing interest in the surviving corporation (since Cobalt Holding has indicated that it anticipates that Mr. Wise will continue as chief executive officer of the surviving corporation after the merger (see “The Merger — Interests of Intergraph’s Directors and Executive Officers in the Merger”)), determined that the potentially positive factors outweighed the potentially negative factors and that the merger agreement and the merger are advisable and fair and in the best interests of Intergraph and our stockholders. The independent members of the board of directors have unanimously approved the merger agreement and the merger and recommend that Intergraph’s stockholders vote “FOR” the adoption of the merger agreement at the special meeting.

This discussion of the information and factors considered and given weight by our board of directors is not intended to be exhaustive but is believed to address the material information and factors considered by our board of directors. In view of the number and variety of these factors, our board of directors did not find it practicable to make specific assessments of, or otherwise assign relative weights to, the specific factors and analyses considered in reaching its determination. The determination to approve the merger agreement and the transactions contemplated thereby, including the merger, was made after consideration of all of the factors and analyses as a whole. In addition, individual members of our board of directors may have given different weights to different factors.

Opinion of Goldman, Sachs & Co.

Goldman Sachs rendered its opinion to Intergraph’s board of directors that, as of August 31, 2006 and based upon and subject to the factors and assumptions set forth therein, the $44.00 per share in cash to be received by the holders of shares of Intergraph common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated August 31, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of Intergraph’s board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of Intergraph common stock should vote with respect to the transaction.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Intergraph for the five fiscal years ended December 31, 2005;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Intergraph;

•	certain other communications from Intergraph to Intergraph’s stockholders;

•	the summary appraisal reports with respect to certain properties owned by Intergraph (collectively, the “Real Estate Appraisals”); and

•	certain internal financial analyses and forecasts for Intergraph prepared by its management.

Goldman Sachs also held discussions with members of the senior management of Intergraph regarding their assessment of the past and current business operations, financial condition and future prospects of Intergraph. In addition, Goldman Sachs reviewed the reported price and trading activity for Intergraph common stock, compared certain financial and stock market information for Intergraph with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the software, defense and government information technology industries specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, the opinion stated that Goldman Sachs assumed with the consent of the board that the internal financial analyses and forecasts for Intergraph prepared by the management of Intergraph were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Intergraph. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Intergraph or any of its subsidiaries and, except for the Real Estate Appraisals, Goldman Sachs was not furnished with any evaluation or appraisal of the assets or liabilities of Intergraph or any of its subsidiaries. Goldman Sachs’ opinion does not address the underlying business decision of Intergraph to engage in the transaction or the relative merits of the transaction as compared to any alternative transaction that might be available to Intergraph. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date thereof.

The following is a summary of the material financial analyses delivered by Goldman Sachs to Intergraph’s board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 30, 2006 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis.  Goldman Sachs reviewed the historical trading prices and volumes for Intergraph common stock for the three-year period ended August 30, 2006. In addition, Goldman Sachs analyzed the consideration to be received by holders of Intergraph common stock pursuant to the merger agreement in relation to various market prices of the Intergraph common stock as more fully set forth below.

This analysis indicated that the price per share to be paid to Intergraph stockholders pursuant to the merger agreement represented:

•	a premium of 18.0% based on the August 30, 2006 market price of $37.30 per share;

•	a premium of 43.7% based on the July 11, 2006 market price of $30.62 per share prior to disclosure by Intergraph upwardly revising second quarter guidance later that day;

•	a premium of 20.8% based on the one-week average market price as of August 30, 2006 of $36.42 per share;

•	a premium of 22.7% based on the four-week average market price as of August 30, 2006 of $35.86 per share;

•	a premium of 29.3% based on the three-month average market price as of August 30, 2006 of $34.03 per share;

•	a premium of 16.7% based on the six-month average market price as of August 30, 2006 of $37.71 per share;

•	a premium of 6.0% based on the one-year average market price as of August 30, 2006 of $41.52 per share;

•	a discount of 14.5% based on the 52-week high market price as of August 30, 2006 of $51.47 per share; and

•	a premium of 45.5% based on the 52-week low market price as of August 30, 2006 of $30.25 per share.

Selected Companies Analysis.  Goldman Sachs reviewed and compared certain financial information for Intergraph to corresponding financial information, ratios and public market multiples for the following comparable companies in the security, government & infrastructure and the power, process & marine design software industries:

Security, Government & Infrastructure (SG&I)

•	Verint Systems Inc.

•	CACI International, Inc.

•	ManTech International Corporation

•	SRA International, Inc.

•	NICE-Systems Ltd.

Process, Power & Marine (PP&M)

•	Autodesk, Inc.

•	Aspen Technology, Inc.

•	Dassault Systemes

•	Mentor Graphics Corp.

Although none of the selected companies is directly comparable to Intergraph, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Intergraph.

Goldman Sachs also calculated and compared various financial multiples and ratios. The multiples and ratios of Intergraph were based on information provided by Intergraph’s management and obtained from Wall Street research and excluded restructuring charges and after-tax intellectual property litigation income. The multiples and ratios for each of the selected companies were based on information obtained from International Brokers’ Estimate System, or IBES, estimates. With respect to the selected companies, Goldman Sachs calculated:

•	estimated price to earnings multiples for 2006 and 2007; and

•	estimated price to earnings growth (“PEG”) ratios for 2006 and 2007.

The results of these analyses are summarized as follows:

	2006E P/E		2007E P/E		2006E PEG		2007E PEG
	Multiple		Multiple		Ratio		Ratio

SG&I Comparables
SG&I Company Comparable Range	18.5x - 25.8	x	16.6x - 21.4	x	1.1x -1.9	x	0.9x - 1.7x
SG&I Median	23.6	x	19.4	x	1.3	x	1.2x
PP&M Comparables
PP&M Comparable Company Range	21.0x - 30.8	x	17.3x - 24.0	x	1.0x -3.6	x	0.8x - 2.8x
PP&M Median	24.0	x	20.2	x	1.3	x	1.2x

For Intergraph, Goldman Sachs calculated estimated price to earnings multiples and PEG ratios for each of Intergraph’s market price as of August 30, 2006 and the $44.00 merger consideration. The results of these analyses are summarized as follows:

	2006E P/E		2007E P/E		2006E PEG		2007E PEG
	Multiple		Multiple		Ratio		Ratio

Intergraph at:
$44.00 Bid Price	29.3	x	24.1	x	2.0	x	1.6x
$37.30 Market Price	24.8	x	20.4	x	1.7	x	1.4x

Goldman Sachs considered for each of the selected companies and Intergraph at the market price as of August 30, 2006 and at the $44.00 merger consideration, estimated multiples for each of sales, earnings before interest, taxes, depreciation and amortization (“EBITDA”) and price to earnings for 2006 and 2007. The results of these analyses are summarized as follows:

	2006E Sales		2007E Sales		2006E EBITDA		2007E EBITDA		2006E P/E		2007E P/E
	Multiple		Multiple		Multiple		Multiple		Multiple		Multiple

SG&I Comparables
SG&I Comparable Company Range	0.9x - 2.4	x	08.x - 2.0	x	9.9x -14.7	x	8.8x - 12.1	x	18.5x - 25.8	x	16.6x - 21.4x
SG&I Comparable Company Median	1.2	x	1.1	x	11.5	x	9.8	x	23.6	x	19.4x
PP&M Comparables
PP&M Comparable Company Range	2.1x - 4.5	x	2.0x - 3.9	x	14.1x -17.8	x	12.1x - 14.5	x	21.0x - 30.8	x	17.3x - 24.0x
PP&M Comparable Company Median	3.9	x	3.5	x	15.8	x	13.3	x	24.0	x	20.2x
Intergraph at $44.00 Merger Consideration	1.8	x	1.6	x	12.2	x	11.0	x	29.3	x	24.1x
Intergraph at $37.30 Market Price as of August 30, 2006	1.4	x	1.3	x	9.9	x	8.9	x	24.8	x	20.4x

Discounted Cash Flow Analysis.  Goldman Sachs performed an illustrative discounted cash flow analysis on Intergraph using the June 30, 2006 balance sheet and Intergraph’s management forecasts. Goldman Sachs calculated indications of net present value of unlevered free cash flows for Intergraph for the years 2006 through 2010 using discount rates ranging from 12.0% to 14.0%. Goldman Sachs calculated illustrative terminal values in the year 2010 based on perpetuity growth rates ranging from 3.50% to 5.50%. These illustrative terminal values were then added to the present value of future cash flows, net cash and the assumed value of non-core assets to derive illustrative implied enterprise values at the same perpetuity growth rates of 3.50% to 5.50%. The illustrative enterprise values were discounted to calculate implied indications of present values using discount rates ranging from 12.0% to 14.0%. Goldman Sachs calculated implied prices per share of the Intergraph common stock using Intergraph management’s forecasts and illustrative enterprise value indications and assuming 29.4 million basic shares of Intergraph common stock outstanding and dilution from the exercise of 1.1 million in-the-money options with a weighted-average strike price of $15.82. The implied per share value indications for Intergraph ranged from $34.05 to $45.19 per share.

Sum of the Parts Analysis.  Goldman Sachs performed an illustrative sum of the parts analysis on Intergraph by analyzing separate parts of its operations and its non-core assets. For each of Intergraph’s PP&M operations, SG&I operations, and non-core assets, Goldman Sachs calculated low, mid and high implied enterprise values based on management’s 2006 estimated EBITDA before restructuring charges. Implied equity value was calculated by adding the implied enterprise values for PP&M, SG&I and the non-core assets along with excess net cash (assuming $50 million operating cash required for each of PP&M and SG&I). Goldman Sachs then derived low, mid and high implied equity values per share (assuming 29.4 million basic shares of Intergraph common stock outstanding and dilution from the exercise of 1.1 million in-the-money options with a weighted-average strike price of $15.82). Goldman Sachs also calculated the implied equity values assuming the sale of each of these parts in taxable transactions.

The following table presents the results of this analysis:

	Implied Valuation at			Implied Valuation at June 30, 2006 Assuming Parts Sold in
	June 30, 2006*			Taxable Transactions
	Low	Mid	High	Low	Mid	High

Implied Equity Per Share	$36.66	$42.40	$47.74	$27.75	$31.56	$35.37
Premium to $37.30 Share Price as of August 30, 2006	(1.7)%	13.4%	28.5%	(26.0)%	(15.6)%	(5.2)%

*	Implied valuation calculation discounted non-core assets, except Bentley Systems, Inc., back to June 30, 2006 at 14.8% cost of equity.

Leveraged Buyout Analysis.  Goldman Sachs performed an illustrative leveraged buyout analysis using Intergraph’s management forecasts before restructuring charges and assumed annual cost savings estimated by management associated with the transition to private company status. Goldman Sachs assumed, for purposes of this analysis, a purchase price of $44.00 per share and base leverage of 6.0x management’s estimated 2006 EBITDA. Goldman Sachs also assumed a range of estimated EBITDA exit multiples of 9.0x to 11.0x for the assumed exit year of 2011, which reflect illustrative implied prices at which a hypothetical financial buyer might sell Intergraph. This analysis resulted in illustrative equity returns to a hypothetical financial buyer ranging from 20.6% to 26.3%.

Using the same forecasts, Goldman Sachs also performed a sensitivity analysis on the illustrative leveraged buyout analysis. Goldman Sachs performed its sensitivity analysis on the illustrative buyout analysis assuming an exit year of 2011, and leverage multiples of 6.0x to 7.0x based on management’s estimated 2006 EBITDA. Based on the 6.0x to 7.0x range of leverage levels derived from 2006 estimated EBITDA multiples and a range of 2011 EBITDA exit multiples of 9.0x to 11.0x, the sensitivity analysis indicated illustrative equity returns to a hypothetical financial buyer ranging from 20.6% to 29.7% based on the acquisition price of $44.00 per share of Intergraph common stock.

Present Value of Future Stock Price.  Goldman Sachs analyzed the present value of hypothetical future stock prices of Intergraph common stock based on management’s internal forecasts. Goldman Sachs derived an implied enterprise value for Intergraph by combining pro forma equity market capitalization with estimated net debt for each of the years 2006 to 2010. Goldman Sachs calculated the present value of the implied share prices using the implied enterprise value and assuming 29.4 million basic shares of Intergraph common stock outstanding and dilution from the exercise of 1.1 million in-the-money options with a weighted-average strike price of $15.82. Goldman Sachs then calculated an implied future share price for years 2006 through 2010 based on price to earnings multiples ranging from 21.0x to 23.0x. Goldman Sachs discounted the implied future share prices to reflect total returns by assumed costs of equity ranging from 13.8% to 15.8%.

The following table presents the results of this analysis based on each year’s EBITDA as estimated by management:

	2006E	2007E	2008E	2009E	2010E

Present Value Range of Future Share Prices	$35.44 - $38.82	$38.97 - $43.43	$38.41 -$43.56	$37.78 - $43.60	$36.89 - $43.32

Selected Transactions Analysis.  Goldman Sachs analyzed certain information relating to the following selected transactions, among others, in the software industry over $300 million since January 1, 2004 and the defense and government information technology industry since January 1, 2000 (in each case the acquirer is listed first and the target is listed second):

Software Industry

•	IBM/Internet Security Systems Inc.

•	IBM/FileNet Corp.

•	IBM/MRO Software Inc.

•	Infor Global Solutions AG/SSA Global Technologies, Inc.

•	AttachmateWRQ/NetIQ Corporation

•	Silver Lake Partners/SERENA Software, Inc.

•	Golden Gate Capital/GEAC Computer Corporation, Ltd.

•	The Carlyle Group/SS&C Technologies, Inc.

•	Investor Group/SunGard Data Systems

•	Symantec Corporation/VERITAS Software Corp.

Defense and Government Information Technology Industry

•	Investor Group/West Corp.

•	West Group/Intrado Inc.

•	General Dynamics Corporation/Anteon International Corp.

•	L-3 Communications Holding, Inc./Titan Corporation

•	BAE Systems North America/United Defense Industries, Inc.

•	BAE Systems North America Inc/DigitalNet Holdings, Inc.

•	General Dynamics Corporation/Veridian Corporation

For each of the selected transactions, Goldman Sachs analyzed the premia of the transaction price to the target’s average trading price over the average one-week and four-week periods prior to announcement of the transaction.

The following table presents the results of this analysis:

	One-Week Average	Four-Week Average

Software Industry Premium Range	1.4% - 25.7%	10.3% - 37.3%
Defense and Government Information Technology Premium Range	3.2% - 33.2%	11.0% - 43.1%

Goldman Sachs also analyzed the multiples of enterprise value to EBITDA for the latest 12 months of financial information available for the following transactions:

Software Industry

•	IBM Corp/FileNet Corp.

•	IBM/MRO Software Inc.

•	Infor Global Solutions AG/SSA Global Technologies, Inc.

•	Golden Gate Capital/GEAC Computer Corporation, Ltd.

•	The Carlyle Group/SS&C Technologies Inc

•	Investor Group/SunGard Data Systems

•	Symantec Corporation/VERITAS Software Corp.

Defense and Government Information Technology Industry

•	Investor Group/West Corp.

•	West Corp/Intrado Inc.

•	L-3 Communications Holding, Inc./Titan Corporation

•	BAE Systems North America/United Defense Industries, Inc.

•	BAE Systems North America Inc/DigitalNet Holdings, Inc.

•	General Dynamics Corporation/Veridian Corporation

Goldman Sachs noted an enterprise value/last 12-month EBITDA multiple range of 8.2x to 19.7x for the software industry transactions and a multiple range of 10.1x to 18.8x for the defense and government information technology industry transactions.

Goldman Sachs analyzed certain information relating to the following selected financial sponsor transactions in the technology industry since January 1, 2005 with deal values above $500 million:

•	Infor Global Solutions AG/SSA Global Technologies, Inc.

•	AttachmateWRQ/NetIQ Corporation

•	Silver Lake Partners/SERENA Software, Inc.

•	Golden Gate Capital/GEAC Computer Corporation, Ltd.

•	The Carlyle Group/SS&C Technologies Inc

•	Investor Group/SunGard Data Systems

•	Golden Gate/Aspect Communications Corp

For each of the selected transactions, Goldman Sachs analyzed the premia of the transaction price to the target’s average trading price over the four-week period prior to announcement of the transaction and multiples of enterprise value to EBITDA for the latest 12 months of financial information available. Goldman Sachs noted a range in premia from 10.3% to 37.3% and a range in multiples from 9.5x to 14.7x.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Intergraph or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to Intergraph’s board of directors as to the fairness from a financial point of view of the $44.00 per share in cash to be received by the holders of shares of Intergraph common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Intergraph, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted.

The merger consideration was determined through arm’s-length negotiations between Intergraph and Cobalt Holding Company and was approved by Intergraph’s board of directors. Goldman Sachs provided advice to Intergraph during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Intergraph or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above, Goldman Sachs’ opinion to Intergraph’s board of directors was one of many factors taken into consideration by Intergraph’s board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs acted as financial advisor to Intergraph in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. In addition, Goldman Sachs has provided certain investment banking services to Intergraph from time to time, including having acted as dealer manager of Intergraph’s repurchase of 10,000,000 shares of Intergraph common stock in the fourth quarter of 2003 and as counterparty in connection with Intergraph’s accelerated share repurchases of 3,797,949 shares and 5,407,000 shares of Intergraph common stock in July 2004 and March 2005, respectively. Goldman Sachs has provided, and currently provides, certain investment banking services to each of Cobalt Holding’s financial sponsors and their respective affiliates and portfolio companies, including having acted as financial advisor to Hotwire Inc., a former portfolio company of Texas Pacific Group, in connection with its sale to IAC/Interactive Corp. in July 2004, as a lead manager in connection with a bank loan (aggregate principal amount $160,000,000) for Mitchell International, Inc., a portfolio company of Hellman & Friedman LLC and JMI Equity, in August 2004 and October 2005, as lender in connection with a bank loan (aggregate principal amount $2,000,000,000) for Texas Genco Holdings Inc., a former portfolio company of Texas Pacific Group, in December 2004, as underwriter in connection with a public offering of certain debt securities (aggregate principal amount $3,800,000,000) of Spirit Group Ltd., a former portfolio company of Texas Pacific Group, in December 2004 and as financial advisor to Artisan Partners Limited Partnership, a portfolio company of Hellman & Friedman LLC, in connection with its recapitalization in June 2006. Goldman Sachs may provide investment banking services to Intergraph and its affiliates and each of Cobalt Holding’s financial sponsors and their respective affiliates and portfolio companies in the future. In connection with the above-described investment banking services Goldman Sachs received, and may receive in the future, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide services to Intergraph and its respective affiliates and each of Cobalt Holding’s financial sponsors and their respective affiliates and portfolio companies, actively trade the debt and equity securities (or related derivative securities) of Intergraph and affiliates and portfolio companies of each of Cobalt Holding’s financial sponsors for their own account and for the accounts of their customers and at any time hold long and short positions of these securities. Affiliates of Goldman Sachs have co-invested with affiliates of Texas Pacific Group from time to time and may co-invest with affiliates of each of Cobalt Holding’s financial sponsors in the future, and these affiliates of Goldman Sachs have invested in limited partnership units of affiliates of each of Texas Pacific Group and Hellman & Friedman LLC and may invest in the future in limited partnership units of affiliates of each of Cobalt Holding’s financial sponsors.

The Intergraph board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement, dated February 27, 2006, Intergraph engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Intergraph has agreed to pay Goldman Sachs a transaction fee of 0.85% of the aggregate consideration paid in the transaction, all of which is payable upon consummation of the transaction. In addition, Intergraph has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Consideration

At the effective time of the merger, Merger Sub will be merged with and into Intergraph. In connection with the merger:

•	each share of Intergraph common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in our treasury or owned by Cobalt Holding or Merger Sub or shares as to which a stockholder validly exercises and perfects appraisal rights in compliance with Delaware law) will automatically be cancelled and converted into the right to receive $44.00 in cash, without interest;

•	all unvested stock options will vest and all unexercised options will be cancelled and converted into the right to receive a cash payment equal to the number of outstanding options multiplied by the amount (if any) by which $44.00 exceeds the option exercise price (except with regards to any option as may be otherwise agreed by the holder of the option and Cobalt Holding); and

•	restrictions applicable to all shares of restricted stock and restricted share units will lapse and those shares or units will be cancelled and converted into the right to receive a cash payment equal to the number of outstanding restricted shares multiplied by $44.00 (and, with respect to restricted share units, the value of any deemed dividend equivalents accrued but unpaid with respect to the restricted share units) (except with regards to any restricted stock or restricted stock units as may be otherwise agreed by the holder of the restricted stock or restricted stock unit and Cobalt Holding).

Delisting and Deregistration of Intergraph Common Stock

If the merger is completed, the Intergraph common stock will be delisted from the NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of the Intergraph common stock.

Regulatory Approvals

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until Intergraph and Cobalt Holding each file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. Intergraph and Cobalt Holding each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on September 15, 2006. If Intergraph and Cobalt Holding do not receive a request for additional information, the waiting period will expire at 11:59 p.m. on October 16, 2006, if not terminated earlier. At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division or the FTC could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Intergraph or Cobalt Holding. At any time before or after the consummation of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Intergraph or Cobalt Holding. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

The merger is also subject to the expiration of waiting periods or receipt of clearance opinions in connection with foreign merger control filings in Austria, Germany and Norway, which were filed with the applicable antitrust authorities on September 8, 2006, September 8, 2006 and September 15, 2006, respectively.

While there can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds, Intergraph believes that the merger can be effected in compliance with federal, state and foreign antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

Financing of the Merger

In connection with the merger, Cobalt Holding will cause $1,325.6 million to be paid out to our stockholders and holders of other equity interests in Intergraph, with the remaining funds to be used to pay customary fees and expenses in connection with the proposed merger, the financing arrangements and the related transactions. These payments are expected to be funded by a combination of the following:

•	an aggregate of $441.1 million in equity contributions by affiliates of Hellman & Friedman LLC, Texas Pacific Group and JMI Equity;

•	new senior secured credit facilities in the amount of $464.5 million, comprised of a $389.5 million senior secured term loan facility and a $75.0 million senior secured revolving credit facility (not all of which is expected to be drawn at the closing);

•	$276.5 million aggregate principal amount of senior subordinated notes or, alternatively, a senior subordinated bridge loan facility in the amount of $276.5 million;

•	a new $60.0 million senior secured payment-in-kind (PIK) loan facility; and

•	cash and cash equivalents held by Intergraph and our subsidiaries at closing.

Equity Financing

Cobalt Holding has received an equity commitment letter from private equity funds affiliated with Hellman & Friedman LLC, Texas Pacific Group and JMI Equity, pursuant to which the funds have committed to contribute an aggregate of $441.0 million in cash to Cobalt Holding in connection with the proposed merger. The parties to the commitment letters have the right to assign all of their committed amounts to affiliated funds. However, any assignment of a commitment to any other party requires the prior written consent of the Hellman & Friedman LLC and Texas Pacific Group and, in the event assignment could delay or impede closing or would cause a breach of a representation in the merger agreement regarding foreign ownership interests in Cobalt Holding, also requires the prior written consent of Cobalt Holding. The obligation to fund these equity commitments is subject to the satisfaction or waiver by Cobalt Holding (in the manner agreed by Hellman & Friedman LLC and Texas Pacific Group) of the conditions precedent to Cobalt Holding’s and Merger Sub’s obligation to complete the merger.

Debt Financing

Debt Commitment Letter

Cobalt Holding has received a fully executed debt commitment letter, dated as of August 31, 2006, from Morgan Stanley & Co. Incorporated (“MS&Co”), Morgan Stanley Senior Funding, Inc. (“MSSF”), Wachovia Bank, National Association (“Wachovia Bank”), Wachovia Investment Holdings, LLC (“Wachovia Investments”), and Wachovia Capital Markets, LLC (“Wachovia Securities”). Under the debt commitment letter, subject to the conditions set forth in the debt commitment letter:

•	MSSF and Wachovia Bank have each severally, but not jointly, committed to provide (each individually committing to provide 50% of the entire aggregate principal amount) to Cobalt Holding or one of its subsidiaries up to $464.5 million of senior secured credit facilities, comprised of a $389.5 million senior secured term loan facility and a $75.0 million senior secured revolving credit facility (not all of which is expected to be drawn at the closing) for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of Intergraph and our subsidiaries, paying fees and expenses incurred in connection with the merger and the other transactions contemplated thereby, including the financing, providing ongoing working capital and for other general corporate purposes of the surviving corporation and its subsidiaries.

•	MSSF and Wachovia Investments have each severally, but not jointly, committed to provide (each individually committing up to provide 50% of the entire aggregate principal amount) to Cobalt Holding or one or more of its subsidiaries a senior subordinated unsecured bridge facility of up to $276.5 million and a senior secured PIK loan facility of up to $60 million, for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of Intergraph and our subsidiaries and paying fees and expenses incurred in connection with the merger and the other transactions contemplated thereby.

The debt commitments expire on March 31, 2007. The documentation governing the senior secured credit facilities, the bridge loan facility and the PIK loan facility has not been finalized and, accordingly, the actual terms of the facilities may differ from those described in this proxy statement.

Pursuant to the merger agreement, Cobalt Holding is obligated to use its reasonable best efforts to obtain the debt financing set forth in the debt commitment letter at or prior to the closing of the merger. In the event that any portion of the debt financing becomes unavailable on the terms contemplated in the debt commitment letter, Cobalt Holding must use its reasonable best efforts to arrange alternative financing from alternative sources on terms not materially less favorable to Cobalt Holding in the aggregate and in no event less favorable in terms of pricing and economic terms (as determined in the good faith reasonable judgment of Cobalt Holding), as promptly as practicable but no later than the last day of the “marketing period,” as defined in the merger agreement (see “The Merger Agreement — Marketing Period”).

Conditions Precedent to the Debt Commitments

The availability of the senior secured credit facilities, the bridge loan facility and the PIK loan facility is subject to, among other things, there not having occurred since December 31, 2005 any change or condition that would constitute a “Company Material Adverse Effect” as defined in the merger agreement (see “The Merger Agreement — Representations and Warranties”); the accuracy in all material respects at the closing date of specified representations of Intergraph in the merger agreement; consummation of the merger in accordance with the merger agreement (and no provision being waived or amended in a manner materially adverse to the lenders without the consent of MS&Co and Wachovia Securities); the negotiation, execution and delivery of definitive documentation; the delivery of audited, unaudited and pro forma financial statements; with respect to the PIK loan facility, the contribution of the assets that will secure the PIK loan facility to a newly formed subsidiary of ours that will be a borrower under the PIK loan facility; and, with respect to the bridge loan facility, a 15 day minimum marketing period after receipt of a customary offering document to market a senior subordinated notes offering.

Guarantees; Remedies

In connection with the merger agreement, affiliated funds of each of Hellman & Friedman LLC, Texas Pacific Group and JMI Equity have agreed to guarantee the due and punctual performance and discharge of certain of the payment obligations of Cobalt Holding and Merger Sub under the merger agreement (including payment of the $53,020,000 Cobalt Holding termination fee), up to a maximum amount equal to their respective pro rata share of $99,420,000 (calculated according to the applicable fund’s equity commitment to Cobalt Holding). If the Cobalt Holding termination fee is paid, and Cobalt Holding and Merger Sub are not otherwise in willful material breach of the merger agreement (other than a breach arising from the failure by Cobalt Holding to obtain the debt financing), then Intergraph’s termination of the merger agreement and receipt of payment of the $53,020,000 Cobalt Holding termination fee shall be the sole and exclusive remedy against Cobalt Holding, Merger Sub, Hellman & Friedman LLC, Texas Pacific Group and JMI Equity and any of their respective representatives, affiliates, directors, officers, employees, partners, managers, members, or stockholders or any loss or damage suffered as a result of the breach of the merger agreement or any representation, warranty, covenant or agreement contained therein by Cobalt Holding or Merger Sub or the failure of the merger to be consummated. The merger agreement also provides that Intergraph shall not be entitled to an injunction or injunctions to prevent breaches of the merger agreement by Cobalt Holding or Merger Sub or to enforce specifically the terms and provisions of the merger agreement, and that our remedies are limited to the payment obligations of Cobalt Holding described in more detail below under “The Merger Agreement — Termination Fees.” Each guarantee will remain in full force and effect until the earlier of:

•	the effective time of the merger,

•	the termination of the merger agreement under certain circumstances in which Cobalt Holding and Merger Sub would not be obligated to pay the termination fee and

•	the first anniversary of the date of the termination of the guarantee if the merger agreement is terminated under circumstances giving rise to a payment obligation of Cobalt Holdings or Merger Sub, if Intergraph has not made a claim under the guarantee related to that obligation prior to the one year anniversary date.

Interests of Intergraph’s Directors and Executive Officers in the Merger

In considering the recommendations of the board of directors, Intergraph’s stockholders should be aware that certain of Intergraph’s directors and executive officers have interests in the transaction that may be different from, and/or in addition to, the interests of Intergraph’s stockholders generally. Our board of directors was aware of these potential conflicts of interest in reaching their decisions to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement. Except as set forth below, our directors and officers have, to our knowledge, no material interest that differs from your interests generally.

Treatment of Equity Awards

Upon the consummation of the merger, all of our equity compensation awards (including our awards held by directors and executive officers) will be subject, except as otherwise agreed by a holder or participant and Cobalt Holding, to the treatment described under “The Merger Agreement — Treatment of Options and Other Awards.” All of the related cash payments will be subject to applicable withholding taxes.

The table below sets forth, as of September 12, 2006, for each of our directors and executive officers (before any deduction for applicable withholding taxes): the aggregate number of stock options held by each director and executive officer, including those that will vest upon the consummation of the merger; the cash payment that will be made in respect of the foregoing stock options upon the consummation of the merger (based on the weighted average exercise price of the options); the aggregate number of restricted shares and restricted share units held by each director and executive officer that have restrictions that will lapse upon consummation of the merger; and the aggregate cash payment that will be made in respect of the foregoing restricted shares and restricted share units upon the consummation of the merger.

			Restricted Shares and
	Stock Options		Restricted Share Units
		Cash		Cash
Name	Number	Payment	Number	Payment

Directors
Sidney L. McDonald	10,500	$336,240	2,300	$101,200
R. Halsey Wise(1)	150,000	$3,315,000	135,000	$5,940,000
Michael D. Bills	3,000	$60,390	4,918	$216,392
Richard W. Cardin	4,500	$108,540	2,300	$101,200
Linda L. Green	6,000	$164,940	2,300	$101,200
Lawrence R. Greenwood	7,500	$231,333	2,300	$101,200
Thomas J. Lee	10,500	$336,240	2,300	$101,200
Kevin M. Twomey	—	—	2,300	$101,200
Executive Officers
R. Reid French, Jr.	75,000	$1,471,500	52,750	$2,321,000
Larry J. Laster	74,000	$2,517,500	27,250	$1,199,000
David Vance Lucas	45,000	$1,299,600	20,250	$891,000
Gerhard Sallinger	20,500	$624,675	30,750	$1,353,000
Benedict A. Eazzetta	22,500	$645,150	27,750	$1,221,000
Anthony Colaluca, Jr.	—	—	30,000	$1,320,000
Larry T. Miles	—	—	13,000	$572,000

(1)	Mr. Wise also serves as the President and Chief Executive Officer of Intergraph.

Change in Control Severance and Retention Arrangements

We have entered into employment contracts with Mr. Wise, Mr. French, and Mr. Colaluca with the following change in control provisions, which may or will be triggered following the completion of the merger, as applicable:

•	All stock options will immediately vest and all restrictions relating to restricted stock awards will automatically lapse.

•	If Mr. Wise is terminated “without cause” or resigns for “good reason” (which includes, among other things, a material reduction in his position, authority, duties or responsibilities and a reduction in his base salary or target bonus) following the merger, he is entitled to payments of 250% of his then-current base salary, 250% of his then-current target bonus and standard health insurance benefits for two years. In addition, Mr. Wise will be indemnified by Intergraph for any excise tax due under Section 4999 of the Internal Revenue Code, which we refer to as the Code, of an amount sufficient to place Mr. Wise in the same after-tax position as he would have been had no excise tax been imposed upon or paid by him.

•	Mr. French will be entitled to a “stay bonus” whereby he will receive an amount equal to one (1) times his then-current annual base salary for the year in which the merger occurs, as well as an amount equal to one half of his then-current target bonus for that year, provided that he remains employed by Intergraph for six months following the completion of the merger. If his employment is terminated following the completion of the merger, but prior to the date that is six months following the completion of the merger, Mr. French will receive a pro rata potion of the stay bonus; provided, however, so long as his date of termination occurs more than five business days after the completion of the merger the pro rata portion will not be less than 1/3 of the stay bonus.

•	If Mr. French or Mr. Colaluca resigns for “good reason” (which includes, among other things, a resignation of Mr. Wise for “good reason” or a termination of Mr. Wise “without cause”) following the merger, each will be paid accrued base salary through the date of termination plus a separation payment of one (1) times his then-current annual base salary and any other unpaid benefits to which he is otherwise entitled. In addition, each will receive fully paid-up medical, dental and prescription drug health insurance benefits for one year.

The following table shows the amount of potential cash severance payable to each of Messrs. Wise, French and Colaluca based on compensation and benefit levels in effect on September 12, 2006, and assuming the merger is completed on December 31, 2006, and the executive’s employment terminates effective December 31, 2006 under circumstances that entitle him to the maximum potential severance payment immediately thereafter. The table also shows the estimated value of continuing insurance benefits. No excise tax is currently expected to be due under Section 4999 of the Internal Revenue Code in respect of these severance and benefit payments.

	Amount of	Estimated Value of
Name	Potential Severance	Insurance Benefits

R. Halsey Wise	$3,000,000	$24,000
R. Reid French, Jr.(1)	$700,000	$12,000
Anthony Colaluca, Jr.	$568,750	$12,000

(1)	In addition, to the extent Mr. French’s employment continues for six months following the merger, he will be entitled to an additional bonus of $550,000, for a total maximum stay bonus of $1,250,000, subject to proration as described above.

New Management Arrangements

As of the date of this proxy statement, no member of our management has entered into any amendments or modifications to existing employment agreements with us in connection with the merger. Cobalt Holdings has informed us that it currently intends to retain members of our existing management team with the surviving corporation after the merger is completed, and that it anticipates that R. Halsey Wise, our chief executive officer, will continue as chief executive officer of the surviving corporation. Mr. Wise and other members of management currently are engaged in discussions with representatives of Cobalt Holding regarding revised terms of employment that would become effective at or after the closing of the merger. In addition to revised terms of employment, Cobalt Holdings has informed us that they may offer Mr. Wise and other members of management the opportunity to convert a portion of their current equity interests in Intergraph into, or otherwise invest in, equity in the surviving corporation, and that they also intend to set up equity-based incentive compensation plans for management of the surviving corporation. As of the date of this proxy statement, neither Mr. Wise nor any other member of our management has entered into any agreement, arrangement or understanding with Cobalt Holding, Merger Sub or their affiliates (including Hellman & Friedman LLC, Texas Pacific Group and JMI Equity) regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation. Although we believe members of our management team are likely to enter into new arrangements with Cobalt Holding, Merger Sub or their affiliates regarding employment with, and the right to purchase or participate in the equity of, the surviving corporation, these matters are subject to further negotiations and discussion and no terms or conditions have been finalized. The new arrangements are currently expected to be entered into at or prior to the completion of the merger. In addition, it is possible that one or more of our executive officers could be invited to join the board of directors of the surviving corporation and/or Cobalt Holding following the merger. The board of directors (without Mr. Wise’s participation), in recognizing that management would require legal counsel in connection with discussions and negotiations with representatives of Cobalt Holding relating to management’s retention, had previously authorized reimbursement of management’s reasonable out-of-pocket legal expenses in connection with these negotiations.

Benefit Arrangements with Surviving Corporation

The commitments by Cobalt Holding with respect to benefit arrangements are described below under “The Merger Agreement — Employee Benefits.”

Indemnification and Insurance

See “The Merger Agreement — Indemnification and Insurance.”

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following is a summary of certain material U.S. federal income tax consequences of the merger to holders of Intergraph common stock whose shares of Intergraph common stock are converted into the right to receive cash pursuant to the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. person” to mean a beneficial owner of shares of Intergraph common stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. person.

For U.S. federal income tax purposes, if a partnership holds Intergraph common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership holding Intergraph common stock should consult its own tax advisor.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. It applies only to holders that are beneficial owners who hold shares of Intergraph common stock as capital assets, and may not apply to shares of Intergraph common stock received in connection with the exercise of employee stock options or otherwise as compensation, holders who hold an equity interest, directly or indirectly, in Cobalt Holding or the surviving corporation after the merger, or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar, or holders who hold Intergraph common stock as part of a hedge, straddle or a constructive sale or conversion transaction). This discussion does not address the receipt of cash in connection with the cancellation of shares of restricted stock, restricted share units or options to purchase shares of Intergraph common stock, or any other matters relating to equity compensation or benefit plans.

U.S. Holders

The exchange of shares of Intergraph common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Intergraph common stock are converted into the right to receive cash pursuant to the merger (including pursuant to the exercise of appraisal rights) will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received in exchange for the shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in the shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). The gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for the shares is more than 12 months at the time of the consummation of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup withholding of tax may apply to cash payments to which a non-corporate U.S. holder is entitled under the merger agreement, unless the holder or other payee provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other stockholders), certifies that the number is correct, and otherwise complies with the backup withholding rules. Each U.S. holder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash received pursuant to the merger will also be subject to information reporting under certain circumstances unless an exemption applies.

Non-U.S. Holders

Any gain realized on the receipt of cash pursuant to the merger (or pursuant to the exercise of appraisal rights) by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	Intergraph is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of Intergraph’s common stock at any time during the five years preceding the merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Intergraph believes that it is not and has not been a “United States real property holding corporation” for U.S. federal income tax purposes.

Information reporting and, depending on the circumstances, backup withholding will apply to the cash received pursuant to the merger (or pursuant to the exercise of appraisal rights), unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code) or such owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each holder should consult the holder’s tax advisor regarding the applicability of the rules discussed above to the holder and the particular tax effects to the stockholder of the merger in light of the holder’s particular circumstances, including the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of restricted shares, restricted share units or options to purchase shares of Intergraph common stock, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Certain Relationships Between Cobalt Holding and Intergraph

There are no material relationships between Cobalt Holding and Merger Sub or any of their respective affiliates, on the one hand, and Intergraph or any of our affiliates, on the other hand, other than in respect of the merger agreement.

Litigation Related to the Merger

We are aware of two asserted class action lawsuits related to the proposed merger filed against us. The case, Emil R. Rossi, Individually and on behalf of all others similarly situated v. Sidney L. McDonald, R. Halsey Wise, Thomas J. Lee, Lawrence R. Greenwood, Linda L. Greene, Richard W. Cardin, Michael D. Bills, Kevin M. Twomey and Intergraph Corporation was filed on September 5, 2006 in the Chancery Court for the State of Delaware in and for New Castle County (C.A. No 2398-N). The complaint alleges, among other things, that the individual defendants (officers and directors of Intergraph) approved an acquisition for a sales price that is unfair to stockholders and below the inherent value of Intergraph. Among other things, the complaint alleges that the defendants have failed to maximize stockholder value by failing to become familiar with other offers or consider other potential purchasers of Intergraph. The complaint further alleges that the defendants aided and abetted each other in a common plan and scheme in disregard of their fiduciary duties. Among other things, the complaint seeks a declaration that the defendants have breached their fiduciary duty, an injunction to prevent the closing of the proposed merger, rescission of the proposed merger if it is consummated, compensatory damages with prejudgment interest, and costs and attorneys’ fees. We believe this lawsuit is without merit and plan to defend it vigorously.

Shalom Rechdiener, on behalf of himself and all others similarly situated v. Sidney L. McDonald, R. Halsey Wise, Thomas J. Lee, Lawrence R. Greenwood, Linda L. Greene, Richard W. Cardin, Michael D. Bills, Kevin M. Twomey, Intergraph Corporation, Hellman & Friedman LLC, Texas Pacific Group and JMI Equity was filed on September 18, 2006 in the Chancery Court for the State of Delaware in and for New Castle County (C.A. No. 2426-N). The complaint alleges, among other things, that the individual defendants (officers and directors of Intergraph) breached their fiduciary duties by failing to conduct a bona fide market check or auction of Intergraph. Among other things, the complaint alleges that the amount offered in the merger agreement is grossly inadequate and has been timed to take advantage of Intergraph’s low stock price. The complaint further alleges that the investor group defendants (Hellman & Friedman LLC, Texas Pacific Group, and JMI Equity) have knowingly aided and abetted the individual defendants’ alleged breaches of fiduciary duties. Among other things, the complaint seeks an order requiring the individual defendants to carry out their fiduciary duties and the defendants, jointly and severally, to account for all damages suffered or to be suffered in connection with the proposed merger, a declaration that the individual defendants have violated their fiduciary duties, and costs and attorneys’ fees. We believe this lawsuit is also without merit and plan to defend it vigorously. Additional lawsuits pertaining to the proposed merger could be filed in the future.

Amendment to Rights Agreement

Immediately prior to the execution of the merger agreement, the Amended and Restated Rights Agreement, dated March 5, 2002, between Intergraph and Computershare Investor Services, LLC, which we refer to as the Rights Agreement, was amended to render the stockholder rights inapplicable to both the merger agreement and the consummation of transactions contemplated under the merger agreement.

Fees and Expenses of the Merger

We estimate that we will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial, legal, accounting and tax advisory fees, SEC filing fees and other related charges, totaling approximately $      million. This amount includes the following estimated fees and expenses:

Amount to
Description	be Paid

SEC filing fee	$141,866
Printing, proxy solicitation and mailing expenses
Financial, legal, accounting and tax advisory fees and expenses
Miscellaneous expenses

Total	$

THE MERGER AGREEMENT

(PROPOSAL NO. 1)

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” below.

The Merger

The merger agreement provides for the merger of Merger Sub with and into Intergraph upon the terms, and subject to the conditions, of the merger agreement. The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger). We expect to complete the merger as promptly as practicable after meeting the conditions precedent to the merger, including that our stockholders adopt the merger agreement and, if necessary, the expiration of the marketing period, as described below.

As the surviving corporation, Intergraph will continue to exist following the merger. Upon consummation of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation and the officers of Intergraph will be the initial officers of the surviving corporation. All officers of the surviving corporation will hold their positions until their successors are duly elected and qualified or until the earlier of their resignation or removal.

Intergraph or Cobalt Holding may terminate the merger agreement prior to the consummation of the merger in some circumstances, whether before or after the approval of the merger agreement by stockholders. Additional details on termination of the merger agreement are described in “— Termination of the Merger Agreement.”

Merger Consideration

Each share of Intergraph common stock issued and outstanding immediately before the merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $44.00 in cash, without interest and less any applicable withholding taxes, other than:

•	Shares held in treasury or owned by Cobalt Holding or Merger Sub immediately prior to the merger that will be cancelled;

•	Shares held by subsidiaries of Cobalt Holding or Intergraph, which will remain outstanding after consummation of the merger; and

•	Shares held by holders who have properly demanded and perfected their appraisal rights.

After the merger is effective, each holder of a certificate representing shares of Intergraph common stock (other than shares for which appraisal rights have been properly demanded and perfected) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. — See “Appraisal Rights.”

Treatment of Options and Other Awards

Upon the consummation of the merger, except as otherwise agreed by the holder and Cobalt Holding, all outstanding options to acquire Intergraph common stock under our equity incentive plans will become fully vested and immediately exercisable, and each option not exercised prior to the merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Intergraph common stock underlying the option multiplied by the amount by which $44.00 exceeds the exercise price for each share of Intergraph common stock underlying the option, without interest and less any applicable withholding taxes. Additionally, except as otherwise agreed by the holder and Cobalt Holding, restrictions applicable to all shares of restricted stock and restricted share units will, in connection with the merger, lapse and those shares or units will be cancelled and converted into the right to receive a cash payment equal to the number of outstanding restricted shares or the number of shares of Intergraph common stock previously subject to the restricted share units, respectively, multiplied by $44.00 (together, with respect to restricted share units, the value of any deemed dividend equivalents accrued but unpaid with respect to the restricted share units), without interest and less any applicable withholding taxes.

The effect of the merger upon our employee stock purchase plan and certain other employee benefit plans is described below under “— Employee Benefits.”

Payment for the Shares

Before the merger, Cobalt Holding will designate a paying agent reasonably acceptable to us to make payment of the merger consideration as described above. At or prior to the effective time of the merger, Cobalt Holding will deposit, or cause to be deposited, in trust with the paying agent the funds appropriate to pay the merger consideration to the applicable stockholders.

Upon the consummation of the merger and the settlement of any transfers that occurred prior to the effective time, we will close our stock ledger. After that time, there will be no further transfer of shares of Intergraph common stock.

As soon as reasonably practicable after the consummation of the merger, the surviving corporation will send, or cause the paying agent to send, you a form of letter of transmittal and instructions advising you how to surrender your stock certificates in exchange for the merger consideration. The paying agent will pay you your merger consideration after you have (1) surrendered your stock certificates to the paying agent and (2) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within one year following the effective time of the merger, the cash will be returned to the surviving corporation upon demand subject to any applicable unclaimed property laws. Any unclaimed amounts remaining immediately prior to when the amounts would escheat to or become property of any governmental authority will be returned to the surviving corporation free and clear of any prior claims or interest thereto.

If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to Cobalt Holding’s satisfaction that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the surviving corporation, post a bond in an amount that the surviving corporation reasonably directs as indemnity against any claim that may be made against it in respect of the certificate.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Cobalt Holding and Merger Sub and representations and warranties made by Cobalt Holding and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms (including exceptions described in the confidential disclosure schedules to the merger agreement). Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

In the merger agreement, Intergraph, Cobalt Holding and Merger Sub each made representations and warranties relating to, among other things:

•	corporate organization and existence;

•	corporate power and authority to enter into and perform its obligations under, and enforceability of, the merger agreement;

•	required regulatory filings and consents and approvals of governmental entities;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws and judgments;

•	litigation;

•	broker’s fees; and

•	information supplied for inclusion in this proxy statement.

In the merger agreement, Cobalt Holding and Merger Sub also each made representations and warranties relating to the availability of the funds necessary to perform its obligations under the merger agreement, guarantees, and the operations of Cobalt Holding and Merger Sub.

Intergraph also made representations and warranties relating to, among other things:

•	capital structure;

•	subsidiaries;

•	documents filed with the SEC;

•	undisclosed liabilities;

•	absence of certain changes or events since December 31, 2005;

•	compliance with applicable laws;

•	contracts and other agreements;

•	intellectual property and software matters;

•	real property matters;

•	insurance matters;

•	tax matters;

•	compliance with the Employee Retirement Income Securities Act of 1974, as amended, and other employee benefit matters;

•	labor and employee matters;

•	environmental matters;

•	the absence of any breach of organizational documents, contracts and applicable laws as a result of the execution, delivery and performance of the merger agreement;

•	board of directors approval of the merger agreement and the transactions contemplated thereby, including the merger, and board of directors recommendation to our stockholders to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger;

•	state takeover statutes and our rights plan;

•	the required vote of our stockholders in connection with the merger agreement;

•	the receipt of a fairness opinion from our financial advisor; and

•	affiliate transactions.

Many of Intergraph’s representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect” on Intergraph, which we refer to in the merger agreement as a Company Material Adverse Effect, is defined to mean:

•	any event, circumstance, development, change or effect that is, individually or in the aggregate, materially adverse to the business, assets, condition (financial or otherwise) or results of operations of Intergraph and our subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, development, change or effect resulting from or arising out of any of the following shall constitute, a “material adverse effect” on Intergraph:

•	the announcement of the execution of the merger agreement or the pendency of consummation of the merger;

•	changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries in which Intergraph and our subsidiaries conduct their business (including, without limitation, the applicable software, design and spatial industries), so long as the conditions do not adversely affect Intergraph or our subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate;

•	any change in general budget or appropriations policies of any governmental entities (as opposed to individual procurement decisions) or any applicable law, rule or regulation or generally accepted accounting principles or interpretation thereof after the date of the merger agreement, so long as the changes do not adversely affect Intergraph or our subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate;

•	any failure by Intergraph to meet any published estimates of revenues, earnings or other financial projections (it being understood, however, that any events, changes or developments causing or contributing to the failures may, except as provided in any of the other provisions of this definition of material adverse effect, be deemed to constitute or be taken into account in determining whether a material adverse effect has occurred);

•	any outbreak or escalation of war of hostilities, any occurrence or threats of terrorist acts or any armed hostilities associated therewith and any national or international calamity, disaster or emergency or any escalation thereof, so long as the conditions do not adversely affect Intergraph or our subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate;

•	a decline in the price, or a change in the trading volume, of the Intergraph common stock on the NASDAQ) (it being understood, however, that any events, changes or developments causing or contributing to the decline or change may, except as provided in any of the other provisions of this definition of material adverse effect, be taken into account in determining whether a material adverse effect has occurred); and

•	taking any action outside of the ordinary course of business required by the merger agreement, or taking or not taking any actions outside ordinary course of business at the written request of, or with the written consent of, Cobalt Holding; and

•	an effect that prevents our ability to consummate the transactions contemplated by the merger agreement in accordance with the dates specified in the merger agreement.

Conduct of Business Pending the Merger

We have agreed in the merger agreement that, until the consummation of the merger (or the termination of the merger agreement), except as expressly contemplated by the merger agreement or consented to in writing by Cobalt Holding (which consent shall not be unreasonably withheld or delayed) or required by applicable law, we and each of our subsidiaries will:

•	conduct our business in the ordinary course;

•	use reasonable best efforts to, on a basis consistent with past practices:

•	preserve intact our business organizations, keeping available the services of our current officers, employees and consultants, and preserve our relationships with customers, suppliers, and others having significant business relations with us;

•	advertise, promote, and market Intergraph’s products;

•	keep our material properties substantially intact, preserve our goodwill and business, and maintain all physical properties in good repair and condition;

•	perform and comply in all material respects with the terms of our contracts; and

•	maintain, and comply in all material respects with, all governmental approvals or requirements necessary for the operation of Intergraph’s business;

•	use reasonable best efforts to keep in effect material insurance policies in coverage amounts substantially similar to those in effect as of the date of the merger agreement; and

•	use reasonable best efforts to take, and to cause our subsidiaries to use reasonable best efforts to take, all action reasonably requested by Cobalt Holding in order to cause all, or the portion as Cobalt Holding shall request, of Intergraph’s and our subsidiaries’ unrestricted cash equivalents (excluding, for avoidance of doubt, any cash equivalents which cannot be distributed, contributed or otherwise delivered to Intergraph in accordance with applicable laws, including those relating to solvency, adequate surplus and similar capital adequacy tests) to be liquidated and converted into cash of Intergraph that is available to Intergraph at the effective time of the merger to pay as part of the merger consideration.

We have also agreed that, until the consummation of the merger, except as expressly contemplated or permitted by the merger agreement or consented to in writing by Cobalt Holding (which consent shall not be unreasonably withheld or delayed), we will not, and will not permit any of our subsidiaries to:

•	incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse or otherwise become payable for any indebtedness, in an aggregate amount in excess of $3,000,000, other than intercompany transactions and certain performance bonds and letters of credit;

•	change the compensation payable to any executive officer, officer, employee, agent or consultant or enter into or amend any employment, change in control, bonus, severance, termination, retention or other agreement or arrangement with any officer, employee, agent or consultant of Intergraph or our subsidiaries, or adopt, establish, enter into, amend or terminate, or increase the benefits (including fringe benefits), severance or termination pay under, any employee benefit plan or agreement or otherwise, or otherwise grant any severance or termination pay to any of the foregoing, except as required by law or in accordance with existing agreements and in the case of annual increases in salary and wages for employees (other than executive officers), in the ordinary course of business consistent with past practice; make any loans or advances to any of our directors, officers or employees, agents or consultants, other than advancements of business expenses in the ordinary course in accordance with Intergraph’s existing policies, or make any material change in our existing borrowing or lending arrangements for or on behalf of any persons pursuant to a plan or otherwise; subject to certain exceptions for newly hired employees (other than executive officers) and for employees (other than executive officers) in the context of promotions based on job performance or workplace requirements;

•	split, combine or reclassify any of our capital stock or make any change in the number of shares of our capital stock authorized, issued or outstanding (other than through the exercise of Intergraph options outstanding as of the date of the merger agreement or repurchases or cancellation of restricted shares in accordance with the terms of the applicable award agreements or similar arrangements to satisfy withholding obligations upon the vesting of restricted shares or the exercise of Intergraph options) or grant, sell or otherwise issue or authorize the issuance of any share of capital stock, any other voting security or any security convertible into, or any option, warrant or other right to purchase (including any equity-based award), or convert any obligation (other than restricted share units outstanding as of the date of the merger agreement) into, shares of our capital stock or any other voting security, declare, set aside, make or pay any dividend or other distribution with respect to any shares of our capital stock, sell, encumber or transfer any shares of our capital stock, or acquire, redeem or otherwise repurchase any shares of our capital stock or any rights, warrants or options to purchase any of our capital stock, or any securities convertible into or exchangeable for any shares, or amend or alter in any respect, or grant any waiver or exception under, the Rights Agreement;

•	amend, or otherwise alter or modify in any respect, the certificate of incorporation or by-laws of Intergraph or any material Intergraph subsidiary in a manner adverse to Cobalt Holding;

•	acquire or license (including by merger, consolidation or acquisition of stock or assets or any other business combination), or enter into any binding memorandum of understanding, letter of intent or other agreement, arrangement or understanding to acquire or license all or substantially all the assets equity interests of any corporation, partnership, other business or any division, except that Intergraph can engage in one (and only one) such acquisition having a transaction price less than $3,000,000 or, in the case of licenses, in the ordinary course of business consistent with past practice;

•	sell or transfer or mortgage, pledge, lease, license, terminate any lease or license, or otherwise dispose of or encumber any tangible or intangible asset or related assets (including capital stock or other equity interests) with a value in excess of $1,000,000 individually or $3,000,000 in the aggregate, other than sales and non-exclusive licenses of products and services of Intergraph and our subsidiaries in the ordinary course of business consistent with past practice;

•	enter into any material contract that terminates, provides a right to terminate, is modified or results in any payment or penalty as a result of the completion of the merger;

•	enter into any contract that is material to Intergraph and our subsidiaries, taken as a whole, other than in the ordinary course of business on terms consistent with past practice; or voluntarily terminate or modify in any material respect any contract of the type specified other than modifications in the ordinary course of business consistent with past practice;

•	authorize any single capital expenditure or purchase of assets, or a series of related expenditures or purchases, in excess of $2,000,000;

•	except as may be required as a result of a change in law or GAAP (or any interpretation thereof), change any of the accounting practices or principles used by us or our material subsidiaries;

•	write up, write down or write off the book value of any assets of Intergraph and material Intergraph subsidiaries, other than in the ordinary course of business and consistent with past practice or as may be required by GAAP or the Financial Accounting Standards Board;

•	other than in connection with the settlement of certain intellectual property disputes, settle or compromise any pending or threatened suit, action or claim which:

•	is material to Intergraph and our subsidiaries taken as a whole;

•	requires payment to or by Intergraph or any of our subsidiaries (exclusive of attorneys’ fees, including success fees) in excess of $1,000,000;

•	relates to the transactions contemplated by the merger agreement;

•	involves material restrictions on the business activities of Intergraph or any of our subsidiaries or other equitable remedies that materially adversely affect the business activities of Intergraph or any of our subsidiaries; or

•	would involve the issuance of Intergraph securities;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, or recapitalization of Intergraph or any of our subsidiaries (other than the merger agreement);

•	except as required by law, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of Intergraph or any of our subsidiaries, pay any discretionary bonuses to any employee of Intergraph or any of our subsidiaries, except for the exercise of discretionary elements under compensation, employment or other benefit plans or arrangements existing as of the date of the merger agreement, or change in any material respect the manner in which contributions to any plan or arrangement are made or the basis on which contributions are determined;

•	except in each case as required by applicable law or treasury regulation, make, revoke or change any material tax election, file any amended tax return with respect to any material tax, settle or compromise any material federal, state, local or foreign tax liability, surrender any right to claim a material tax refund, waive any statute of limitations in respect of a material amount of taxes, agree to an extension of time with respect to an assessment or deficiency for a material amount of taxes or change any annual tax accounting period;

•	except as requested by Cobalt Holding, fail to manage and retain cash and cash equivalents and investments in marketable securities in a manner substantially consistent with past practice and in their current jurisdiction and substantially in conformity with the reasonable instructions of Cobalt Holding or intentionally fail to manage accounts payable or accounts receivable in a manner substantially consistent with past practice;

•	take any action that is intended to materially impair, materially delay or prevent Cobalt Holding’s obtaining of financing contemplated by the debt financing commitments; or

•	authorize, commit or obligate itself to do any of the above actions.

Notwithstanding the foregoing, nothing contained in the merger agreement shall give Cobalt Holding, directly or indirectly, the right to control or direct the Intergraph’s or Intergraph’s subsidiaries’ operations prior to the effective time of the merger; prior to the effective time of the merger, each of Intergraph and Cobalt Holding shall exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its and its subsidiaries’ respective operations; and no consent of Cobalt Holding shall be required with respect to any matter set forth above or elsewhere in the merger agreement to the extent the requirement of such consent would, upon advice of counsel, violate applicable antitrust law.

Efforts to Complete the Merger

Upon the terms and subject to the conditions set forth in the merger agreement, each of the parties to the merger agreement has agreed to use its reasonable efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, the merger, including the taking of all acts necessary to satisfy the conditions necessary for the completion of the merger; the obtaining of all necessary actions or non-actions, expirations of all necessary waiting periods, waivers, consents, clearances, approvals, orders and authorizations from governmental entities and any other third parties; the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the merger; and the execution or delivery of any additional instruments necessary to consummate the merger.

Cobalt Holding has agreed to use its reasonable best efforts to arrange the debt financing to fund the proposed merger and related transactions contemplated by the debt financing commitments executed in connection with the merger agreement and to cause its financing sources to fund the financing required to consummate the proposed merger. Intergraph has agreed to cooperate in connection with the financing. See “The Merger — Financing of the Merger” for a description of the financing arranged by Cobalt Holding to fund the proposed merger and related transactions.

In the event any portion of the debt financing becomes unavailable, Cobalt Holding has also agreed to use its reasonable best efforts to arrange to obtain alternative financing on terms and conditions not materially less favorable to Cobalt Holding in the aggregate and in no event less favorable as to pricing and economic terms (as determined in Cobalt Holding’s good faith reasonable judgment) than those contemplated by the debt financing commitments as promptly as practicable following the occurrence of the event, but no later than the last day of the marketing period described below.

Marketing Period

Unless otherwise agreed to by the parties to the merger agreement, the parties are required to close the merger no later than the second business day after the satisfaction or waiver of the conditions described under “ — Conditions to the Merger” below, provided that if the marketing period has not ended at that time, the parties are obligated to close the merger on the date following the satisfaction or waiver of the conditions that is the earliest of a date during the marketing period specified by Merger Sub on no less than three business days’ notice and the final day of the marketing period.

For purposes of the merger agreement, “marketing period” means the first period of twenty (20) consecutive calendar days following November 11, 2006 throughout which:

•	Cobalt Holding has certain financial information required to be provided by Intergraph under the merger agreement in connection with Cobalt Holding’s financing of the merger; and

•	the stockholder approval and certain other conditions to the obligations of each of the parties to complete the merger are satisfied, including the continuing accuracy of certain of Intergraph’s representations and warranties.

If the marketing period would not end on or prior to December 19, 2006, the marketing period will be deemed to commence no earlier than January 2, 2007. In addition, the marketing period will not be deemed to have commenced if, prior to the completion of the marketing period, Ernst & Young LLP shall have withdrawn its audit opinion with respect to any financial statements contained in our reports filed with the SEC since January 1, 2003.

The purpose of the marketing period is to provide Cobalt Holding a reasonable and appropriate period of time during which it can market and place the debt financing contemplated by the debt financing commitments for the purposes of financing the merger. Cobalt Holding has agreed:

•	to use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange the debt financing on the terms and conditions described in the debt financing commitments, including using reasonable best efforts to satisfy, in all material respects, on a timely basis all conditions applicable to Cobalt Holding and Merger Sub to obtaining the debt financing as set forth the commitment letters; and

•	in the event that any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt financing commitments, to use its reasonable best efforts to arrange alternative financing sufficient to consummate the merger on terms not materially less favorable to Cobalt Holding in the aggregate and in no event less favorable as to economic terms (as determined in the good faith reasonable judgment of Cobalt Holding) as promptly as practicable but in no event later than the last day of the marketing period.

In addition, in the event that any portion of the debt financing structured as high yield financing has not been consummated, then, subject to certain exceptions, Cobalt Holding must use the proceeds of the bridge financing to replace the high yield financing no later than the last day of the marketing period.

Conditions to the Merger

Conditions to Each Party’s Obligations.  Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been adopted by the affirmative vote of the holders of a majority of all outstanding shares of Intergraph common stock;

•	no statute, rule, executive order or regulation shall have been enacted, issued, entered or promulgated by any governmental entity which prohibits the consummation of the merger, and there shall be no order or preliminary or permanent injunction of a court of competent jurisdiction, including any temporary restraining order, in effect preventing or prohibiting the merger; and

•	any applicable waiting period (and any extension thereof) under the HSR Act or any other applicable foreign competition or merger control laws shall have been terminated or shall have expired, and approvals under all foreign competition or merger control laws, and approvals or waiting periods of governmental entities that are applicable to the merger shall have been obtained or expired, as the case may be.

Conditions to Cobalt Holding’s and Merger Sub’s Obligations.  The obligations of Cobalt Holding and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	all representations and warranties made by us in the merger agreement (with certain exceptions) must be true and correct as of the closing date as if made at and as of that time (without regard to materiality qualifiers), except to the extent that the representations and warranties expressly relate to an earlier date, and except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Intergraph;

•	we must have performed and complied in all material respects with all covenants and agreements we are required by the merger agreement to perform or comply with on or prior to the closing date; and

•	we must deliver to Cobalt Holding at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements.

Conditions to Intergraph’s Obligations.  Our obligation to complete the merger is subject to the satisfaction or waiver of the following further conditions:

•	the representations and warranties of Cobalt Holding and Merger Sub must be true and correct, as of the date of the closing date (without regard to materiality qualifiers), except to the extent that the representations and warranties expressly relate to an earlier date, and except where the failure of the representations and warranties to be true and correct would not reasonably be expected to prevent or materially impede the timely consummation of the merger;

•	Cobalt Holding and Merger Sub must have performed and complied in all material respects with all covenants and agreements they are required by the merger agreement to perform or comply with on or prior to the closing date; and

•	Cobalt Holding and Merger Sub must each deliver to Intergraph at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements.

If a failure to satisfy one of these conditions to the merger is not considered by our board of directors to be material to our stockholders, our board of directors could waive compliance with that condition. Our board of directors is not aware of any condition to the merger that cannot be satisfied. Under Delaware law, after the merger agreement has been adopted by our stockholders, among other limitations, the merger consideration cannot be changed and the merger agreement cannot be altered in a manner adverse to our stockholders without re-submitting the revisions to our stockholders for their approval.

No Solicitations of Other Offers

The merger agreement provides that neither we nor our representatives (as defined in the merger agreement) will directly or indirectly:

•	solicit, initiate, propose or knowingly encourage or take any other action to knowingly facilitate the submission of an acquisition proposal (defined below);

•	enter into any letter of intent, memorandum of understanding, agreement, option agreement or other agreement or arrangement with respect to any acquisition proposal;

•	enter into, continue, participate, engage or knowingly assist in any manner in negotiations or discussions with, or provide any non-public information or data to, any person (other than Cobalt Holding or any of its affiliates or representatives) relating to any acquisition proposal, or grant any waiver or release under any standstill; or

•	take any action to

•	other than as contemplated by the merger agreement in connection with the merger, render the rights issued pursuant to the terms of the Rights Agreement inapplicable to an acquisition proposal or the transactions contemplated thereby, exempt or exclude any person from the definition of an acquiring person (as defined in the Rights Agreement) under the terms of the Rights Agreement or allow Intergraph rights to expire prior to their expiration date; or

•	exempt any person from the restrictions on “business combinations” contained in Section 203 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, (or any similar provision) or otherwise cause those restrictions not to apply.

However, we may (and may authorize and permit our representatives to) at any time prior to the adoption of the merger agreement by our stockholders, in response to an unsolicited takeover proposal (defined below) that is made after the date of the merger agreement and that is a superior proposal (defined below) or is reasonably expected to constitute a superior proposal, if our board of directors determines in good faith (after receiving advice of outside counsel) that doing so would be in the best interests of Intergraph and our stockholders and that the failure to take that action could violate our board of directors’ fiduciary duties to our stockholders under applicable law and after giving Cobalt Holding oral and written notice (including the identity of the other party and the material terms of the inquiry, offer, proposal or request, and, in the case of written materials provided to Intergraph, copies or written summaries of the written materials) within one business day after receiving the proposal:

•	furnish information concerning, and provide access to, our business, properties, employees and assets pursuant to a confidentiality agreement with terms and conditions no less favorable in any material respect to us than the terms of our confidentiality agreement with Cobalt Holding, provided that the information must be provided to Cobalt Holding prior to or substantially concurrent with the time of its provision to the third party to the extent not previously made available to Cobalt Holding; and

•	participate, engage or assist in any manner in negotiations and discussions with the party making a takeover proposal regarding the takeover proposal.

In addition, we have agreed that neither our board of directors nor any of its committees will:

•	withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Cobalt Holding or Merger Sub, the approval or recommendation of our board of directors of the merger agreement or the merger or announce that it has resolved to take the action;

•	approve, recommend or adopt or publicly propose to approve, recommend or adopt any acquisition proposal; or

•	approve, recommend, adopt or allow Intergraph to enter into any letter of intent, memorandum of understanding, option agreement or similar arrangement with respect to any acquisition proposal.

For purposes of these restrictions, an “acquisition proposal” means any transaction or proposed transaction or series of related transactions involving:

•	any direct or indirect acquisition or purchase by any person or “group” (as defined in Section 13(d) of the Exchange Act) of a 20% interest or more in the total outstanding shares of equity or voting securities of Intergraph, a material subsidiary or any other Intergraph subsidiary that is a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC;

•	any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the total outstanding shares of equity or voting securities of Intergraph;

•	any sale or disposition of consolidated assets or rights of Intergraph or any Intergraph subsidiary to any person or group for consideration equal to 20% or more of the aggregate fair market value of all of the outstanding shares of Intergraph common stock; or

•	any consolidation, merger, business combination, recapitalization, liquidation, dissolution or similar transaction with respect to Intergraph or any Intergraph subsidiary that is a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC.

For purposes of these restrictions, a “takeover proposal” means any acquisition proposal or inquiry (other than the transactions contemplated by the merger agreement) that is reasonably likely to lead to an acquisition proposal that:

•	provides for any person or group to acquire, directly or indirectly, a majority of the issued and outstanding shares of Intergraph common stock (or a majority of the voting securities of any surviving corporation in a merger or consolidation with Intergraph); or

•	provides for the acquisition of all or substantially all of the consolidated assets of Intergraph.

For purposes of these restrictions, a “superior proposal” means any takeover proposal:

•	that is unsolicited, and which our board of directors determines in good faith, after consultation with our financial advisor and outside counsel, which is, or is reasonably likely to result in, a takeover proposal that is more favorable, from a financial point of view to our stockholders taking into account all of the terms and conditions of the proposal, than the merger agreement (including any binding written and complete proposal to amend the terms of the merger agreement);

•	for which financing, to the extent required, is then committed and on terms and conditions that our board of directors determines, after consultation with our financial advisor, are reasonably likely to result in disbursement sufficient for the consummation of the transactions contemplated by the takeover proposal; and

•	for which, in the good faith opinion of our board of directors (or any committee thereof), after consultation with outside legal counsel, providing information or access or participating, engaging or assisting in the negotiations or discussions is or would be in the best interests of Intergraph and our stockholders and that the failure to take the action could violate our board of directors’ fiduciary duties to our stockholders under applicable law.

Recommendation Withdrawal/Termination in Connection with a Superior Proposal and Third Party Tender Offers

Our board of directors may also, at any time prior to the adoption of the merger agreement by our stockholders, withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Cobalt Holding, the approval or recommendation of our board of directors of the merger agreement or the merger or announce that it has resolved to take that action or terminate the merger agreement and enter into a definitive agreement with respect to a superior proposal if our board of directors concludes in good faith (after consultation with our financial advisor and outside legal counsel) that failure to do so could violate its obligations to comply with its fiduciary duties under applicable law and, and only after (i) we give written notice to Cobalt Holding and Merger Sub at least three business days in advance of the superior proposal and the material terms and conditions of the superior proposal, and (ii) we pay to Cobalt Holding the termination fees described in “— Termination Fees.”

Nothing described above limits our ability to take and disclose a position recommending rejection with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from making any similar disclosure to our stockholders with respect to any takeover proposal; provided, however, that our board of directors shall not:

•	recommend that our stockholders tender their shares of Intergraph common stock in connection with the tender or exchange offer (or otherwise approve or recommend any acquisition proposal or take any action under the Rights Agreement to facilitate the tender or exchange offer); or

•	withdraw or modify its approval or recommendation of the merger agreement and the merger, unless in each case the applicable requirements described above have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after our stockholders have adopted the merger agreement:

•	by mutual written consent of Intergraph and Cobalt Holding;

•	by either Intergraph or Cobalt Holding, if:

•	the merger has not been consummated by March 31, 2007, except that this right to terminate will not be available to any party whose action or failure to fulfill any obligation under the merger agreement or failure to act in good faith has been the principal cause of, or resulted in, the failure of the merger to be consummated by that date;

•	a court of competent jurisdiction or other governmental entity has issued a final, non-appealable order, decree or ruling or taken any other action, or there exists any statute, rule or regulation, in each case preventing or otherwise prohibiting the consummation of the merger or that otherwise has the effect of making the merger illegal and the party seeking to terminate the merger agreement has used all reasonable efforts to prevent the entry of and to remove the order, decree, ruling, action, or statute, rule or regulation to the extent of its control or influence; or

•	Intergraph’s stockholders fail to adopt the merger agreement at a duly held meeting; or

•	by Cobalt Holding if:

•	Intergraph’s board of directors withdraws or modifies, or publicly proposes to withdraw or modify, in a manner adverse to Cobalt Holding, the approval or recommendation of Intergraph’s board of directors of the merger agreement or the merger or announces that it has resolved to take that action;

•	Intergraph’s board of directors recommends to our stockholders or approves any acquisition proposal or resolves to effect the foregoing;

•	Intergraph’s board of directors fails to include in this proxy statement its recommendation that Intergraph’s stockholders adopt the merger agreement;

•	Intergraph’s board of directors fails to recommend against a tender or exchange offer related to an acquisition proposal in any publicly disclosed position taken pursuant to the Exchange Act; or

•	there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Intergraph under the merger agreement which would result in the failure of certain conditions to closing and where the breach or inaccuracy is reasonably incapable of being cured, or is not cured, within 20 business days after Intergraph receives notice of the breach or inaccuracy and neither Cobalt Holding nor Merger Sub is in material breach of its representations, warranties, covenants and obligations under the merger agreement so as to cause the failure of certain conditions to closing; or

•	by Intergraph if:

•	Intergraph concurrently enters into a definitive agreement with respect to a superior proposal; provided that Intergraph has paid, or simultaneously with doing so, pays to Cobalt Holding the termination fee as described below;

•	there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Cobalt Holding or Merger Sub under the merger agreement which would result in the failure of certain conditions to closing and where the breach or inaccuracy is reasonably incapable of being cured, or is not cured, within 20 business days after Cobalt Holding receives notice of the breach or inaccuracy and Intergraph is not in material breach of our representations, warranties, covenants and obligations under the merger agreement so as to cause the failure of certain conditions to closing; or

•	the conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at closing, and no state of facts or circumstances exists that would cause the conditions to not be satisfied, provided that nothing has occurred and no conditions exist that would cause those conditions not to be satisfied if the closing were to occur on the last day of the marketing period) and Cobalt Holding has failed to consummate the merger by the last day of the marketing period.

Termination Fees

Payable by Intergraph

Intergraph has agreed to reimburse Cobalt Holding’s out-of-pocket fees and expenses, up to a limit of $7,000,000, if:

•	Cobalt Holding terminates the merger agreement because Intergraph has breached a representation, warranty, covenant or agreement such that the closing conditions would not be satisfied and the breach has not been cured within the specified time; or

•	Intergraph or Cobalt Holding terminates the merger agreement because Intergraph’s stockholders fail to adopt the merger agreement at a duly held meeting.

In addition, Intergraph has agreed to pay Cobalt Holding a termination fee of $33,140,000 if:

•	Cobalt Holding terminates the merger agreement because Intergraph’s board of directors withdraws or modifies, or publicly proposes to withdraw or modify, in a manner adverse to Cobalt Holding, the approval or recommendation of Intergraph’s board of directors of the merger agreement or the merger or announces that it has resolved to take that action;

•	Cobalt Holding terminates the merger agreement because Intergraph’s board of directors recommends to Intergraph’s stockholders or approves any acquisition proposal or resolves to effect the foregoing;

•	Cobalt Holding terminates the merger agreement because Intergraph’s board of directors fails to include in this proxy statement its recommendation that Intergraph’s stockholders adopt the merger agreement;

•	Cobalt Holding terminates the merger agreement because Intergraph’s board of directors fails to recommend against a tender or exchange offer related to an acquisition proposal in any publicly disclosed position taken pursuant to the Exchange Act;

•	Intergraph terminates the merger agreement because Intergraph has entered into a definitive agreement with respect to a superior proposal;

•	Cobalt Holding terminates the merger agreement because Intergraph has breached a representation, warranty, covenant or agreement such that the closing conditions would not be satisfied and the breach has not been cured within the specified time and

•	prior to termination, an acquisition proposal is publicly announced or is otherwise communicated to Intergraph’s board of directors; and

•	within 12 months after the termination, Intergraph enters into a definitive agreement with respect to an acquisition proposal or a transaction pursuant to an acquisition proposal is otherwise consummated;

•	Intergraph or Cobalt Holding terminates the merger agreement because the merger is not consummated by March 31, 2007 and

•	prior to termination, an acquisition proposal is publicly announced or is otherwise communicated to Intergraph’s board of directors; and

•	within 12 months after the termination, Intergraph enters into a definitive agreement with respect to an acquisition proposal or a transaction pursuant to an acquisition proposal is completed; or

•	Intergraph or Cobalt Holding terminates the merger agreement because Intergraph’s stockholders fail to adopt the merger agreement at a duly held meeting and

•	prior to termination, an acquisition proposal is publicly announced or is otherwise communicated to Intergraph’s board of directors; and

•	within 12 months after the termination, Intergraph enters into a definitive agreement with respect to an acquisition proposal or a transaction pursuant to an acquisition proposal is completed.

If Intergraph becomes obligated to pay a termination fee pursuant to the last three scenarios listed above, any amounts previously paid to Cobalt Holding as expense reimbursement will be credited toward the termination fee amount payable by Intergraph, and solely for purposes of determining whether a termination fee is payable by us, an “acquisition proposal” is:

•	any direct or indirect acquisition or purchase by any person or “group” (as defined in Section 13(d) of the Exchange Act) of a 50% interest or more in the total outstanding shares of equity or voting securities of Intergraph, a material subsidiary or any other Intergraph subsidiary that is a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC;

•	any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 50% or more of the total outstanding shares of equity or voting securities of Intergraph;

•	any sale or disposition of consolidated assets or rights of Intergraph or any Intergraph subsidiary to any person or group for consideration equal to 50% or more of the aggregate fair market value of all of the outstanding shares of Intergraph common stock; or

•	any consolidation, merger, business combination, recapitalization, liquidation, dissolution or similar transaction with respect to the Intergraph or any Intergraph subsidiary that is a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC.

Payable by Cobalt Holding

Cobalt Holding has agreed to pay Intergraph a termination fee of $53,020,000 if:

•	Intergraph terminates the merger agreement because the conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at closing, and no state of facts or circumstances exists that would cause the conditions to not be satisfied, provided that nothing has occurred and no conditions exist that would cause those conditions not to be satisfied if the closing were to occur on the last day of the marketing period) and Cobalt Holding has failed to consummate the merger by the last day of the marketing period by reason of a failure of Cobalt Holding or Merger Sub to receive the proceeds of the debt financing contemplated by the debt commitment letter.

This termination fee payable to Intergraph is our exclusive remedy unless, in general, Cobalt Holding is otherwise in willful and material breach of the merger agreement, in which case Intergraph may pursue a damages claim. The maximum aggregate liability of Cobalt Holding and its affiliates (including Hellman & Friedman LLC, Texas Pacific Group and JMI Equity) arising from any breach of the merger agreement is in any event capped at $99,420,000.

Employee Benefits

The surviving corporation has agreed to pay to each employee who continues as an employee of Intergraph during the benefits continuation period (one year from the date the certificate of merger is filed with the Secretary of State of the State of Delaware) salary, wages, cash incentive opportunities, severance, medical benefits and other welfare benefit plans programs and arrangements (with the exception of any equity compensation programs or defined benefit plans) which are at least comparable in the aggregate to those provided by us prior to the closing of the merger; provided, that with respect to continuing employees who are subject to employment agreements that have not been superseded by agreements with Cobalt Holding, the surviving corporation shall expressly assume the employment agreements, and fulfill all obligations under the employment agreements. During the benefits continuation period, the surviving corporation has agreed to pay, subject to the terms and conditions as it shall establish and the terms of applicable employment agreements, any continuing employee whose employment is involuntarily terminated by Cobalt Holding, the surviving corporation or any of their subsidiaries without cause an amount of severance pay in cash equal to the amount of cash severance pay that would have been payable to the continuing employee under the terms of the severance policy applicable to the continuing employee immediately prior to the date of the merger agreement or, if applicable, the continuing employee’s employment agreement.

The merger agreement also provides that the surviving corporation shall:

•	waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the surviving corporation that a continuing employee is eligible to participate in following the effective time of the merger to the extent the exclusions or waiting periods were inapplicable to, or had been satisfied by, the continuing employee immediately prior to the effective time of the merger under the relevant plan in which the continuing employee participated;

•	provide each continuing employee with credit for any co-payments and deductible paid prior to the effective time in satisfying any applicable deductible or out-of-pocket requirements; and

•	to the extent that any continuing employee is allowed to participate in any employee benefit plan of Cobalt Holding, the surviving corporation or any of their subsidiaries following the effective time of the merger, cause the plan to recognize the service of the continuing employee with Intergraph and our subsidiaries prior to the effective time of the merger for purposes of eligibility to participate, vesting and benefit accrual (but not for benefit accrual under any defined benefit, retiree welfare or similar plan) to the extent of the service; provided, however, that the crediting of service shall not operate to duplicate any benefit or the funding of any the benefit.

Under to the merger agreement, we are also required to suspend our 2005 Employee Stock Purchase Plan, which we refer to as the ESPP, as of the date of the merger agreement and ensure that there are no outstanding rights of participants under the ESPP following its termination as of the effective time of the merger. With respect to persons participating in the ESPP on the date of the merger agreement (and who have not withdrawn from or otherwise ceased participation in the ESPP prior to that date), we must apply accumulated contributions on that date to the purchase of Intergraph common stock in accordance with the ESPP’s terms, and return any remaining balances in the withholding accounts of the participants in the ESPP in accordance with the terms of the ESPP.

Indemnification and Insurance

The merger agreement provides that the certificate of incorporation and/or by-laws of the surviving corporation shall contain provisions with respect to indemnification not less favorable than those set forth in our certificate of incorporation and by-laws as of the date the merger agreement was signed, and the provisions may not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights under those provisions of individuals who at, or prior to, the effective time of the merger were directors or officers of Intergraph.

In addition, the merger agreement provides that Intergraph shall, to the fullest extent permitted under applicable law or under our certificate of incorporation, by-laws or any applicable indemnification agreements, and regardless of whether the merger becomes effective, indemnify, defend and hold harmless, and, after the effective time of the merger, the surviving corporation shall, and Cobalt Holding shall cause the surviving corporation to, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless each present and former director or officer of Intergraph or any of our subsidiaries against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (x) the fact that the person is or was an officer, director, employee, agent or other fiduciary of Intergraph or our subsidiary or (y) the merger agreement or the transactions contemplated by the merger agreement, whether in any case asserted or arising before or after the effective time of the merger. The surviving corporation has agreed to, and Cobalt Holding has agreed to cause the surviving corporation to, promptly advance to the party his or her legal expenses (including the cost of any investigation and preparation incurred in connection therewith); provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay the advances if it is finally judicially determined that the person is not entitled to indemnification.

The merger agreement also provides that Cobalt Holding shall cause the surviving corporation to honor and fulfill in all respects the obligations of Intergraph pursuant to indemnification agreements with our directors, officers, employees or agents existing at or prior to the effective time of the merger to the fullest extent permitted by applicable law or under the relevant certificate of incorporation or by-laws.

The merger agreement further provides that the surviving corporation shall obtain a “tail” insurance policy from an insurance carrier with the same or better credit rating as our current insurance carrier with respect to directors’ and officers’ liability insurance that provides coverage for the six years following the effective time of the merger at least comparable in amount and scope to the coverage provided under our directors and officers insurance policy in effect as of the effective time of the merger for the individuals who are or were directors and officers of Intergraph for claims arising from facts or events occurring prior to the effective time of the merger. If Intergraph is unable to obtain the “tail” insurance policies, for an amount equal to or less than a specified amount, Intergraph shall be entitled to obtain as much comparable “tail” insurance as possible for an amount equal to that specified amount.

Amendment, Extension and Waiver

The parties may amend the merger agreement at any time; provided, however, that after our stockholders adopt the merger agreement, there shall be no amendment that by law requires further approval by our stockholders without the approval having been obtained. All amendments to the merger agreement must be in writing signed by us, Cobalt Holding and Merger Sub.

At any time before the consummation of the merger, each of the parties to the merger agreement may, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties thereto; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

Our board of directors recommends that you vote “FOR” the adoption of the merger agreement.

APPRAISAL RIGHTS

Under the DGCL, you have the right to receive payment in cash for the fair value of your Intergraph common stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the Chancery Court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Intergraph’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Intergraph will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with the notice. This proxy statement constitutes Intergraph’s notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to Intergraph a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262; and

•	You must not vote in favor of the adoption of the merger agreement. A vote in person, or a proxy submitted by mail, over the Internet or by telephone, in favor of the adoption of the merger agreement will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Intergraph common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Intergraph common stock.

All demands for appraisal should be addressed to Intergraph Corporation, One Madison Industrial Park, Huntsville, Alabama, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Intergraph common stock. The demand must reasonably inform Intergraph of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Intergraph common stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Intergraph. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Intergraph common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Intergraph stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Intergraph common stock. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of the shares. The written statement will be mailed to the requesting stockholder within 10 days after the written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of the petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Intergraph common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of that value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by the holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Intergraph common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. In addition, no appraisal proceeding may be dismissed as to any stockholder without the approval of the Chancery Court and such approval may be conditioned upon such terms as the Chancery Court deems just.

In view of the complexity of Section 262, Intergraph’s stockholders who may wish to pursue appraisal rights should consult their legal advisors.

MARKET PRICE OF INTERGRAPH’S STOCK

Intergraph common stock is listed for trading on the NASDAQ under the symbol “INGR.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on the NASDAQ composite tape for Intergraph common stock.

	High	Low

FISCAL YEAR ENDED DECEMBER 31, 2004
First Quarter	25.66	19.41
Second Quarter	25.98	23.55
Third Quarter	27.40	25.22
Fourth Quarter	28.12	24.50
FISCAL YEAR ENDED DECEMBER 31, 2005
First Quarter	30.70	26.81
Second Quarter	34.80	28.42
Third Quarter	45.76	34.20
Fourth Quarter	51.77	42.54
FISCAL YEAR ENDED DECEMBER 31, 2006
First Quarter	51.20	35.70
Second Quarter	45.77	30.19
Third Quarter (through September 12, 2006)	44.17	30.04

The closing sale price of Intergraph common stock on the NASDAQ on August 30, 2006, the last trading day prior to the announcement of the merger, was $37.30 per share. The $44.00 per share to be paid for each share of Intergraph common stock pursuant to the merger represents a premium of 22% to the average closing price for the 20 trading days ended August 30, 2006. On 2006, the most recent practicable date before this proxy statement was printed, the closing price for the Intergraph common stock on the NASDAQ was $      per share. You are encouraged to obtain current market quotations for Intergraph common stock in connection with voting your shares.

Intergraph has never declared or paid a cash dividend on the Intergraph common stock. It is the present policy of our board of directors not to declare or pay cash dividends on the Intergraph common stock, and we are currently restricted by the merger agreement from paying cash dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of September 12, 2006, concerning the common stock of Intergraph beneficially owned by (1) each person who is known to us to own beneficially more than 5% of our outstanding common stock, (2) each of our directors, (3) our chief executive officer and our four most highly compensated executive officers other than the chief executive officer who were serving as executive officers at the end of the last completed fiscal year, and (4) all officers and directors as a group.

Number Of Shares And Nature Of Beneficial Ownership

Name & Address	Common Shares		Percent of
of Beneficial Owner**	Owned(1)		Class(2)

Directors
Sidney L. McDonald	106,100		*
R. Halsey Wise	312,802		*
Michael D. Bills	10,438		*
Richard W. Cardin	10,100		*
Linda L. Green	17,751	(3)	*
Lawrence R. Greenwood	15,849		*
Thomas J. Lee	20,938		*
Kevin M. Twomey	10,600	(4)	*
Other Named Executive Officers
William E. Salter(5)	135,217		*
R. Reid French, Jr.	132,100		*
Larry J. Laster	121,224	(6)	*
Gerhard Sallinger	57,566		*
5% Stockholders
Goldman Sachs Asset Management, L.P.	2,933,587	(7)	10.0%
All directors and executive officers as a group
(16 persons), including the foregoing directors and Named Executive Officers	1,131,149	(8)	3.8%

*	Indicates beneficial ownership of less than 1%

**	Except as otherwise indicated below, the address of our directors, nominees and executive officers is c/o Intergraph Corporation, P.O. Box 240000, Huntsville, AL 35824.

(1)	Unless otherwise noted, the indicated owner has sole voting power and sole investment power. Includes shares which may be acquired pursuant to stock options exercisable within 60 days of September 12, 2006 as follows: Mr. McDonald, 10,500; Mr. Wise, 112,500; Mr. Lee, 10,500; Mr. Greenwood, 7,500; Mrs. Green, 6,000; Mr. Cardin, 4,500; Mr. Bills, 3,000; Mr. Salter, 13,500; Mr. Laster, 70,000; Mr. Sallinger, 16,500; and Mr. French, 56,250.

(2)	Percentages reflected in the table are based on 29,430,789 shares of Intergraph common stock outstanding on September 12, 2006. Shares issuable upon exercise of stock options that are exercisable within 60 days of September 12, 2006, are considered outstanding for the purposes of calculating the percentage of total outstanding common stock owned by directors and executive officers, and by directors and executive officers together as a group, but the shares are not considered outstanding for the purposes of calculating the percentage of total outstanding Intergraph common stock owned by any other person or group.

(3)	This figure excludes 2,051 shares owned by Mrs. Green’s husband as to which Mrs. Green expressly disclaims beneficial ownership.

(4)	These shares are held by the Kevin Twomey Revocable Trust of which Mr. Twomey and his wife serve as trustees.

(5)	Mr. Salter retired as an executive officer effective January, 2006 and currently serves as a consultant to Intergraph.

(6)	This figure contains 14,706 shares owned jointly by Mr. Laster and his wife as to which voting and investment powers are shared.

(7)	This information is as of December 31, 2005 and is based solely on a Schedule 13G filed by Goldman Sachs Asset Management, L.P. (“GSAM”), on March 9, 2006. GSAM reports sole voting and dispositive power as to the shares listed by GSAM. GSAM disclaims beneficial ownership of any securities managed on GSAM’s behalf by third parties. The address of the principal business office of GSAM is 32 Old Slip, New York, New York, 10005.

(8)	Includes 374,500 shares which may be acquired pursuant to stock options exercisable within 60 days of September 12, 2006.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Intergraph and our management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2005, incorporated by reference in this proxy statement, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their reports appearing in the Annual Report on Form 10-K.

ADJOURNMENT OF THE SPECIAL MEETING

(PROPOSAL NO. 2)

Intergraph may ask our stockholders to vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes to adopt the merger agreement. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, the approval requires the affirmative vote of the holders of a majority of the shares of Intergraph common stock present or represented by proxy and entitled to vote on the matter.

Our board of directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Stockholder Proposals

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold a 2007 annual meeting of stockholders. Stockholders’ proposals will be eligible for consideration for inclusion in the proxy statement for the 2007 annual meeting pursuant to Rule 14a-8 under the Exchange Act if the proposals are received by Intergraph before the close of business on December 28, 2006. Notices of stockholders’ proposals submitted outside the processes of Rule 14a-8 will generally be considered timely (but not considered for inclusion in our proxy statement), pursuant to the advance notice requirement set forth in our by-laws, if the notices are filed with our Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the 2006 Annual Meeting of stockholders in the manner specified in the by-laws. For proposals that are not timely filed, the named proxies will retain discretion to vote proxies that Intergraph receives and will exercise authority in accordance with the recommendation of the board of directors. For proposals that are timely filed, the named proxies will retain discretion to vote proxies that Intergraph receives provided (1) Intergraph includes in its proxy statement advice on the nature of the proposal and how the named proxies intend to exercise their voting discretion and (2) the proponent does not issue a proxy statement.

Householding of Special Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to the Office of Investor Relations at Intergraph Corporation, One Madison Industrial Park, Huntsville, Alabama 35894, (256) 730-2000, we will provide a separate copy of the annual reports and proxy statements. In addition, security holders sharing an address can request delivery of a single copy of annual reports or proxy statements if you are receiving multiple copies upon written or oral request to the Office of Investor Relations at the address and telephone number stated above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents Intergraph files with the SEC by going to the “Investors Relations” section of our website at www.intergraph.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

Intergraph Filings:	Periods

Annual Report on Form 10-K	Year ended December 31, 2005
Proxy Statement on Form 14A	April 25, 2006
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2006 and June 30, 2006
Current Reports on Form 8-K	Filed January 26, 2006, January 31, 2006, February 3, 2006, February 15, 2006, March 22, 2006, April 6, 2006, April 27, 2006, May 22, 2006, July 12, 2006, July 27, 2006, and August 31, 2006

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

You may request a copy of the documents incorporated by reference into this proxy statement, excluding certain exhibits, by writing to or telephoning us. Requests for documents should be directed to the Office of Investor Relations, Intergraph Corporation, One Madison Industrial Park, Huntsville, Alabama 35894, telephone: (256) 730-2720. If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED          , 2006. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER
by and among
COBALT HOLDING COMPANY,
COBALT MERGER CORP.,
and
INTERGRAPH CORPORATION
Dated as of August 31, 2006

i

Exhibits:

Exhibit A — Certificate of Incorporation of Surviving Corporation
Exhibit B — By-laws of Surviving Corporation

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of August 31, 2006, is by and among Cobalt Holding Company (“Parent”), a newly-formed Delaware corporation, Cobalt Merger Corp. (“Merger Sub”), a newly-formed Delaware corporation and a direct wholly-owned subsidiary of Parent, and Intergraph Corporation (the “Company”), a Delaware corporation.

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and has approved and declared it advisable for the Company, to enter into this Agreement with Parent and Merger Sub providing for the merger of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, and (ii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved and declared it advisable to enter into this Agreement providing for the Merger in accordance with the DGCL, upon the terms and conditions set forth herein;

WHEREAS, as a condition and material inducement to the Company’s willingness to enter into this Agreement, the Sponsors and the Lenders have delivered to the Company the Commitment Letters and the Sponsors have delivered to the Company the Guarantees; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.  The Merger.

Section 1.1  The Merger; Effects of the Merger.

(a) At the Effective Time, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, the Company and Merger Sub shall consummate a merger (the “Merger”) pursuant to which Merger Sub shall be merged with and into the Company, and the Company shall continue as the surviving corporation of the Merger (sometimes hereinafter referred to as, the “Surviving Corporation”).

(b) The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: (i) Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease; (ii) the Surviving Corporation shall continue to be governed by the laws of the State of Delaware; (iii) the corporate existence of the Surviving Corporation with all its property, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger; and (iv) all the property, rights, privileges, immunities, powers and franchises of Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(c) The certificate of incorporation of the Surviving Corporation shall be amended and restated at the Effective Time, substantially in the form attached hereto as Exhibit A, and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by the DGCL.

(d) The by-laws of Merger Sub, as in effect immediately prior to the Effective Time and substantially in the form attached hereto as Exhibit B, shall be the by-laws of the Surviving Corporation, except as to the name of the Surviving Corporation, until thereafter amended as provided by the DGCL, the certificate of incorporation of the Surviving Corporation and such by-laws.

Section 1.2  Closing.  The closing of the Merger (the “Closing”) will take place at 11:00 a.m. (New York time) on a date to be specified by the parties, such date to be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Section 7 capable of satisfaction prior to the Closing (it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of the conditions that by their terms are to be satisfied at Closing), at the offices of Bass, Berry & Sims PLC, 315 Deaderick Street, Suite 2700, Nashville, Tennessee 37238, unless another time, date and/or place is agreed to in writing by the parties hereto; provided, however, that Parent and Merger Sub shall not be required to close prior to the earlier of (i) a date during the Marketing Period specified by Merger Sub on no less than three business days’ notice to the Company and (ii) the end of the Marketing Period. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3  Effective Time.  At the Closing, Parent, Merger Sub and the Company shall cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at the time and date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such later time and date as is specified in the Certificate of Merger, such time referred to herein as the “Effective Time.” Parent, Merger Sub and the Company shall make all other filings or recordings required under the DGCL in connection with the Merger.

Section 1.4  Directors and Officers of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

Section 2.  Conversion of Securities.

Section 2.1  Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any shares of outstanding common stock of the Company, par value $0.10 per share (including the associated Company Rights, the “Company Common Stock”), or the other securities described below:

(a) Conversion of Shares of Company Common Stock.  Each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock to be cancelled in accordance with Section 2.1(c) and other than Dissenting Shares), shall be cancelled and converted into the right to receive $44.00 in cash, without interest (the “Per Share Price”), payable to the holder thereof (the “Merger Consideration”), upon the surrender in accordance with Section 2.4 of the certificate that formerly evidenced such shares, or as otherwise specified for Book-Entry Shares. From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of Book Entry Shares or a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right, subject to Section 2.4 and Section 2.5, to receive the applicable Merger Consideration therefor.

(b) Merger Sub Common Stock.  Each issued and outstanding share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(c) Cancellation of Treasury Stock; Parent-Owned Stock.  All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Adjustments.  The Per Share Price shall be appropriately adjusted for any stock dividend, stock split or like transaction affecting the Company Common Stock after the date hereof and prior to the Effective Time.

Section 2.2  Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders of shares of Company Common Stock who are entitled to demand and who have properly demanded and perfected their rights to be paid the fair value of such shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive, subject to Section 2.4 and Section 2.5, the Merger Consideration as set forth in Section 2.1(a) of this Agreement.

(b) The Company shall give Parent (i) prompt notice of any appraisal demands received by the Company, withdrawals thereof and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld) or as otherwise required by applicable Law, make any payment with respect or settle or offer to settle any such demands.

Section 2.3  Company Options, Restricted Shares, Restricted Share Units and ESPP.  Except to the extent otherwise agreed in writing by the Company and Parent prior to the Effective Time:

(a) The Company shall ensure that, (i) immediately prior to the Effective Time, each outstanding option to acquire shares of Company Common Stock (“Company Options”) granted under the Company’s Amended and Restated 1997 Stock Option Plan, Second Amended and Restated 2002 Stock Option Plan, Amended and Restated Non-Employee Director Stock Option Plan, and 2004 Equity Incentive Plan (collectively, the “Stock Option Plans”), shall become fully vested and exercisable (without regard to whether the Company Options are then vested or exercisable), (ii) at the Effective Time, all Company Options not theretofore exercised shall be cancelled and, in exchange therefor, converted into the right to receive a cash payment from the Surviving Corporation in an amount equal to the product of (x) the excess, if any, of the Per Share Price over the exercise price of each such Company Option and (y) the number of shares of Company Common Stock subject to such Company Option to the extent not previously exercised (such payment, if any, to be net of applicable Taxes withheld pursuant to Section 2.5), and (iii) after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment described in subsection (ii) without interest. In the event the exercise price per share of Company Common Stock subject to a Company Option is equal to or greater than the Per Share Price, such Company Option shall be cancelled without consideration and have no further force or effect.

(b) The Company shall ensure that, immediately prior to the Effective Time, (i) each share of Company Common Stock granted subject to vesting or other lapse restrictions pursuant to any Stock Option Plan (collectively, “Restricted Shares”) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions (without regard to whether the Restricted Shares are then vested or the applicable restrictions have then lapsed) and (ii) the holder thereof shall receive in exchange for each Restricted Share a cash payment from the Company in an amount equal to the Per Share Price with respect to each such Restricted Share, less any required withholding Taxes pursuant to Section 2.5.

(c) The Company shall ensure that, (i) immediately prior to the Effective Time, each restricted share unit under any Stock Option Plan (“RSUs”) which is outstanding as of the Effective Time, shall vest and become free of any lapse restrictions (without regard to whether the RSUs are then vested or the applicable restrictions have lapsed) and, as of the Effective Time be canceled, and (ii) at the Effective Time, and in lieu of settling such RSUs in shares of Company Common Stock, the holder thereof shall be entitled to receive a cash payment from the Surviving Corporation, in consideration for such cancellation, in an amount equal to the sum of (1) the product of (A) the number of shares previously subject to such RSU and (B) the Per Share Price, and (2) the value of any deemed dividend equivalents accrued but unpaid with respect to such RSUs, less any required withholding Taxes pursuant to Section 2.5. The aggregate amount specified in Sections 2.3(a) and (c) with respect to the Company Options and RSUs is referred to herein as the “Cash Out Amount.”

(d) The Company shall ensure that, (i) the Company’s 2005 Employee Stock Purchase Plan (the “ESPP” and together with the Stock Option Plans, the “Equity Plans”) shall be suspended and no new offering periods will be commenced subsequent to the date hereof, (ii) with respect to persons participating in the ESPP on the date hereof (and who have not withdrawn from or otherwise ceased participation in the Plan prior to such date), accumulated contributions will be applied on such date to the purchase of Company Common Stock in accordance with the ESPP’s terms, (iii) any remaining balances in the withholding accounts of the participants in the ESPP are returned in accordance with the terms of the ESPP, and (iv) there are no outstanding rights of participants under the ESPP following the termination thereof at the Effective Time as provided in Section 2.3(e).

(e) The Company shall ensure that, as of the Effective Time, the Equity Plans shall terminate and that no person shall have any right under the Equity Plans, except as set forth herein (including, to the extent necessary, obtaining any necessary consents of the holders of Company Options, Restricted Shares and RSUs to effect this Section 2.3).

(f) At or promptly after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, deliver the applicable Cash Out Amount to the holders of Company Options and RSUs, without interest and less any applicable withholding Taxes, which payments may, at Parent’s request, be conditioned upon the execution and delivery of a letter of transmittal (in customary form). If for any reason the Surviving Corporation does not have adequate freely available and unrestricted cash to pay the aggregate Cash Out Amount, (i) Parent shall promptly deposit additional cash with the Surviving Corporation sufficient to make all required payments to the holders of Company Options and RSUs in respect of the Cash Out Amount and (ii) Parent and the Surviving Corporation shall in any event be liable for payment thereof.

(g) Notwithstanding any other provision in this Section 2.3 to the contrary, the Company shall reasonably cooperate (at Parent’s expense) with Parent to allow, immediately prior to the Effective Time, certain Restricted Shares to be contributed to Parent in exchange for shares of common stock of Parent, with the written agreement of Parent and the holders of such Restricted Shares.

Section 2.4  Exchange of Certificates.

(a) Paying Agent.  Prior to the Effective Time, the Parent shall designate a bank or trust company reasonably acceptable to Company to act as paying agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) and to receive the funds to which holders of shares of Company Common Stock will become entitled pursuant to Section 2.1. At or prior to the Effective Time, Parent shall provide, or shall cause to be provided, to the Paying Agent cash necessary to pay for the shares of Company Common Stock converted into the right to receive the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). If for any reason the Exchange Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under Section 2.1, Parent shall, or shall cause the Surviving Corporation to, promptly deposit additional cash with the Paying Agent sufficient to make all payments of Merger Consideration and Parent and the Surviving Corporation shall in any event be liable for payment thereof.

(b) Exchange Procedures.  As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each (i) record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of the Company Common Stock (the “Certificates”) or (ii) holder, as of the Effective Time, of shares of Company Common Stock represented by book-entry (“Book-Entry Shares”), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only, subject to Section 2.4(c), upon delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate or Book Entry Shares for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each share formerly represented by such Certificate or Book-Entry Shares and such Certificate or applicable book-entry shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. Until surrendered for cancellation as contemplated by this Section 2.4(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Section 2.

(c) Lost Certificates.  If any Certificate has been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it or the Parent with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto without interest.

(d) Transfer Books; No Further Ownership Rights in Shares of Company Common Stock.  At the Effective Time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled against delivery of the Merger Consideration as provided in this Section 2 without interest.

(e) Termination of Exchange Fund.  At any time following the date that is one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon.

(f) No Liability.  None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.5  Withholding.  Each of Parent, Company and the Surviving Corporation is entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from any amounts payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock (including Restricted Shares), Company Options, or RSUs such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

Section 2.6  Transfer Taxes.  If payment of the Merger Consideration payable to a holder of shares of Company Common Stock pursuant to the Merger is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered (or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable).

Section 3.  Representations and Warranties of Company.  Except (i) as set forth in the disclosure schedule delivered by the Company to Parent on the date hereof (the “Company Disclosure Schedule”) or (ii) as disclosed in reasonable detail in the Company SEC Reports filed prior to the date hereof (other than disclosure referred to in the “Factors That May Affect Future Results,” “Risk Factors” or “Forward Looking Statements” sections of such Company SEC Reports), the Company hereby makes the representations and warranties set forth in this Section 3 to Parent and Merger Sub. The section numbers of the Company Disclosure Schedule are numbered to correspond to the section numbers of this Agreement to which they refer. Any information set forth in one section of the Company Disclosure Schedule will be deemed to apply to each other section or subsection of this Agreement to which its relevance is reasonably apparent.

Section 3.1  Organization and Qualification.

(a) Each of the Company and each subsidiary of the Company (all such Company subsidiaries being, collectively, the “Company Subsidiaries”) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the federal, state, local or foreign laws, statutes, regulations, rules, ordinances and judgments, decrees, orders, writs and injunctions (collectively, “Laws”) of any court or any nation, government, state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government (“Governmental Entity”) of its jurisdiction of organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets it purports to own and to carry on its business as now being conducted, except as has not had, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and each Company Subsidiary is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions where the nature of their business or the ownership, leasing or operation of their properties make such qualification or authorization necessary, except for jurisdictions in which the failure to be so qualified or authorized or in good standing has not had, individually or in the aggregate, a Company Material Adverse Effect. “Company Material Adverse Effect” shall mean (i) any event, circumstance, development, change or effect that is, individually or in the aggregate, materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, development, change or effect resulting from or arising out of any of the following shall constitute, a Company Material Adverse Effect: (A) the announcement of the execution of this Agreement or the pendency of consummation of the Merger, (B) changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries in which the Company and the Company Subsidiaries conduct their business (including, without limitation, the applicable software, design and spatial industries), so long as such conditions do not adversely affect the Company or the Company Subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (C) any change in general budget or appropriations policies of any Governmental Entities (as opposed to individual procurement decisions) or any applicable Law, rule or regulation or GAAP or interpretation thereof after the date hereof, so long as such changes do not adversely affect the Company or the Company Subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (D) any failure by the Company to meet any published estimates of revenues, earnings or other financial projections (it being understood, however, that any events, changes or developments causing or contributing to such failures may, except as provided in any of (A), (B), (C), (E), (F) or (G) of this definition, be deemed to constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred), (E) any outbreak or escalation of war of hostilities, any occurrence or threats of terrorist acts or any armed hostilities associated therewith and any national or international calamity, disaster or emergency or any escalation thereof, so long as such conditions do not adversely affect the Company or the Company Subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (F) a decline in the price, or a change in the trading volume, of the Company Common Stock on the Nasdaq National Market (including any successor exchange, “Nasdaq”) (it being understood, however, that any events, changes or developments causing or contributing to such decline or change may, except as provided in any of (A), (B), (C), (D), (E) or (G) of this definition, be taken into account in determining whether a Company Material Adverse Effect has occurred) and (G) taking any action outside of the ordinary course of business required by this Agreement, or taking or not taking any actions outside ordinary course of business at the written request of, or with the written consent of, Parent (including, without limitation, any actions requested pursuant to Section 5.1(a)(iii)), and (ii) an effect that prevents the Company’s ability to consummate the transactions contemplated hereby in accordance with this Agreement prior to the outside dates specified in Section 8.1.

(b) The Company has made available to Parent true, correct and complete copies of the certificate of incorporation and by-laws, or other organizational documents, of the Company and each material Company Subsidiary set forth in Section 3.4(a) of the Company Disclosure Schedule (each, a “Material Company Subsidiary”) as presently in effect. The Company is not in default in the performance, observation or fulfillment of its certificate of incorporation or by-laws. The Company Subsidiaries are not in default, in any material respect, in the performance, observation or fulfillment of their respective certificate of incorporation or by-laws or other organizational documents.

Section 3.2  Authority.  The Company has all necessary corporate power and authority to enter into, execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and, subject in the case of consummation of the Merger to the adoption of this Agreement by the requisite holders of Company Common Stock, to perform its obligations hereunder and thereunder and consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement and each instrument required hereby to be executed and delivered at the Closing by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than adoption of this Agreement by the holders of Company Common Stock and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 3.3  Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, of which, as of August 23, 2006, 29,414,834 shares (including an aggregate of 642,767 Restricted Shares and RSUs for which the restrictions have not lapsed) were issued and outstanding and 27,946,528 shares were held in the treasury of the Company. All of the issued and outstanding shares of such Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and, other than Company Rights, were issued free of any preemptive (or similar) rights. The Company is not authorized to issue and does not have any issued and outstanding preferred stock.

(b) As of August 23, 2006, the Company has reserved 3,928,044 shares of Company Common Stock for issuance pursuant to all of the Company Option Plans, of which Company Options to purchase 1,111,851 shares of Company Common Stock with a weighted average exercise price of $15.8155 per share were outstanding as of August 23, 2006 (all of which had an exercise price less than the Per Share Price), and 2,816,193 shares remain available for grant as of such date. The maximum remaining number of shares of Company Common Stock authorized for purchase under the ESPP, as of August 23, 2006, is 936,586 shares. All shares of Company Common Stock reserved for issuance as specified above, shall be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and, other than Company Rights, will not be issued subject to any preemptive (or similar) rights.

(c) Except for (i) shares of Company Common Stock indicated in Section 3.3(a) as issued and outstanding as of August 23, 2006 and (ii) shares issued after August 23, 2006 but prior to the date hereof as Restricted Shares, or upon the exercise of Company Options or RSUs granted prior to the date hereof or “Options” under the ESPP, at the Effective Time there will not be any shares of Company Common Stock issued and outstanding. Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, no Company Options, RSUs or Restricted Shares have been issued since August 23, 2006.

(d) No registration rights involving the Company securities will survive consummation of the Merger.

(e) The Company’s authorized capital stock consists solely of the Company Common Stock described in Section 3.3(a). There are not authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, calls, repurchase or redemption agreements, or other agreements, instrument, contracts, claims or commitments of any nature whatsoever obligating the Company or any Company Subsidiary to issue, transfer, deliver, sell, repurchase or redeem, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the Company Common Stock or other securities of the Company or to make payments with respect to the value of any of the foregoing or obligating the Company to grant, extend or enter into any such agreement or commitment, other than (i) Company Options and RSUs outstanding on the date hereof, (ii) the rights (the “Company Rights”) issued pursuant to the Amended and Restated Rights Agreement, dated as of March 5, 2002 (the “Company Rights Agreement”), between the Company and Computershare Investor Services, LLC, as rights agent, in respect of which no Distribution Date (as defined in the Company Rights Agreement) has occurred and (iii) “Options” issued pursuant to the ESPP. There are no stockholder agreements, voting trusts, proxies or other agreements or instruments with respect to the voting of the capital stock of the Company to which the Company or any of its officers or directors are a party and, to the knowledge of the Company, no other party is a party to any stockholder agreements, voting trusts, proxies or other agreements or instruments with respect to the voting of the capital stock of the Company.

(f) The Company has no outstanding bonds, debentures, notes or other indebtedness that have the right to vote (or which is convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders may vote.

(g) The Company Common Stock constitutes the only class of securities of the Company registered under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”).

(h) Section 3.3(h) of the Company Disclosure Schedule sets forth a schedule of all outstanding cash, cash equivalents and marketable debt investments (collectively, “Cash Equivalents”) of the Company and the Company Subsidiaries as of July 31, 2006, including the currency in which such Cash Equivalents are denominated, the entity that owns such Cash Equivalents and the country in which such Cash Equivalents are held. Neither the Company nor any Company Subsidiary is a party to any Contract (excluding, for avoidance of doubt, any solvency or capital surplus requirements under applicable Law) that would prevent any Cash Equivalents of the Company or the Company Subsidiaries from being utilized to satisfy in part the Merger Consideration.

Section 3.4  Company Subsidiaries.

(a) Section 3.4(a) of the Company Disclosure Schedule sets forth a complete list of the names and jurisdictions of organization of each Company Subsidiary. All issued and outstanding shares or other equity interests of each Company Subsidiary have been duly authorized, validly issued, are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of any pledges, charges, liens, encumbrances, restrictions on the transfer, voting or dividend rights, rights of first offer or first refusal, security interests or adverse rights or claims of any nature whatsoever (“Liens”), except for (i) Liens for current taxes and assessments not yet past due or that are being contested in good faith, (ii) Liens imposed by applicable Law, and (iii) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on the Company’s ownership interest in such Company Subsidiary or the ability of Parent, the Company or any Company Subsidiary to pledge such shares or other equity interests of such Company Subsidiary in connection with the Debt Financing. None of the Company Subsidiaries own any shares of Company Common Stock.

(b) There are not any authorized or outstanding subscriptions, options, conversion or exchange rights, warrants, calls, repurchase or redemption agreements, or other agreements, claims, contracts or commitments of any nature whatsoever obligating any Company Subsidiary to issue, transfer, deliver, sell, register, repurchase or redeem, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of the Company Subsidiary or to make payments with respect to the value of any foregoing or obligating the Company Subsidiary to grant, extend or enter into any such agreement.

Section 3.5  SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed all forms, reports, registrations, statements, certifications and other documents required to be filed by it with, or furnished by the Company to, the United States Securities and Exchange Commission (the “SEC”) for all periods beginning on or after January 1, 2003 (the “Company SEC Reports”). The Company SEC Reports were prepared in accordance with the applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), and did not, as of their respective dates (or, if amended, as of the date of such amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent and Merger Sub copies of all comment letters from the SEC relating to the Company SEC Reports and all responses thereto. As of the date of this Agreement, there are not outstanding or unresolved comments in comment letters received from the SEC. To the knowledge of the Company, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review. No Company Subsidiary is required to file any form, report, registration, statement or other document with the SEC.

(b) The consolidated financial statements contained in the Company SEC Reports (including the related notes and schedules, where applicable) (the “Financial Statements”) (i) present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows and statements of stockholders equity of the Company and its consolidated subsidiaries as of and for the periods presented therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and, with respect to pro forma financial statements, to the qualifications stated therein), (ii) have been prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except as otherwise indicated therein or, in the case of the unaudited quarterly financial statements as permitted by Form 10-Q, and (iii) when filed complied as to form in all material respects with the rules and regulations of the SEC with respect thereto. Since December 31, 2005, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes to such financial statements. The management of the Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the consolidated Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities. The Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board of Directors (or persons performing the equivalent functions): (A) all significant deficiencies and material weaknesses within their knowledge in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (B) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company’s principal executive officer and principal financial officer have made, with respect to the Company SEC Reports, all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC. As of the date hereof, the Company has not identified any material weaknesses in the design or operation of the internal controls over financial reporting except as disclosed in the Company SEC Reports filed prior to the date hereof. As of the date hereof, neither the Company nor any of the

Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002.

(c) To the knowledge of the Company, neither the Company, any Company Subsidiaries, nor any of their respective officers or directors, nor any of the Company’s Affiliates (including any holder of five percent (5%) or more of the Company’s outstanding equity interests) (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation; (ii) is otherwise a party with whom, or has its principal place of business or the majority of its business operations (measured by revenues) located in a country in which, transactions are prohibited by (A) United States Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism; (B) the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; (C) the United States Trading with the Enemy Act of 1917, as amended; (D) the United States International Emergency Economic Powers Act of 1977, as amended or (E) the foreign asset control regulations of the United States Department of the Treasury; (iii) has been convicted of or charged with a felony relating to money laundering or (iv) is under investigation by any governmental authority for money laundering.

(d) Neither the Company nor any Company Subsidiary has any liabilities, whether accrued, absolute, contingent or otherwise, other than liabilities and obligations (i) reflected or reserved against on the Financial Statements in accordance with GAAP or reasonably apparent from the notes or management’s discussion and analysis related thereto, (ii) incurred in connection with the transactions contemplated herein or since the date of the most recently audited Financial Statements in the ordinary course of business consistent with past practice, (iii) discharged or paid prior to the date of this Agreement, or (iv) that have not had, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6  Absence of Certain Changes or Events.

(a) Since December 31, 2005, except as specifically contemplated by, or disclosed in, this Agreement, there have not been any changes, events or circumstances that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) There has not been any action taken by the Company or any Company Subsidiary during the period from December 31, 2005 through the date hereof, that, if taken during the period from the date hereof through the Effective Time, would constitute a breach of Section 5.1, except for such actions as have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7  Compliance with Laws.

(a) The Company and the Company Subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, registration, order, grant or other authorization of a Governmental Entity that is required for the operation of the business of the Company or any of the Company Subsidiaries or the holding of any interest in any of their properties (collectively referred to herein as, the “Permits”), except where the failure to have, or the suspension or cancellation of, any Permit would not have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Permits are not subject to any conditions or requirements that are not generally imposed on the holders thereof, all of such Permits are valid and in full force and effect and neither the Company nor any Material Company Subsidiary has violated the terms of such Permits. No proceeding is pending or, to the knowledge of the Company, threatened in writing to revoke, suspend, cancel, terminate, or adversely modify any Permit.

(b) Neither the Company nor any Company Subsidiary, and no director, officer, agent or employee acting in his or her capacity as a director, officer, agent or employee of the Company or the Company Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties, or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) taken any action that would constitute a violation of the Foreign

Corrupt Practices Act of 1977, as amended, that in the case of clauses (i), (ii) and (iii) would result, individually or in the aggregate, in a Company Material Adverse Effect.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries are in and have been in compliance with, are not in default or violation of, and have not, to the knowledge of the Company, received any notice of non-compliance, default or violation with respect to, any Laws applicable to the business of the Company and the Company Subsidiaries or to which any of its or their properties are bound.

(d) Neither the Company nor any Company Subsidiary is a party to, or has a legally binding commitment to enter into, any joint venture, off balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company or the Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)).

Section 3.8  Claims, Actions and Proceedings.  There are no outstanding orders, writs, judgments, injunctions, decrees or other requirements of any court or arbitrator against the Company, any Company Subsidiary or any of their securities, assets or properties that would have, individually or in the aggregate, a Company Material Adverse Effect. There are no actions, suits, claims, investigations, arbitrations, legal or administrative proceedings (collectively, “Actions”) or, to the knowledge of the Company, any governmental investigations or inquiries pending or overtly threatened, against the Company or any Company Subsidiary or any of their securities, assets or properties, except as would not have, individually or in the aggregate, a Company Material Adverse Effect and other than Actions challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit the Merger. As of the date hereof, there are no Actions pending or, to knowledge of the Company, overtly threatened, against the Company or any Company Subsidiary challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit the Merger.

Section 3.9  Contracts and Other Agreements.

(a) Except for this Agreement, or as set forth in Section 3.9(a) of the Company Disclosure Schedule or in the exhibit lists of the Company SEC Reports, none of the Company nor any Company Subsidiary is a party to or bound by any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit or other instrument or obligation (each, a “Contract”): (i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed on Form 8 K; (ii) that (a) contain covenants binding upon the Company or any of its affiliates that restrict the ability of the Company or any Company Subsidiary to compete in any business or in any geographic area in a manner that is material to the Company and the Company Subsidiaries, taken as a whole, or (b) grant any exclusive rights to make, sell or distribute the Company’s material products and services, or otherwise prohibit or limit in any material respect the right of the Company and the Company Subsidiaries to develop, manufacture, market, sell or distribute any material products or services; provided, however, that this subsection (ii) shall not include Contracts that may be fully canceled by the Company or any Company Subsidiary upon notice of 90 days or less without any material payment or penalty; (iii) that would obligate the Company or any Company Subsidiary to file a registration statement under the Securities Act, which filing has not yet been made; (iv) that involves any license agreement that is material to the Company and the Company Subsidiaries taken as a whole, or is a license for software incorporated into or directly used in any applications that form part of the products or services of the Company or any Company Subsidiary (other than off the shelf software and any software that is not material to any product or replaceable without significant expense or effort) (each a “License Agreement”); (v) relating to indebtedness for borrowed money, guarantees of indebtedness for borrowed money, lines of credit (whether or not drawn), letters of credit, capitalized lease or surety bonds having an outstanding principal amount in excess of $2,000,000 in the aggregate; (vi) that involves acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other voting securities or equity interests of another person or the Company for aggregate consideration in excess of $3,000,000 that involves continuing or contingent obligations of the Company or the Company Subsidiaries or is not yet consummated; (vii) under which the Company or any Company Subsidiary has advanced or loaned any funds in excess of $1,000,000 or has guaranteed any obligations of another person in excess of $1,000,000 individually or $3,000,000 in the aggregate, other than extensions of credit to customers in the ordinary course of business consistent with past practice, (viii) that would constitute one of the Company’s (a) top ten contracts in terms of revenues received from the sale of products or services (as measured by the revenue reasonably expected to be derived therefrom during the twelve (12) months ended December 31, 2006) (the applicable customers being, the “Major Customers”)), or (b) top ten contracts with its suppliers or other licensors (determined on the basis of amounts reasonably expected to be paid by the Company or the Company Subsidiaries in the 12 months ended December 31, 2006) (the applicable suppliers or licensors being, the “Major Suppliers”), (ix) that requires the payment by or to the Company or any Company Subsidiary of more than $5,000,000 annually in respect of customers or vendors, (x) that is in respect of any employment, retention, severance or change of control arrangement, in each case with an executive officer of the Company or any Company Subsidiary, any employee of the Company or any Company Subsidiary who is paid a base salary of $200,000 or more or with the potential for annual or one time payments equal to an aggregate of $300,000 during any 12 month period, (xi) with respect to any property of the Company or any Company Subsidiary, real or personal (whether owned or leased), that involves annual payments in excess of $1,000,000, (xii) that relates to any single or series of related capital expenditures by the Company in excess of $1,000,000, (xiii) to which the Company or any Company Subsidiary is a party constituting a general or limited partnership, a limited liability company or a joint venture (whether limited liability or other organizational form) or alliance or similar arrangement that is material to the business of the Company and the Company Subsidiaries, taken as a whole, (xiv) that relates to any settlement agreement, other than (a) releases immaterial in nature or entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the cessation of such employee’s or independent contractor’s employment with the Company, (b) settlement agreements for cash only (which has been paid or accrued for) and does not exceed $1,000,000 as to such settlement or (c) settlement agreements entered into more than two years prior to the date of this Agreement under which none of the Company or Company Subsidiaries have any continuing obligations, liabilities or rights (excluding releases), in each case material to the Company and the Company Subsidiaries taken as a whole other than settlements listed on another section of the Company Disclosure Schedule or entered into after the date hereof with respect to patent litigation in accordance with Section 5.1, (xv) that relates to conditional sale arrangements or hedging activities, in each case in connection with which the aggregate actual or contingent obligations of the Company and the Company Subsidiaries under such Contract are greater than $1,000,000 in the aggregate, (xvi) that involves the entity set forth in Section 3.9(a)(xvi) of the Company Disclosure Schedule and (xvii) to which the Company or any Company Subsidiary is a party that creates a lien or other encumbrance on the assets or properties of the Company or any Company Subsidiary that is material to the Company and the Company Subsidiaries, taken as a whole. Each such Contract described in clauses (i) through (xvii) is referred to herein as a “Material Contract.”

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Material Contracts is in full force and effect and is valid and binding on the Company and each Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto, enforceable against such parties in accordance with their terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has breached, is in default under, or has received written notice of any breach of or default under, any Material Contract, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary. To the Company’s knowledge, no other party to any Material Contract to which the Company or any Company Subsidiary is a party is in breach or violation of, or default under, such Material Contract. A complete and correct copy, subject to redaction if required pursuant to the terms thereof or if required by applicable Law, of each Material Contract has previously been made available by the Company to Parent or filed by the Company with the SEC.

(d) As of the date of this Agreement, since January 1, 2006, none of the Major Customers or Major Suppliers has (i) terminated or required any amendment materially adverse to the Company or any Material Company Subsidiary to any of their respective contracts with the Company or applicable Company Subsidiary, or otherwise altered in writing their relationships with the Company or applicable Company Subsidiary in any respect materially adverse to the Company or (ii) failed to renew any such contract to the extent such contract was renewable by its terms or the nature of the contract or relationship otherwise expressly contemplated an ongoing purchase or supply relationship.

(e) In the past three years, neither Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any of their respective officers or directors or principals (as defined in FAR 52.209-5) has been debarred or suspended from doing business with the United States Government or any of its agencies, nor has the Company received written notice that any such suspension or debarment action has been proposed. In the past three years, no show cause notices, notices of termination for default or cure notices have been issued against Company or any of the Company Subsidiaries, except as to any such cure notices, those with respect to which cure has been made in the ordinary course of business. Neither Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any of their respective officers or directors or principals (as defined in FAR 52.209-5) is currently and has not been in the past three years, convicted or under criminal indictment or had a civil judgment rendered against them with respect to any alleged irregularity, misstatement or omission arising under or in any way relating to any Contract with the United States Government or any of its agencies. Neither Company nor any of the Company Subsidiaries in the past three years has (i) made any voluntary disclosure regarding material non-compliance relating to any Material Contract with the United States Government or any of its agencies that remains unresolved in any material respect or (ii) ever been denied a security clearance necessary to perform any Contract with the United States Government or any of its agencies unless such clearance has later been granted. To the knowledge of the Company, in the past three years, neither Company nor any of the Company Subsidiaries, nor any of their officers, directors, or employees, has been in material violation of the provisions and requirements of the National Industrial Security Program Operating Manual or the requirements of the Company facility security clearances or the individual security clearances of the officers, directors, or employees. Neither Company nor any of the Company Subsidiaries has assigned or otherwise conveyed or transferred, or agreed to assign, to any persons, any Contracts with the United States Government or any of its agencies, or any account receivable relating thereto, whether as a security interest or otherwise.

(f) To the knowledge of the Company, with respect to any Material Contract with the United States Government or any of its agencies, or with any of their prime contractors or subcontractors: (i) no material amount of money due the Company or any of the Company Subsidiaries is being withheld or offset; (ii) no claim or action for relief or dispute proceeding is pending against the Company or any of the Company Subsidiaries; (iii) no material customer complaint that remains unresolved (as determined in the Company’s reasonable discretion) has been received by the Company or any of the Company Subsidiaries; (iv) other than routine cost or pricing audits, neither the Company nor any of the Company Subsidiaries is being audited by the United States Government or any of its agencies; and (v) neither the Company nor any of the Company Subsidiaries, nor any of their respective officers or directors is under administrative, civil, or criminal investigation by the United States Government or any of its agencies.

Section 3.10  Intellectual Property.

(a) Section 3.10(a) of the Company Disclosure Schedule contains a list, as of the date hereof, of all United States and foreign Registered Intellectual Property owned by the Company or any Company Subsidiary (“Owned Intellectual Property”). The Intellectual Property owned by and licensed to the Company and the Company Subsidiaries (collectively, the “Company Intellectual Property”) constitutes all Intellectual Property used, held for use or necessary for the conduct of the business of the Company and the Material Company Subsidiaries as presently conducted, except as has not had, individually or in the aggregate, a Company Material Adverse Effect. Each item of Company Intellectual Property immediately prior to the Effective Time hereunder will be available for use on substantially the same terms and conditions immediately subsequent to the Effective Time, except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not in any material way (i) alter, impair or extinguish any material Company Intellectual Property, or (ii) trigger any obligation to grant rights under any such items or pay any, or accelerate the payment of any, royalties to any third party in excess of the amounts payable prior to the Closing.

(b) The Company and/or each Company Subsidiary (i) own the entire right, title and interest in and to all of the Owned Intellectual Property, free and clear of all Liens and/or, with respect to intellectual property embedded in the Owned Intellectual Property or otherwise, has the right to use the material Company Intellectual Property licensed for use by the Company or any Company Subsidiary pursuant to the terms of subsisting license agreements, and (ii) has not received any written notice or written claim challenging the Company’s or Subsidiary’s ownership of the Owned Intellectual Property. Other than as listed on Section 3.10(b) of the Company’s Disclosure Schedule, no Owned Intellectual Property has been licensed or a covenant not to sue been granted to a third party other than licenses that accompany the sale or licensing of the Company and Company Subsidiaries products and services in the ordinary course of business consistent with statutory provisions governing the sale of goods.

(c) Neither the Company nor any Company Subsidiary has infringed upon, misappropriated, diluted or otherwise come into conflict with any Intellectual Property rights of any third parties, other than any such infringement, misappropriation, dilution or conflict which is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Other than as listed on Section 3.10(c) of the Company Disclosure Schedule and other than for matters which have been resolved, neither the Company nor any Company Subsidiary has received any written charge, complaint, claim, demand, or notice alleging any infringement, invalidity, unenforceability, misappropriation, misuse or violation of any third party’s Intellectual Property rights (including any “invitations to license” or communications that claim that a person must license or refrain from using any Intellectual Property rights of any third party) or of unfair competition relating to third party Intellectual Property rights. There are no Actions pending asserting the invalidity, misuse, infringement or unenforceability of any Owned Intellectual Property. To the knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any of the material Owned Intellectual Property that is currently used in the Company’s material commercial software products except for such infringement, misappropriation or violation which is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or each Company Subsidiary has taken commercially reasonable actions to maintain the Company’s and each Company Subsidiary’s Owned Intellectual Property with the relevant Governmental Entity, including payment of all fees, annuities and all other payments which have heretofore become due to any government authority with respect to the Owned Intellectual Property. To the knowledge of the Company, the Owned Intellectual Property (i) is valid and enforceable and (ii) is not the subject of any opposition filed with the United States Patent and Trademark Office or the corresponding offices of any foreign jurisdiction where such Intellectual Property is owned or registered except as has not had, individually or in the aggregate, a Company Material Adverse Effect.

(e) The Company and the Company Subsidiaries maintain policies and procedures regarding data security and privacy that are commercially reasonable and, in any event, in compliance in all material respects with all their obligations to their customers and under applicable Laws. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, there has been no security breach relating to, violation of any security policy regarding, or unauthorized access or unauthorized use of, any confidential or proprietary data used in the businesses of the Company or a Company Subsidiary. The use and dissemination of any and all data on concerning individuals by their businesses is in compliance in all material respects with customer agreements and applicable Law.

(f) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no material commercial product marketed or sold by the Company or any Company Subsidiary, uses, incorporates or has embedded in it any source, object or other software code subject to an open source license or other similar type of license (including without limitation, the GNU General Public License, Library Generally Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative license, MIT, Apache or Public Domain Licenses, (each an “Open Source License”) such that such product of the Company or such Company Subsidiary is, as a whole, subject to the terms of such Open Source License as such terms pertain to the requirement to distribute the source code for such product.

(g) To the knowledge of the Company, and except as would not have a Company Material Adverse Effect, no trade secret or any other confidential or proprietary information of the Company or any Company Subsidiary has been disclosed by the Company or any Company Subsidiary to any third party other than pursuant to a written nondisclosure agreement restricting the disclosure and use of such information. The Company and each Company Subsidiary have taken commercially reasonable security measures to protect the confidentiality of their trade secrets and all third party confidential information provided to them that they are legally obligated to maintain in confidence. The Company and each Company Subsidiary has in place a policy and practice whereby they execute confidentiality and Intellectual Property assignment of rights and/or employee assignment of rights agreement with all of their respective employees, consultants and contractors.

(h) “Intellectual Property” means the entire right, title and interest in and to all intellectual property or other proprietary rights throughout the world of every kind and nature, whether existing under statute or at common law or equity, now or hereafter recognized, including all rights and interests pertaining to or deriving from (a) any (i) fictitious trade business names, trade names, corporate names, registered and unregistered trademarks, service marks and logos, trade dress, together with any goodwill related to the foregoing, (ii) (A) all patents (including all continuations, continuations in part, revisions, renewals, reissues, reexaminations, and divisionals) and any applications therefor (“Patents”), and (B) inventions and discoveries that may be patentable, (iii) copyrights in both published works and unpublished works including any registrations and applications therefor and whether registered or unregistered, or (iv) all trade secrets, confidential information, customer lists, software, databases, works of authorship, mask works, technical information, data, drawings, blue prints, proprietary processes, formulae, algorithms, models, user interfaces, concepts, ideas, techniques, methods, and methodologies, (b) technical and confidential information, rights of privacy and publicity, moral rights, and shop rights, (c) computer software and firmware programs and systems, source code, object code, databases, and documentation relating to the foregoing, and (d) Internet domain names, and all registrations and applications therefor, and web sites and web pages and related items (and all intellectual property and proprietary rights incorporated therein) and email addresses. Intellectual Property does not include any third party software modules, components or other technology included or incorporated into any Intellectual Property of the Company or any Company Subsidiary. “Registered Intellectual Property” means each of the following included in the Intellectual Property everywhere throughout the world: Patents and statutory invention registrations, registered trademarks, registered service marks, registered copyrights, Internet domain name registrations and the registrations of and applications for registration of any of the foregoing.

Section 3.11  Real Property; Title to Assets.

(a) Section 3.11(a) of the Company Disclosure Schedule lists each parcel of real property owned by the Company or any Company Subsidiary (the “Real Property”). The Company or any Company Subsidiary has good, valid and marketable title to all of the Real Property, in each case free and clear of all mortgages, pledges, liens, leases, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer, other than (i) liens for current taxes and assessments not yet past due or being contested in good faith, (ii) inchoate liens for construction in progress, (iii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company or such Company Subsidiary consistent with past practice for sums not yet delinquent or being contested in good faith by appropriate proceedings, and (iv) all Liens and other imperfections of title (including matters of record) and encumbrances that do not materially interfere individually or in the aggregate with the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, materially detract from the value or use of the Real Property or have, individually or in the aggregate, a Company Material Adverse Effect (collectively, “Permitted Liens”).

(b) Section 3.11(b) of the Company Disclosure Schedule lists by address each parcel of real property leased or subleased by the Company or any Company Subsidiary that is currently used in, and material to, the conduct of the business of the Company and the Company Subsidiaries (together with all other real property leased by the Company and the Company Subsidiaries, the “Leased Properties”), with the name of the lessor and the date of the lease or sublease. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has the right to the use and occupancy of the Leased Properties, subject to the terms of the applicable Lease and Permitted Liens. The Company or any Company Subsidiary has good leasehold title to the material Leased Properties, subject to Permitted Liens. There is no pending or, to the Company’s knowledge, overtly threatened eminent domain taking affecting any of the material Real Property or the material Leased Properties or any material portion thereof or material interest therein.

(c) Each of the Company and the Company Subsidiaries is in compliance in all material respects with the terms of all leases to material Leased Properties to which it is a party (each a “Lease” and, collectively, the “Leases”), and each such lease is a legal, valid and binding agreement of the Company or the Company Subsidiary, as the case may be and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Company Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 3.12  Insurance.  The Company and the Company Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with applicable Law. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all policies or binders of material fire, liability, product liability, workers’ compensation, vehicular, directors’ and officers’ and other material insurance held by or on behalf of the Company and the Company Subsidiaries (collectively, the “Company Insurance Policies”) are (i) except for policies that have expired under their terms, in full force and effect, and (ii) to the knowledge of the Company, valid and enforceable in accordance with their terms. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is in breach or default with respect to any provision contained in such policy or binder. Neither the Company nor any Company Subsidiary has (a) received notice of actual or threatened modification or termination of any material Company Insurance Policy, or (b) received notice of cancellation or non-renewal of any such Company Insurance Policy, other than in connection with ordinary renewals.

Section 3.13  Tax Matters.

(a) For purposes of this Agreement, the term “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means all United States federal, state and local, and all foreign, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, social security, unemployment insurance, workers’ compensation, use, property, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, environmental, capital, gain, withholding taxes, any other taxes, and any fees, assessments, liabilities, levies, charges, duties, tariffs, impositions or assessments in the nature of taxes, together with all interest, penalties, fines and additions imposed on or with respect to such amounts, whether disputed or not, including any liability for taxes of a predecessor entity. “Tax Return” (and, with correlative meaning, “Tax Returns”) means any return, declaration, report, claim for refund or information return or similar statement filed or required to be filed with any taxing authority or any other Governmental Entity in connection with Taxes, including any attachments thereto and any amendments thereof.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(i) All Tax Returns required to be filed by or with respect to the Company and the Company Subsidiaries have been filed or will be filed with the appropriate tax authority within the time and in the manner prescribed by Law. All such Tax Returns are true, correct and complete in all respects, and all Taxes owed by the Company or the Company Subsidiaries, whether or not shown on any Tax Return, have been timely paid or fully reserved for on the Financial Statements. No claim (which has not been settled and paid or accrued in the Financial Statements) has ever been made in writing by any taxing authority in any jurisdiction in which any of the Company or the Company Subsidiaries does not file a Tax Return that the Company or the Company Subsidiaries are or may be subject to taxation by that jurisdiction. Since January 1, 2003, no adjustment relating to any Tax Return of the Company or any Company Subsidiary has been proposed in writing by any Tax Authority (insofar as such adjustment relates to the activities or income of the Company or any Company Subsidiary).

(ii) There are no Liens with respect to Taxes upon any of the assets or properties of the Company or the Company Subsidiaries, other than with respect to Taxes not yet due and payable.

(iii) No audit, assessment, examination, dispute, investigation or judicial or administrative proceeding is currently pending or ongoing with respect to any Tax Return or Taxes of the Company or the Company Subsidiaries with respect to which the Company or a Company Subsidiary has been notified orally or in writing. No deficiency for any Taxes has been proposed or assessed in writing against the Company or the Company Subsidiaries, which deficiency has not been paid or accrued in full. All Tax deficiencies determined as a result of any past completed audit with respect to Taxes of the Company and the Company Subsidiaries have been satisfied.

(iv) There are no outstanding requests, agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or the Company Subsidiaries for any taxable period. No power of attorney granted by or with respect to the Company or the Company Subsidiaries relating to Taxes is currently in force.

(v) With respect to any period ending on or before the date of the latest balance sheet included in the Financial Statements for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company and the Company Subsidiaries have, in accordance with and to the extent required by GAAP, made accruals for such Taxes in their Financial Statements.

(vi) All withholding and payroll Tax requirements required to be complied with by the Company and the Company Subsidiaries (including requirements to deduct, withhold and pay over amounts to any Governmental Entity and to comply with associated reporting and record keeping requirements) have been satisfied or accrued in the Financial Statements.

(vii) Neither the Company nor any Company Subsidiary has any liability for the Taxes of any other person (other than the Company and the Company Subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law) by contract or as a transferee or successor. No person has any right to any payment from the Company or any Company Subsidiary with respect to any Tax refunds received or due to be received by the Company.

(viii) The Company has delivered or made available to Parent complete copies of all Tax Returns of the Company with respect to 2003 and 2004.

(ix) Neither the Company nor any Company Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2).

(x) Neither the Company nor any Company Subsidiary is a party to any joint venture, partnership, or other arrangement (other than an arrangement related to royalties) that the parties treat as a partnership for federal or applicable state, local or foreign Tax purposes.

(xi) Except as disclosed in its Tax Returns, neither the Company nor any Company Subsidiary has received approval to make or agreed to a change in any accounting method or has any written application pending with any Tax authority requesting permission for any such change.

(xii) The Company has not been a “distributing corporation” or a “controlled corporation” within the meaning of Code section 355(a)(1)(A) in a transaction occurring within the past five years.

(xiii) Neither the Company nor any Company Subsidiary is party to or bound by any active closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) or offer in compromise with any U.S. Tax authority.

(xiv) Neither the Company nor any of the Company Subsidiaries is a party to any indemnification, allocation, sharing or similar agreement, with respect to Taxes that would give rise to a payment or indemnification obligation (other than agreements among the Company and the Company Subsidiaries).

Section 3.14  Employee Benefit Plans.

(a) With respect to each material pension, savings, profit sharing, retirement, deferred compensation, employment, welfare, fringe benefit, insurance, short and long term disability, medical, death benefit, incentive, bonus, stock, other equity-based, vacation pay, severance pay, cafeteria plan and other plan, program and arrangement for the benefit of any current or former employee, director or consultant of the Company or any Company Subsidiary (collectively, the “Company Employees”), or their beneficiaries, including each “employee benefit plan” (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is not a Foreign Plan (as defined in Section 3.14(h)), and that is sponsored or maintained by the Company and/or by one or more Company Subsidiaries or to which the Company and/or one or more Company Subsidiaries has contributed or under which the Company or any Company Subsidiary has any present or future liability (each, a “Plan”), the Company has delivered or made available to Parent current, accurate and complete copies of each of the following together with, when applicable, all amendments: (i) the Plan, or, if the Plan has not been reduced to writing, a written summary of its material terms, (ii) if the Plan is subject to the disclosure requirement of Title I of ERISA, the summary plan description, and in the case of each other Plan, any similar employee summary, (iii) if the Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter (or opinion letter upon which the Company is entitled to rely) issued by the Internal Revenue Service (“IRS”), (iv) if the Plan is subject to the requirement that a Form 5500 series annual report/return be filed, the three most recently filed annual reports/returns, (v) all related trust agreements, group annuity contracts, administrative services agreements, (vi) for each Plan that is funded, the three most recent financial statements and actuarial reports for each such Plan and (vii) since January 1, 2003, any material communications received from or sent to the IRS or the U.S. Department of Labor relating to an audit or similar process involving the Plan. Section 3.14(a) of the Company Disclosure Schedule sets forth a list of all material Plans.

(b) There is no entity (other than the Company or any Company Subsidiary) that together with the Company or any Material Company Subsidiary that was, during the five years preceding the date of this Agreement, or currently would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA. None of the Plans is a defined benefit plan subject to Title IV of ERISA.

(c) Each Plan has been established and administered in all material respects in accordance with its terms and the provisions of applicable law, including ERISA and the Code (and the rules and regulations thereunder), and to the knowledge of the Company, nothing has been done or not done with respect to any Plan, the doing or not doing of which could result in any material liability on the part of the Company or any Company Subsidiary under Title I of ERISA or Chapter 43 of the Code. None of the Plans is currently under examination by the IRS or the U.S. Department of Labor. All contributions, premiums and expenses, if any, due under each Plan have been timely made. Each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter upon which the Company may rely) from the IRS that it is so qualified, and to the knowledge of the Company nothing has occurred since the date of such letter that could reasonably be expected to adversely affect the qualified status of such Plan. Each trust created under any such Plan is exempt from tax under Section 501(a) of the Code. No Plan is or has been subject to Section 302 of ERISA or Section 412 of the Code. To the knowledge of the Company, no event has occurred and no condition exists that would subject the Company or any Company Subsidiary either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization that is a member of a controlled group of organizations within the meaning of Sections 414 (b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules or regulations which could result in any material liability on the part of the Company or any Company Subsidiary.

(d) Except for continuation of health coverage described in Section 4980B of the Code or Section 601 et seq. of ERISA (“COBRA”), no Plan provides for medical, dental, life insurance coverage or any other welfare benefits after termination of employment or for other post-employment welfare benefits.

(e) No Action (other than routine claims for benefits in the ordinary course) is pending or, to the knowledge of the Company, threatened against any Plan (including any audit or other administrative proceeding by the U.S. Department of Labor, the IRS or other governmental agencies), except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Neither the Company nor any of the Company Subsidiaries has ever maintained, sponsored, contributed to, been required to contribute to, or incurred any liability under any defined benefit pension plan subject to Title IV of ERISA, including without limitation any multi-employer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or any multiple employer plan as defined in Section 413(c) of the Code, or any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

(g) Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Plan that would result in the imposition on the Company of a material penalty pursuant to Section 502 of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975 of the Code.

(h) Each non-governmental plan maintained, or contributed to, by or on behalf of the Company or any Company Subsidiary applicable to employees of the Company or any Company Subsidiary located outside of the United States (a “Foreign Plan”) and each material non-governmental welfare benefit plan maintained or contributed to by or on behalf of the Company or any Company Subsidiary applicable to employees of the Company or any Company Subsidiary located outside of the United States (a “Foreign Welfare Plan”), has been administered in material compliance with its terms and the requirements of all applicable Laws and regulations, and all required contributions to each Foreign Plan and Foreign Welfare Plan have been made. All Foreign Plans that are required to be funded are funded to the extent required in all material respects. There are no Actions (other than routine benefit claims) pending or, to the knowledge of the Company, threatened against any Foreign Plan or Foreign Welfare Plan, or, to the Company’s knowledge, no facts or circumstances exist that could give rise to any such Actions, except in each case as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(i) Except as required by applicable Law, no Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement, would (i) result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement (except as required by the Code or ERISA) (ii) except as contemplated by Section 2 with respect to Options, Restricted Shares and RSUs, accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any Plan, or (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Plans.

Section 3.15  Labor and Employee Matters.  Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, no work stoppage, slowdown or labor strike against the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries (a) have no direct or indirect liability with respect to any misclassification of any Persons as an independent contractor rather than as an employee and (b) are in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to their employees. Except as set forth on Section 3.15 of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary is party to any collective bargaining agreement or other labor union contract or statutory works council applicable to Company Employees, nor to the knowledge of the Company, are there any activities by any labor unions to organize such Company Employees.

Section 3.16  Environmental Matters.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company or any of the Company Subsidiaries is in violation of any Environmental Law or, except for any violation that has been fully resolved, has violated in the past any Environmental Law; (ii) there is and has been no Release of Hazardous Substances at, on or under (A) any of the properties currently owned, leased or operated by the Company or any of the Company Subsidiaries or, formerly owned, leased or operated by the Company or any of the Company Subsidiaries or, (B) to the knowledge of the Company, any other locations (including any location used for the storage, disposal, recycling or other handling of any Hazardous Substances), that would reasonably be expected to result in a liability or obligation of the Company or any of the Company Subsidiaries; (iii) the Company and the Company Subsidiaries have obtained and are in compliance with all Environmental Permits that are required for the operation of the business of the Company or any of the Company Subsidiaries or the holding of any interest in any of their properties and, except for any noncompliance that has been fully and finally resolved, have at all prior times been in compliance with such Environmental Permits; and (iv) to the knowledge of the Company, there are no actions, orders claims or notices pending or issued to or threatened against the Company or any of the Company Subsidiaries alleging violations of or liability under any Environmental Law or otherwise concerning the Release, threatened Release or management of Hazardous Substances.

(b) Parent and Merger Sub acknowledge that (i) the representations and warranties contained in this Section 3.16 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related in any way to the Company or to the Company Subsidiaries or to this Agreement or to its subject matter and (ii) no other representation or warranty contained in this Agreement (including pursuant to Section 3.7) shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

(c) To the Company’s knowledge, the Company has made available to Parent a copy of all material environmental reports, studies, assessments and audits prepared on or after January 1, 1999 with respect to the Company or any of the Company Subsidiaries that are currently in the possession or control of the Company or any of the Company Subsidiaries.

(d) For purposes of this Agreement:

(i) “Environmental Laws” means any Laws (including common law) of the United States federal, state, local, non-United States, or any other Governmental Entity, relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage, emission, discharge, disposal or arranging for disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment or of human health and safety as such is affected by Hazardous Substances or materials containing Hazardous Substances.

(ii) “Environmental Permits” means any permit, consent, license, registration, order, grant, approval, notification or any other authorization pursuant to Environmental Law.

(iii) “Hazardous Substances” means (A) those substances, materials or wastes defined as toxic, hazardous, acutely hazardous, pollutants or contaminants, in, or regulated under, the following United States federal statutes and any analogous foreign or state statutes, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; and (D) polychlorinated biphenyls, asbestos, molds that would reasonably be expected to have an adverse effect on human health and urea formaldehyde foam insulation.

(iv) “Release” means any release, spilling, leaking, pumping, pouring, discharging, emitting, emptying, escaping, leaching, injecting, dumping, disposing or migrating into or through the indoor or outdoor environment.

Section 3.17  No Breach.  The execution, delivery and performance of this Agreement do not and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will not (i) violate any provision of the certificate of incorporation or by-laws of the Company or the comparable organizational documents of a Material Company Subsidiary, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of or the cancellation or loss of a benefit under, require any notice or action under, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment or additional rights under or constitute (or with notice or lapse of time, or both, constitute) a default under, any Contract (excluding Permits), (iii) violate any Law applicable to the Company or the Company Subsidiaries or by which any of the Company’s or the Company Subsidiaries’ assets or properties is bound, (iv) violate any Permit, (v) except for (a) filings with the SEC under the Exchange Act, (b) filings pursuant to the DGCL as contemplated herein, (c) the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any merger control, competition or fair trade Law filings in foreign jurisdictions if and to the extent required, (d) filings required with, and approvals required by, the Nasdaq rules and regulations, and (e) the notifications and consents listed on Section 3.17 of the Company Disclosure Schedule, require any registration or filing with, notice to, or Permit, order, authorization, consent or approval of, any Governmental Entity or any third party pursuant to a Material Contract or any material Lease, or (vi) result in the creation of any Lien on the assets or properties of the Company or a Company Subsidiary (other than Permitted Liens), excluding from the foregoing clauses (ii), (iii), (iv), (v) and (vi) violations, conflicts, breaches, accelerations, rights or entitlements, defaults and Liens which, and filings, registrations, notices, Permits, orders, authorizations, consents and approvals the absence of which would not have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding the foregoing, for all purposes of the Agreement, the Company does not make any representation or warranty (pursuant to this Section 3.17 or elsewhere in this Agreement) regarding the effect of the applicable antitrust, merger control, competition or fair trade Laws on its ability to execute, deliver, or perform its obligations under the Agreement or to consummate the Merger as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any antitrust, merger control, competition or fair trade Law with respect to the consummation of the Merger.

Section 3.18  Board Approvals; Anti-Takeover; Vote Required.

(a) The Company Board of Directors has (i) duly and validly approved and adopted resolutions addressing all corporate action required to be taken by the Company Board of Directors to authorize this Agreement and the Merger, (ii) resolved that the Merger is advisable and in the best interests of the stockholders of the Company, and (iii) subject to the other terms and conditions of this Agreement, resolved to submit this Agreement to the stockholders of the Company and to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger.

(b) Assuming the accuracy of the representations and warranties set forth in Section 4.8(c), the Company and the Company Board of Directors has taken all action necessary such that no restrictions contained in any “fair price,” “moratorium,” “control share acquisition,” “business combination” or similar statute or regulation or provision in the Company’s certificate of incorporation or by-laws, including without limitation Section 203 of the DGCL, or any applicable regulation thereunder, will apply to the execution, delivery or performance of or compliance with this Agreement or the Merger.

(c) The Company has delivered or made available to Parent a true and correct copy of the Company Rights Agreement, as amended to date, and the Company Board of Directors has taken such action as is necessary to amend the Company Rights Agreement such that the execution, delivery or performance of or compliance with this Agreement and the Merger will not: (i) result in Parent becoming an “Acquiring Person”

under the Company Rights Agreement or (ii) result in the grant of any rights to any person under the Company Rights Agreement or enable, require or cause the Company Rights to become exercisable, detach from the Company Common Stock, be exercised or deemed exercised, or be distributed or otherwise triggered.

(d) Assuming the accuracy of the representations and warranties set forth in Section 4.8(c), the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”) is the only vote of the Company’s stockholders necessary to approve or adopt this Agreement and the transactions contemplated hereby.

Section 3.19  Financial Advisor.

(a) The Company Board of Directors has received the opinion of Goldman Sachs & Co. substantially to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Per Share Price to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders, a signed copy of which will be shown to Parent promptly after it is available following the date hereof.

(b) Other than Goldman Sachs & Co., no broker, investment banker, financial advisor, finder, agent or similar intermediary has acted on behalf of the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, and there are no other brokerage commissions, finders’ fees, financial advisor’s fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement, commitment or understanding with the Company or any Company Subsidiary, or any action taken by or on behalf of the Company or any Company Subsidiary. The Company has made available to Parent a true, complete and correct copy of the Company’s engagement letter with Goldman Sachs & Co. prior to the date hereof. Section 3.19(b) of the Company Disclosure Schedule sets forth the Company’s good faith estimate as of the date hereof of the amount of all legal and advisory fees and expenses to be incurred by the Company in connection with the Merger.

Section 3.20  Information in the Proxy Statement.  The proxy statement to be provided to the Company’s stockholders in connection with the Company Stockholders Meeting (such proxy statement, inclusive of any amendment thereof or supplement thereto, the “Proxy Statement”) on the date mailed to the Company’s stockholders and at the time of any meeting of the Company’s stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent, Merger Sub or any Sponsor expressly for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 3.21  Affiliate Transactions.  No executive officer or director of the Company or any Company Subsidiary or any person owning 5% or more of the Company Common Stock or any affiliate or family member of any such officer, director or owner (an “Affiliated Party”) is a party to any Contract with or binding upon the Company or any Company Subsidiary or has any material interest in any property or assets owned by the Company or any Company Subsidiary or has engaged in any transaction (other than those related to employment or incentive arrangements) with the Company that is material to the Company within the last 12 months, in each case, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.22  No Other Representations or Warranties; Investigation by Parent.  Except for the representations and warranties contained in this Section 3, and any certificates delivered by the Company in connection with Closing, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other person on behalf of the Company makes, nor have Parent nor Merger Sub relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or with respect to any other information made available to Parent or Merger Sub in connection with the transaction contemplated hereunder. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Section 3 or in the corresponding section of the Company Disclosure Schedule. Notwithstanding the foregoing or any other provision of this Agreement, nothing herein shall relieve the Company or any other person from liability for fraud.

Section 4.  Representations and Warranties of Parent.

Except as set forth in the disclosure schedule delivered by Parent to the Company on the date hereof (the “Parent Disclosure Schedule”), the Parent and Merger Sub hereby jointly and severally make the representations and warranties set forth in this Section 4 to the Company. The section numbers of the Parent Disclosure Schedules are numbered to correspond to the section numbers of this Agreement to which they refer. Any information set forth in one section of the Parent Disclosure Schedule will be deemed to apply to each other section or subsection of this Agreement to which its relevance is reasonably apparent.

Section 4.1  Organization.  Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent and Merger Sub are duly qualified or licensed as a foreign corporation or organization to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be likely to prevent or materially delay Parent and Merger Sub’s ability to consummate the transactions contemplated hereby (a “Parent Material Adverse Effect”). Parent and Merger Sub have been formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

Section 4.2  Authority to Execute and Perform Agreement.  Parent and Merger Sub have the necessary corporate power and authority to enter into, execute and deliver this Agreement and to perform fully their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation, enforceable against them in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 4.3  No Conflict; Required Filings and Consents.

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, (i) violate in any material respect (A) any provision of the certificate of incorporation, by-laws or other organizational documents of Parent or Merger Sub (including the limited partnership or similar agreements of the Sponsors), or (B) subject to the filings and other matters referred to in Section 4.3(b), any Law applicable to Parent or Merger Sub or their properties or assets or (ii) require the consent of, or registration, declaration or filing with, any third party under any Contract to which Parent or Merger Sub is a party or by which their respective assets or properties are bound.

(b) No consent of, or registration, declaration or filing with, any third party or Governmental Entity is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) filing of a pre-merger notification report under the HSR Act, (ii) the filing with the SEC of such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and any appropriate documents with the relevant authorities of the other jurisdictions in which Parent or Merger Sub is qualified to do business, (iv) compliance with and filings under the merger control, competition or fair trade Laws of any foreign jurisdiction, if and to the extent required, (v) as set forth in Section 3.17 of the Company Disclosure Schedule and (vi) such items that have not had and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4  Information in the Proxy Statement.  The information supplied by Parent and Merger Sub expressly for inclusion in the Proxy Statement will not contain at the time it is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.5  Litigation.  As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened, against Parent or any of its affiliates before any Governmental Entity that would or seeks to materially delay or prevent the consummation of the Merger. As of the date of this Agreement, neither Parent nor any of its affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity that would or seeks to materially delay or prevent the consummation of the Merger.

Section 4.6  Financing.  Parent has delivered to the Company true and complete copies of (i) the Equity Commitment Letter, dated as of the date hereof (the “Equity Commitment Letter”), by and between Parent and each of Hellman & Friedman Capital Partners V, L.P., JMI Equity Fund V, L.P. and TPG Partners V, L.P. (each, a “Sponsor” and collectively, the “Sponsors”), pursuant to which each Sponsor has committed, subject to the terms and conditions set forth therein, to provide certain of the cash equity financing to Parent in connection with the transactions contemplated hereby, and (ii) the Debt Commitment Letter, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time pursuant to Section 6.8) (the “Debt Commitment Letter”), between Parent and Morgan Stanley & Co. Incorporated, Morgan Stanley Senior Funding, Inc., Wachovia Bank, National Association, Wachovia Investment Holdings, LLC, Wachovia Capital Markets, LLC (collectively, the “Lenders”), pursuant to which the Lenders have committed, subject to the terms and conditions set forth therein, to provide the debt financing set forth therein (the “Debt Financing”) to Parent in connection with the transactions contemplated hereby. The Equity Commitment Letter, together with the Debt Commitment Letter, are sometimes referred to collectively herein as, the “Commitment Letters,” and the amounts committed pursuant to the Commitment Letters being, the “Financing.” As of the date hereof, the commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect. As of the date hereof, the Commitment Letters are in full force and effect in the form so delivered. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Commitment Letters. Parent has fully paid all commitment fees required in connection with the Debt Commitment Letter. Assuming the satisfaction in full of the conditions set forth in Section 7.2, the aggregate proceeds contemplated by the Commitment Letters will, together with the unrestricted Cash Equivalents net of any tax liabilities associated with making such Cash Equivalents available to pay the Merger Consideration (excluding, for avoidance of doubt, any cash which cannot be distributed, contributed or otherwise delivered to the Company in accordance with applicable Laws, including those relating to solvency, adequate surplus and similar capital adequacy tests) of the Company and the Company Subsidiaries (assuming that the sum, as of the Effective Time, of such cash and cash received upon the liquidation of all Cash Equivalents, as calculated above, will equal at least $190,000,000), be sufficient when funded for Parent and the Surviving Corporation to pay the aggregate Merger Consideration, Cash Out Amount and any other payments contemplated in this Agreement and to pay all fees and expenses related to the Financing or the Merger. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Merger Sub on the Closing Date. For avoidance of doubt, it shall not be a condition to Closing for Parent to obtain the Financing or any alternative financing.

Section 4.7  Guarantee.  Concurrently with the execution of this Agreement, Parent and Merger Sub have delivered to the Company guarantees, dated the date hereof, of each Sponsor with respect to certain matters on the terms specified therein (the “Guarantees”). Each Guarantee is in full force and effect and has not been amended, withdrawn or rescinded in any respect. Prior to the close of business on the third business day after the date of this Agreement, Parent will cause to be delivered an opinion of counsel for each Sponsor, in each case in form and substance reasonably satisfactory to the Company, as to the authorization of the Guarantee of such Sponsor, which opinion has not been withdrawn or modified.

Section 4.8  Parent and Merger Sub.

(a) Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

(b) Prior to the Effective Time, Parent shall deliver to the Company a complete and correct description of its projected (immediately following the Effective Time) ownership. At the Effective Time, the Sponsors shall own a majority of the outstanding equity interests in Parent, and no Person other than the Sponsors shall own five percent (5%) or more of the outstanding equity interests in Parent. Parent will not, at or immediately following the Effective Time, be owned or controlled by a foreign person or persons for purposes of the International Traffic in Arms Regulations or by a foreign person or persons such that any foreign person(s), directly or indirectly, will own or have beneficial ownership (defined as the power to vote or direct the voting of a security or to impose or direct the disposition of a security) of five percent (5%) or more of the outstanding shares of any class of Parent’s equity securities.

(c) Each of Parent, Merger Sub, each Sponsor and their respective affiliates is not, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Each of Parent, Merger Sub, each Sponsor and their respective affiliates do not own (directly or indirectly, beneficially or of record) and is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

Section 4.9  Brokers.  No broker, finder, agent or similar intermediary has acted on behalf of any Sponsor, Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with any Sponsor, Parent or Merger Sub, or any action taken by any Sponsor, Parent or Merger Sub other than fees and commissions that would not be borne by the Company in the event the Closing does not occur.

Section 4.10  No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 4, and any certificate delivered by Parent or Merger Sub in connection with Closing the Company acknowledges and agrees that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes, nor has the Company relied upon or been induced by, any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated hereunder.

Section 5.  Conduct of Business Pending the Merger; No Solicitation; Employee Matters.

Section 5.1  Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company and each Company Subsidiary shall, except as required by Law, as expressly contemplated by this Agreement, as set forth on Section 5.1 of the Company Disclosure Schedule, or to the extent that Parent shall otherwise consent in writing (not to be unreasonably withheld or delayed), conduct its business in the ordinary course. Without limiting the generality of the foregoing, without the prior written consent of Parent (not to be unreasonably withheld or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company and the Company Subsidiaries shall observe the following covenants, in each case except as required by Law or as contemplated by this Agreement or as set forth on Section 5.1 of the Company Disclosure Schedule:

(a) Affirmative Covenants Pending Closing.  The Company agrees that the Company and the Company Subsidiaries shall:

(i) Preservation of the Business; Maintenance of Properties; Material Contracts.  Use reasonable best efforts to, on a basis consistent with past practices, (A) preserve the business of the Company and the Company Subsidiaries, including without limitation, keeping available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the present relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations, (B) advertise, promote and market the Company’s products, (C) keep the Company’s and the Company Subsidiaries material properties substantially intact, to preserve their goodwill and business, to maintain all physical properties in good repair and condition, (D) perform and comply in all material respects with the terms of its Contracts, and (E) maintain, and comply in all material respects with, all Permits;

(ii) Insurance.  Use reasonable best efforts to keep in effect general liability, casualty, product liability, worker’s compensation, directors’ and officers’ liability and other material insurance policies in coverage scope and amounts (except as contemplated by Section 6.5) substantially similar to those in effect at the date hereof; and

(iii) Company Cash.  The Company agrees to use reasonable best efforts to take and to cause the Company Subsidiaries to use reasonable best efforts to take, all action reasonably requested by Parent in order to cause all, or such portion as Parent shall request, of the Company’s and the Company Subsidiaries’ unrestricted Cash Equivalents (excluding, for avoidance of doubt, any Cash Equivalents which cannot be distributed, contributed or otherwise delivered to the Company in accordance with applicable Laws, including those relating to solvency, adequate surplus and similar capital adequacy tests) to be liquidated and converted into cash of the Company that is available to the Company at the Effective Time to pay as part of the Merger Consideration.

(b) Negative Covenants Pending Closing.  The Company agrees that each of the Company and the Company Subsidiaries shall not:

(i) Indebtedness.  Other than (x) intercompany transactions among the Company and/or one or more Company Subsidiaries, (y) performance bonds issued in the ordinary course of business, and (z) letters of credit issued in the ordinary course of business consistent with past practice under the Credit Agreement, dated as of September 4, 2002, between the Company and Wells Fargo Bank, National Bank, and the Credit Agreement, dated as of January 26, 2005, between Intergraph Deutschland GmbH and Fortis Bank Germany, each as amended and in effect on the date hereof, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse or otherwise become payable for any indebtedness in an aggregate amount in excess of $3,000,000;

(ii) Compensation.  (1) Change the compensation payable to any executive officer, officer, employee, agent or consultant or enter into or amend any employment, change in control, bonus, severance, termination, retention or other agreement or arrangement with any officer, employee, agent or consultant of the Company or a Company Subsidiary, or adopt, establish, enter into, amend or terminate, or increase the benefits (including fringe benefits), severance or termination pay under, any employee benefit plan or agreement or otherwise, or otherwise grant any severance or termination pay to any of the foregoing, except (A), in each case, as required by Law or in accordance with existing agreements and (B) in the case of annual increases in salary and wages for employees (other than executive officers), in the ordinary course of business consistent with past practice, or (2) make any loans or advances to any of its directors, officers or employees, agents or consultants, other than advancements of business expenses in the ordinary course in accordance with the Company’s existing policies, or make any material change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to a Plan or otherwise; provided, however, that the foregoing clause (1) shall not restrict the Company or any of the Company Subsidiaries from entering into or making available to newly hired employees (other than executive officers) or to employees (other than executive officers) in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (excluding equity or equity-based grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(iii) Capital Stock.  Split, combine or reclassify any of its capital stock or make any change in the number of shares of its capital stock authorized, issued or outstanding (other than through the exercise of Company Options outstanding on the date hereof or repurchases or cancellation of Restricted Shares in accordance with the terms of the applicable award agreements or similar arrangements to satisfy withholding obligations upon the vesting of Restricted Shares or the exercise of Company Options) or grant, sell or otherwise issue or authorize the issuance of any share of capital stock, any other voting security or any security convertible into, or any option, warrant or other right to purchase (including any equity-based award), or convert any obligation (other than RSUs outstanding on the date hereof) into, shares of its capital stock or any other voting security, declare, set aside, make or pay any dividend or other distribution with respect to any shares of its capital stock, sell, encumber or transfer any shares of its capital stock, or acquire, redeem or otherwise repurchase any shares of its capital stock or any rights, warrants or options to purchase any of its capital stock, or any securities convertible into or exchangeable for any such shares, or amend or alter in any respect, or grant any waiver or exception under, the Company Rights Agreement (including taking any action so that any Person is not an “Acquiring Person” thereunder);

(iv) Charter, By Laws and Directors.  Amend, or otherwise alter or modify in any respect, the certificate of incorporation or by-laws of the Company or any Material Company Subsidiary in a manner adverse to Parent;

(v) Acquisitions.  Acquire or license (including by merger, consolidation or acquisition of stock or assets or any other business combination), or enter into any binding memorandum of understanding, letter of intent or other agreement, arrangement or understanding to acquire or license all or substantially all the assets thereof or equity interests therein of any corporation, partnership, other business or any division thereof, except that the Company can engage in one (and only one) such acquisition having a transaction price less than $3,000,000 without obtaining Parent’s prior consent or, in the case of licenses, in the ordinary course of business consistent with past practice;

(vi) Disposition of Assets.  Sell or transfer, or mortgage, pledge, lease, license, terminate any lease or license, or otherwise dispose of or encumber any tangible or intangible asset or related assets (including capital stock or other equity interest of any Person, including the Company or a Company Subsidiary) with a value in excess of $1,000,000 individually or $3,000,000 in the aggregate, other than sales and non-exclusive licenses of products and services of the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice;

(vii) Material Contracts/Amendments.  Enter into, or permit a Company Subsidiary to enter into (A) any Material Contract that terminates, provides a right to terminate, is modified or results in any payment or penalty as a result of completion of the Merger, (B) any Contract that is material to the Company and the Company Subsidiaries, taken as a whole, other than in the ordinary course of business on terms consistent with past practice; voluntarily terminate or modify in any material respect any Contract of the type specified in subsection (B) other than modifications in the ordinary course of business consistent with past practice;

(viii) Capital Expenditures.  Authorize any single capital expenditure or purchase of assets, or a series of related expenditures or purchases, in excess of $2,000,000;

(ix) Accounting Policies.  Except as may be required as a result of a change in Law or GAAP (or any interpretation thereof), change any of the accounting practices or principles used by it;

(x) Writing Up or Down Assets.  Write up, write down or write off the book value of any assets of the Company and the Material Company Subsidiaries, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP or the Financial Accounting Standards Board;

(xi) Legal.  Other than in connection with the settlement of an intellectual property dispute pursuant to which a license may be granted in Intellectual Property of the Company or any Company Subsidiary that is not incorporated in the primary commercial products of the Security, Government & Infrastructure Division or Process, Power & Marine Division of the Company and the Company Subsidiaries which settlement does not involve the Company or any Company Subsidiary making any payments or agreeing to any restrictions on its business, with respect to which settlements the Company agrees to consult with Parent and consider Parent’s views in good faith, settle or compromise any pending or threatened suit, action or claim which (a) is material to the Company and the Company Subsidiaries taken as a whole, (b) requires payment to or by the Company or any Company Subsidiary (exclusive of attorney’s fees, including success fees) in excess of $1,000,000, (c) relates to the transactions contemplated hereby, (d) involves material restrictions on the business activities of the Company or any Company Subsidiary or other equitable remedies that materially adversely affect the business activities of the Company or any Company Subsidiary, or (e) would involve the issuance of Company securities;

(xii) Extraordinary Transactions.  Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, or recapitalization of the Company or any of the Company Subsidiaries (other than the Merger);

(xiii) Plans.  Except as required by Law, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company or any Company Subsidiary, pay any discretionary bonuses to any employee of the Company or any Company Subsidiary, except for the exercise of discretionary elements under existing Plans or arrangements, or change in any material respect the manner in which contributions to any such Plan or arrangement are made or the basis on which such contributions are determined;

(xiv) Tax Matters.  Except in each case as required by Law or Treasury regulation, make, revoke or change any material Tax election, file any amended Tax Return with respect to any material Tax, settle or compromise any material federal, state, local or foreign Tax liability, surrender any right to claim a material Tax refund, waive any statute of limitations in respect of a material amount of Taxes, agree to an extension of time with respect to an assessment or deficiency for a material amount of Taxes or change any annual Tax accounting period;

(xv) Cash Management.  (i) Except as requested by Parent, including pursuant to Section 5.1(a)(iii), fail to manage and retain cash and Cash Equivalents and investments in marketable securities in a manner substantially consistent with past practice and in their current jurisdiction and substantially in conformity with the reasonable instructions of Parent, or (ii) intentionally fail to manage accounts payable or accounts receivable in a manner substantially consistent with past practice;

(xvi) Merger Financing.  Take any action that is intended to materially impair, materially delay or prevent Parent’s obtaining of financing contemplated by the Debt Commitment Letter; or

(xvii) Obligations.  Authorize, commit or obligate itself to do any of the foregoing.

(c) No Control of the Company’s Business.  Parent acknowledges and agrees that: (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time, (ii) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of the Parent shall be required with respect to any matter set forth in Section 5.1 or elsewhere in this Agreement to the extent the requirement of such consent would, upon advice of counsel, violate applicable anti-trust Law.

Section 5.2  No Solicitation.

(a) Each of the Company, the Company Subsidiaries and their respective Representatives (as defined below) has ceased and caused to be terminated all existing solicitations, discussions and negotiations with any persons with respect to any inquiry, offer or proposal from any person or group other than the Parent or any of its affiliates relating to any transaction or proposed transaction or series of related transactions involving: (A) any direct or indirect acquisition or purchase by any person or “group” (as defined under Section 13(d) of the Exchange Act) of a twenty percent (20%) interest or more in the total outstanding shares of any class of equity or voting securities of the Company or any Material Company Subsidiary or any other Company Subsidiary that is a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC (collectively the “Significant Company Subsidiaries”), or any tender offer or exchange offer that if consummated would result in any person or “group” beneficially owning twenty percent (20%) or more of the total outstanding shares of any class of equity or voting securities of the Company, (B) any sale or disposition of consolidated assets or rights of the Company (including for this purpose the outstanding assets, rights and equity securities of the Company Subsidiaries) to any person or “group” for consideration equal to twenty percent (20%) or more of the aggregate fair market value of all of the outstanding shares of Company Common Stock, or (C) any consolidation, merger, business combination, recapitalization, liquidation, dissolution or similar transaction with respect to the Company or any Significant Company Subsidiary (any of the foregoing inquiries, offers or proposals being an “Acquisition Proposal”). Except as provided in Section 5.2(b), (c) or (d), from the date hereof, until the earlier of the termination of this Agreement or the Effective Time, the Company shall not and shall not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants, financial or other advisors or other agents or those of any Company Subsidiary (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, propose or knowingly encourage or take any other action to knowingly facilitate the submission of an Acquisition Proposal, (ii) enter into any letter of intent, memorandum of understanding, agreement, option agreement or other agreement or arrangement with respect to any Acquisition Proposal, (iii) enter into, continue, participate, engage or knowingly assist in any manner in negotiations or discussions with, or provide any non-public information or data to, any person (other than Parent or any of its affiliates or representatives) relating to any Acquisition Proposal, or grant any waiver or release under any standstill, or (iv) take any action to (A) other than as contemplated by this Agreement in connection with the Merger, render the Company Rights issued pursuant to the terms of the Company Rights Agreement inapplicable to an Acquisition Proposal or the transactions contemplated thereby, exempt or exclude any person from the definition of an Acquiring Person (as defined in the Company Rights Agreement) under the terms of the Company Rights Agreement or allow the Company Rights to expire prior to their expiration date or (B) exempt any person from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision) or otherwise cause such restrictions not to apply.

(b) Notwithstanding the foregoing, prior to obtaining the Company Stockholder Approval, the Company (i) may (and may authorize and permit its Representatives to), pursuant to a confidentiality agreement with terms and conditions no less favorable in any material respect to the Company than the Confidentiality Agreements (except for such changes as are necessary to allow the Company to comply with the terms of this Agreement), furnish information concerning, and provide access to, its business, properties, employees and assets to any Person (and its Representatives acting in such capacity) that has made an Acquisition Proposal, provided that any such information must be provided to Parent prior to or substantially concurrent with the time of its provision to such third party to the extent not previously made available to Parent, and (ii) may participate, engage or assist in any manner in negotiations and discussions with any Person (and its

Representatives acting in such capacity) that has made an Acquisition Proposal with respect to such Acquisition Proposal if, but only if, in the case of both clause (i) and (ii): (x) such Acquisition Proposal provides for any Person or group to acquire, directly or indirectly, a majority of the issued and outstanding shares of Company Common Stock (or a majority of the voting securities of any surviving corporation in a merger or consolidation with the Company) or provides for the acquisition of all or substantially all of the consolidated assets of the Company (a “Takeover Proposal”); (y) such Takeover Proposal was not solicited or initiated in violation of Section 5.2(a) by the Company, any Company Subsidiary or any of their respective Representatives and the Company Board of Directors (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside counsel, that such Takeover Proposal is, or is reasonably likely to result in, a Takeover Proposal from such Person that is more favorable, from a financial point of view, to the Company’s stockholders taking into account all of the terms and conditions of such proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation and the likelihood of consummation in light of all financing, regulatory, legal, and other aspects of such proposal, and this Agreement (including any binding written and complete proposal to amend the terms of this Agreement) and for which financing, to the extent required, is then committed and on terms and conditions that the Company Board of Directors (or any committee thereof) determines, after consultation with its financial advisor, are reasonably likely to result in disbursement sufficient for consummation of the transactions contemplated by the Takeover Proposal; and (z) in the good faith opinion of the Company Board of Directors (or any committee thereof), after consultation with outside legal counsel, providing such information or access or participating, engaging or assisting in such negotiations or discussions is or would be in the best interests of the Company and its stockholders and that the failure to take such action could violate the Company Board of Directors’ fiduciary duties to the Company’s stockholders under applicable Law (a Takeover Proposal which satisfies clauses (x), (y) and (z) being referred to herein as a “Superior Proposal”). The Company shall promptly, and in any event within one business day after receipt of any inquiries, proposals or offers received by, any request for information from, or any negotiations sought to be initiated or continued with, either the Company or its Representatives concerning an Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal, notify Parent orally and in writing and disclose the identity of the other party and the material terms of such inquiry, offer, proposal or request and, in the case of written materials provided to the Company, provide Parent copies or written summaries of such materials as promptly as reasonably practicable. The Company will keep Parent informed on a reasonably prompt basis of the status and any discussions or negotiations (including amendments and proposed amendments) relating to any Takeover Proposal or other inquiry, offer, proposal or request.

(c) Except as set forth in this subsection (c), neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation of the Company Board of Directors of this Agreement or the Merger or announce that it has resolved to take such action (any such action under this clause (i), a “Change in Recommendation”), (ii) approve, recommend or adopt or publicly propose to approve, recommend or adopt any Acquisition Proposal or (iii) approve, recommend, adopt or allow the Company to enter into any letter of intent, memorandum of understanding, option agreement or similar arrangement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in response to a Takeover Proposal that did not arise from a breach by the Company, any Company Subsidiary or any of their respective Representatives of Section 5.2(a), prior to the Company Stockholder Approval (x) the Company Board of Directors (or any committee thereof) shall be permitted to make a Change in Recommendation if it determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal is a Superior Proposal and that the failure to take such action could violate the Company Board of Directors’ fiduciary duties to the Company’s stockholders under applicable Law and (y) the Company may enter into a definitive agreement with respect to such Takeover Proposal if the Company Board of Directors (or a committee thereof) has made the determination in clause (x), has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal and, concurrently with entering into such definitive agreement, terminates this Agreement pursuant to Section 8.1(g) and pays the applicable termination fee as a condition to such termination. The Company shall not be entitled to terminate pursuant to Section 8.1(g), effect a Change in Recommendation or enter into an agreement with respect to a

Superior Proposal unless and until (A) after the third business day following Parent’s receipt of a written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Company intends to take such action and specifying the reasons therefor, including the material terms and conditions of the Superior Proposal that is the basis of such action in such Notice of Superior Proposal, and stating that the Company intends to terminate the Agreement pursuant to Section 8.1(g) or effect a Change in Recommendation, as applicable (it being understood and agreed that (1) in determining whether to cause or permit the Company to so terminate this Agreement, the Company Board of Directors (or a committee thereof) shall take into account any changes to the financial terms of this Agreement proposed by the Sponsor to the Company in any binding written proposal in response to a Notice of Superior Proposal or otherwise, and (2) any material amendment to the financial terms of such Superior Proposal shall require a new Notice of Superior Proposal and a new three business day period), (B) the Company has complied in all material respects with this Section 5.2 and (C) in the case of a termination pursuant to Section 8.1(g) to enter into an agreement for a Superior Proposal, the Company has paid, or caused to be paid to, Parent or its designee all amounts due Parent pursuant to Section 8.2 of this Agreement as a result of a termination pursuant to Section 8.1(g).

(d) Nothing contained in this Section 5.2 or any other provision of this Agreement shall prohibit the Company or the Company Board of Directors (or any committee thereof) from taking and disclosing to the Company’s stockholders a position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, provided that any such disclosure (other than a recommendation of rejection of such tender or exchange offer or a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Recommendation; provided, however, that the Company Board of Directors (or any committee thereof) shall not (A) recommend that the stockholders of the Company tender their shares of Company Common Stock in connection with such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal or take any action under the Company Rights Agreement to facilitate such tender or exchange offer) or (B) withdraw or modify its approval or recommendation of this Agreement and the Merger, unless in each case the applicable requirements of Section 5.2(c) shall have been satisfied.

Section 5.3  Employee Matters.

(a) Except as provided in Section 5.3(a) of the Company Disclosure Schedule, until the first anniversary of the Effective Time (the “Benefits Continuation Period”), the Surviving Corporation shall pay or cause to be paid to each employee who continues as an employee of the Company, the Company Subsidiaries or the Surviving Corporation during the Benefits Continuation Period (the “Continuing Employees”) salary, wages, cash incentive opportunities, severance, medical benefits and other welfare benefit plans programs and arrangements (with the exception of any equity compensation programs or defined benefit plans) which are at least comparable in the aggregate to those provided prior to the Closing Date under the Plans; provided, that with respect to Continuing Employees who are subject to employment agreements that have not been superseded by agreements with Parent and which are listed in Section 3.9(a)(x) of the Company Disclosure Schedule (the “Employment Agreements”), the Surviving Corporation shall expressly assume such Employment Agreements, and fulfill all obligations thereunder. During the Benefits Continuation Period, the Surviving Corporation shall pay, subject to such terms and conditions as it shall establish and the terms of applicable Employment Agreements, any such Continuing Employee whose employment is involuntarily terminated by the Parent, the Surviving Corporation or any of their Subsidiaries without cause an amount of severance pay in cash equal to the amount of cash severance pay that would have been payable to such Continuing Employee under the terms of the severance policy listed in Schedule 3.14(a) of the Company Disclosure Schedule and applicable to such Continuing Employee immediately prior to the date of this Agreement or, if applicable, such Continuing Employee’s Employment Agreement. The foregoing provisions of this Section 5.3 shall not be construed or interpreted to restrict in any way the Surviving Corporation’s or Parent’s ability to amend, modify or terminate any Plan or policy (including, without limitation, to change the entities who administer such Plans or policies, or the manner in which such Plans or policies are administered) to the extent not inconsistent with such foregoing restrictions or any other plan made available to the Continuing Employees or, subject to the terms of applicable Employment Agreements, to terminate any person’s employment at any time or for any reason.

(b) The Surviving Corporation shall (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Corporation that a Continuing Employee is eligible to participate in following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Effective Time under the relevant Plan in which such Continuing Employee participated, (ii) provide each such Continuing Employee with credit for any co-payments and deductible paid prior to the Effective Time (to the same extent such credit was given under the analogous Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements and (iii) to the extent that any Continuing Employee is allowed to participate in any employee benefit plan of the Parent, the Surviving Corporation or any of their subsidiaries following the Effective Time, cause such plan to recognize the service of such Continuing Employee with the Company and the Company Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and benefit accrual (but not for benefit accrual under any defined benefit, retiree welfare or similar plan) to the extent of such service; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(c) Parent and Company acknowledge and agree that the provisions contained in this Section 5.3 shall not create any right in any other Person, including, without limitation, any Continuing Employee or any participant in any Plan, or shall interfere with the right of Parent or the Surviving Corporation to amend, modify or terminate any Plan (subject to the provisions of Section 5.3(a) and (b) above) or to terminate the employment of any Continuing Employee for any reason.

(d) Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary (to the extent permitted under applicable Law) to cause any dispositions of the Company Common Stock (including derivative securities with respect to the Company Common Stock) resulting from the Merger or the other transactions contemplated by Section 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.  Additional Agreements.

Section 6.1  Proxy Statement.  The Company shall, as soon as practicable following the date hereof, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company, Parent and Merger Sub shall use their reasonable efforts to respond as promptly as practicable to any comments of the SEC or its staff with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with the SEC. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should, upon the advice of the Company’s outside legal counsel, be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company shall promptly prepare, file with the SEC and mail to its stockholders such an amendment or supplement. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or any other SEC filing required in connection with the transactions contemplated hereby (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party.

Section 6.2  Company Stockholders Meeting.  The Company shall, as soon as practicable following the date hereof, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company

Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval. Subject to Section 5.2(c), the Company’s Board of Directors (or any committee thereof) shall recommend adoption and approval of this Agreement and the Merger by the stockholders of the Company and include such recommendation in the Proxy Statement. Unless such recommendation shall have been modified or withdrawn in accordance with Section 5.2(c), the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the proposal to adopt and approve this Agreement and the Merger and shall take all other reasonable actions necessary or advisable to secure the vote or consent of the stockholders of the Company that are required by the Nasdaq rules or the DGCL. For avoidance of doubt, the Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated before that meeting is held.

Section 6.3  Access to Information, Confidentiality.  Prior to the Effective Time, except as otherwise prohibited by applicable Law or the terms of any Contract entered into prior to the date hereof or entered into with the United States federal government to which the Company or any Company Subsidiary is a party or as would be reasonably expected to violate the attorney-client privilege of the Company or a Company Subsidiary (it being agreed that the parties shall use their reasonable efforts to cause such information to be provided in a manner that does not cause such violation or prohibition), the Company shall, and shall cause the Company Subsidiaries to, afford to Parent and its directors, employees, representatives, financial advisors, lenders, legal counsel, accountants and other advisors and representatives, to have such access to the books and records, financial, operating and other data, assets, properties, facilities, plants, offices, employees, auditors, authorized representatives, business and operations of the Company and the Company Subsidiaries as Parent may reasonably request, including access by Parent and its representatives to supporting documentation with respect to the preparation of the financial statements included in the Required Financial Information and, with the consent of the auditor, the independent auditor’s work papers relating to such financial statements. Any such investigation and examination shall be conducted at reasonable times upon reasonable advance notice and under reasonable circumstances so as to minimize disruption to or impairment of the Company’s business. In order that Parent may have full opportunity to make such investigation and, provided such persons are bound by the confidentiality agreements, dated as of May 3, 2006, between Sponsors and the Company (the “Confidentiality Agreements”), or have otherwise agreed to be bound to the provisions of such agreement applicable to representatives, the Company shall furnish the representatives of Parent during such period with all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request. The information and documents so provided shall be subject to the terms of the Confidentiality Agreements. No investigation or disclosure pursuant to this Section 6.3 or otherwise shall affect any representation, warranty, covenant in this Agreement of any party hereto (or the remedies with respect thereto) or any condition to the obligations of the parties under this Agreement.

Section 6.4  Regulatory Filings; Reasonable Efforts.

(a) As promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall use reasonable best efforts to make and shall cause their affiliates or owners to use reasonable best efforts to make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity or any foreign labor organization or works council in connection with the Merger, including, without limitation: (i) the filings identified on Section 3.17 of the Company Disclosure Schedule that are required to be made with a Governmental Entity, (ii) pre-merger notification reports to be filed with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act, (iii) filings required by the merger notification or control Laws, and any other applicable antitrust or fair trade Law, of any applicable foreign jurisdiction or filings required by any foreign labor organization or works council, (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or (v) any other applicable Laws or rules and regulations of any Governmental Entity relating to, and material to the consummation of, the Merger.

(b) Subject to restrictions required by Law, each of Parent, Merger Sub, and the Company shall promptly supply, and shall cause their affiliates or owners promptly to supply, the others with any information which may be reasonably required in order to make any filings or applications pursuant to Section 6.4(a).

(c) Subject to applicable confidentiality restrictions or restrictions required by Law, each of Parent, Merger Sub and the Company will notify the others promptly upon the receipt of: (i) any comments or questions from any officials of any Governmental Entity in connection with any filings made pursuant hereto or the Merger itself and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to any applicable Laws and rules and regulations of any Governmental Entity or answers to any questions, or the production of any documents, relating to an investigation of the Merger by any Governmental Entity. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.4(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement. Without limiting the generality of the foregoing, each party shall provide to the other parties (or their respective advisors) upon request copies of all correspondence between such party and any Governmental Entity relating to the Merger. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Entity regarding the Merger shall include representatives of Parent, Merger Sub, and Company. Subject to applicable Law, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the Merger by or on behalf of any party.

(d) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger, including using its reasonable efforts to accomplish the following: (i) the causing of all of the conditions set forth in Section 7 to the other parties’ obligations to consummate the Merger to be satisfied and to consummate and make effective the Merger and the other transactions contemplated hereby, (ii) the obtaining of all necessary actions or non-actions, expirations of all necessary waiting periods, waivers, consents, clearances, approvals, orders and authorizations from Governmental Entities required by it and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) required by it, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger to which it is a party, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the Merger, and to carry out fully the purposes of, this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Surviving Corporation and Parent shall use all reasonable efforts to take, or cause to be taken, all such necessary actions. Without limiting the foregoing, the parties shall request and shall use reasonable efforts to obtain early termination of the waiting period provided for in the HSR Act. Notwithstanding anything herein to the contrary, Parent agrees to take, and to cause its affiliates and owners to take, whatever action may be necessary to resolve any objections relating to the consummation of the Merger as may be asserted under the HSR Act or any other applicable merger control, antitrust, competition or fair trade Laws with respect to the Merger.

(e) Notwithstanding anything to the contrary in this Agreement, except as contemplated under Section 6.8, in connection with obtaining any approval or consent from any person (other than a Governmental Entity) with respect to the Merger, (i) without the prior written consent of Parent, which shall not be unreasonably withheld or delayed, none of the Company or any Company Subsidiaries or the Surviving Corporation shall pay or commit to pay to such person whose approval or consent is being solicited any material amount of cash or other material consideration, make any material commitment or incur any material liability or other material obligation due to such person or materially modify any Contract with such person and (ii) neither Parent nor any of its affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation.

Section 6.5  Directors and Officers Indemnification and Insurance.

(a) The certificate of incorporation and/or by-laws of the Surviving Corporation shall contain provisions with respect to indemnification not less favorable than those set forth in the certificate of incorporation and by-laws of the Company as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at, or prior to, the Effective Time were directors or officers of the Company.

(b) The Company shall, to the fullest extent permitted under applicable Law or under the Company’s certificate of incorporation, by-laws or any applicable indemnification agreements, and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and, after the Effective Time, the Surviving Corporation shall and Parent shall cause the Surviving Corporation, to the fullest extent permitted under applicable Law, to indemnify, defend and hold harmless each present and former director or officer of the Company or any of the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (x) the fact that the Indemnified Party is or was an officer, director, employee, agent or other fiduciary of the Company or a Company Subsidiary or (y) this Agreement or the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time. Without limiting the generality of the foregoing, if any Indemnified Party becomes involved in any actual or threatened suit, action, claim, proceeding or investigation with respect to which such Indemnified Party is entitled to indemnification pursuant to this Section 6.5 after the Effective Time, the Surviving Corporation shall and Parent shall cause the Surviving Corporation to, to the fullest extent permitted by Law, promptly advance to such Indemnified Party his or her legal expenses (including the cost of any investigation and preparation incurred in connection therewith); provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is finally judicially determined that such person is not entitled to indemnification. Any determination required to be made, for purpose of this Section 6.5 in advance of final judicial determination, with respect to whether an Indemnified Party’s conduct complied with the standards set forth under Delaware law, the Company’s certificate of incorporation, by-laws or indemnification agreements, as the case may be, shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party.

(c) Parent shall cause the Surviving Corporation to honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company’s directors, officers, employees or agents existing at or prior to the Effective Time to the fullest extent permitted by applicable Law or, subject to Section 6.5(a), under the relevant certificate of incorporation or by-laws. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual claim for which an Indemnified Party would be entitled to indemnification hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. The Surviving Corporation shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder.

(d) At or prior to the Effective Time, the Surviving Corporation shall obtain a “tail” insurance policy from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance that provides coverage for the six years following the Effective Time at least comparable in amount and scope to the coverage provided under the Company’s directors and officers insurance policy in effect as of the Effective Time for the individuals who are or were directors and officers of the Company for claims arising from facts or events occurring prior to the Effective Time; provided however, that in no event shall the aggregate premium payable for such “tail” insurance policy exceed the amount set forth on Section 6.5(d) of the Company Disclosure Schedule (the “Maximum Premium”). The Company agrees to consult with Parent and Merger Sub in connection with purchasing such insurance coverage. If the Company is unable to obtain the “tail” insurance described in the first sentence of this Section 6.5(d) for an amount equal to or less than the Maximum Premium, the Company shall be entitled to obtain as much comparable “tail” insurance as possible for an amount equal to the Maximum Premium.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or the Company Subsidiaries any of their officers or directors, it being understood and agreed that the indemnification provided for in this Section 6.5 is not prior to or in substitution for any such claims under such policies.

(f) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties. In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.5.

Section 6.6  Director Resignations.  The Company shall obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of those directors of the Company or any Material Company Subsidiary designated by Parent to the Company in writing at least fifteen (15) business days prior to the Closing.

Section 6.7  Conduct of Business of Parent and Merger Sub Pending the Merger.  Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, (i) engage in any business activities and will incur no liabilities or obligations other than as expressly contemplated by this Agreement, or (ii) take any action (a) intended, or that would reasonably be expected, to cause its representations and warranties set forth in Section 4 to be untrue in any material respect; or (b) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement. Parent agrees that it will promptly notify the Company of any assignments under Section 3 of the Equity Commitment Letter by any Investor (as defined in the Equity Commitment Letter) to the extent other than to an affiliated fund of such Investor, and Parent agrees that it will not grant any consent under the last sentence of such Section 3 of the Equity Commitment Letter with respect to an assignment to other than an affiliated fund.

Section 6.8  Financing.

(a) Parent shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using reasonable best efforts to (i) satisfy, in all material respects, on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Debt Financing set forth therein, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letters (including the flex provisions related to the Debt Financing) or on other terms acceptable to Parent (to the extent not more conditional than those provided in the Debt Commitment Letters), and (iii) consummate the Debt Financing at or prior to Closing. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient, when combined with the funds under the Equity Commitment Letters and the unrestricted and freely available cash and short-term investments of the Company and the Company Subsidiaries (excluding, for avoidance of doubt, any cash which cannot be distributed, contributed or otherwise delivered to the Company in accordance with applicable Laws, including those relating to solvency, adequate surplus and similar capital adequacy tests), to consummate the transactions contemplated by this

Agreement on terms and conditions not materially less favorable to Parent in the aggregate and in no event less favorable as to pricing and other economic terms (as determined in the good faith reasonable judgment of Parent) than the Debt Financing as promptly as practicable following the occurrence of such event but no later than the last day of the Marketing Period. For the avoidance of doubt, in the event that (x) all or any portion of the Debt Financing structured as high yield financing has not been consummated, (y) all closing conditions contained in Section 7 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, provided that nothing has occurred and no conditions exist that would cause those conditions to not be satisfied) and (z) the bridge facilities contemplated by the Debt Commitment Letter (or alternative bridge financing obtained in accordance with this Section 6.8(a)) are available on the terms and conditions substantially as described in the Debt Commitment Letter (or replacements thereof as contemplated by this Section 6.8(a)), then Parent shall cause the proceeds of such bridge financing to be used to replace such high yield financing no later than the last day of the Marketing Period. For purposes of this Agreement, “Marketing Period” shall mean the first period of 20 consecutive calendar days after the Initiation Date, (A) throughout which (1) Parent shall have the Required Financial Information that the Company is required to provide to Parent pursuant to Section 6.8(b) and (2) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive-calendar-day period, and (B) at the end of which the conditions set forth in Section 7.1 shall be satisfied; provided, that if the Marketing Period has not ended on or prior to December 19, 2006, the Marketing Period shall commence no earlier than January 2, 2007; and provided, further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, Ernst & Young LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Required Financial Information. For purposes of this Agreement, “Initiation Date” shall mean the first date after the date hereof on which all of which (a) Parent shall have the Required Financial Information that the Company is required to provide to Parent pursuant to Section 6.8(b), (b) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied assuming the Closing were to be scheduled at any time during the next 20-consecutive calendar day period and (c) the conditions set forth in Section 7.1 have been satisfied, provided that in no event shall the Initiation Date be earlier than November 12, 2006. Parent shall give the Company prompt notice of any material breach by any party of the Commitment Letters of which Parent or Merger Sub becomes aware or any termination of the Commitment Letters. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and provide to the Company copies of executed copies of the definitive documents related to the Debt Financing (excluding any fee letters, engagement letters or other agreements that are confidential by their terms).

(b) The Company agrees to provide, and shall cause the Company Subsidiaries and its and their Representatives to provide, all reasonable cooperation (including with respect to timeliness) in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries) including without limitation, (i) participation in meetings, drafting sessions, presentations, road shows, and rating agency and due diligence sessions, (ii) furnishing Parent, Merger Sub and their financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent to consummate the Debt Financing or alternative financing, including all financial statements and financial data required to consummate the high yield financing at the time during the Company’s fiscal year such offering will be made if such offering were registered under the Securities Act and of the type and form customarily included in private placements under Rule 144A of the Securities Act (the “Required Financial Information”) (and shall allow Parent’s Representative the opportunity to review and comment upon the financial statements (including pro forma financial statements) in draft form to the extent such financial statements were not prepared prior to the date hereof), (iii) assisting Parent, Merger Sub and their financing sources in the preparation of (A) offering documents, business projections, pro forma financial information, private placement memoranda, bank information, memoranda, prospectuses and similar documents for any portion of the Debt Financing or alternative financing, including the offering of the high yield financing, and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent, Merger Sub and their financing sources for any portion of the Debt Financing or the alternative financing,

(v) executing and delivering any underwriting or placement agreements, pledge and security documents, other definitive financing documents and delivering such other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral, (vi) using reasonable best efforts to satisfy the conditions set forth in Exhibit E to the Commitment Letter, (vii) using reasonable best efforts to obtain legal opinions, surveys and title insurance as reasonably requested by Parent, (viii) using reasonable best efforts to cause an independent auditor of the Company to provide an unqualified opinion (to the extent applicable), consents and customary comfort letter with respect to the financial statements included in the Required Financial Information, (ix) providing monthly and quarterly unaudited financial statements (excluding footnotes) within the time frame, and to the extent, the Company prepares such financial statements for the Company Board of Directors, (x) entering into one or more credit or other agreements on terms satisfactory to Parent in connection with the Debt Financing immediately prior to the Effective Time; provided that, subject to taking the actions required by clause (xi) below, the Company shall not be required to enter into any purchase agreement for any high-yield debt financing (other than bridge financing), (xi) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing and the direct borrowing or incurrence of all of the proceeds of the Debt Financing, including any high yield debt financing, by the Surviving Corporation immediately following the Effective Time; provided that none of the Company or any Company Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time except for any liabilities that are conditioned on the Effective Time having occurred. If this Agreement is terminated prior to the Effective Time, Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with such cooperation. If this Agreement is terminated prior to the Effective Time, Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of Debt Financing or any alternative financing and any information utilized in connection therewith (other than information provided by the Company or the Company Subsidiaries expressly for use in connection therewith). The Company hereby consents to the reasonable use of its and the Company Subsidiaries’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries and its or their marks.

Section 6.9  Public Disclosure.  The initial press release concerning the Merger shall be a joint press release and, thereafter, so long as this Agreement is in effect, neither Parent, Merger Sub nor the Company will disseminate any press release or other public announcement concerning the Merger or this Agreement or the other transactions contemplated by this Agreement (other than a press release or other announcement that primarily relates to a Superior Proposal) to any third party, except as may be required by Law or by any listing agreement with Nasdaq, without the prior consent of each of the other parties hereto, which consent shall not be unreasonably withheld. The parties have agreed to the text of the joint press release announcing the execution of this Agreement. Notwithstanding the foregoing, without prior consent of the other parties, the Company (a) may communicate with customers, financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law and (b) may disseminate the information included in a press release or other document previously approved for external distribution by the Parent, and Parent and Merger Sub and their affiliates may, subject to taking appropriate steps to ensure the confidentiality of such information (to the extent non-public), disseminate information concerning the Merger or this Agreement or the other transactions contemplated by this Agreement to potential sources of financing for the Merger or such other transactions solely for the purposes of consummating the Debt Financing in accordance with Section 6.8.

Section 6.10  Notification of Certain Matters.  Each party shall give prompt notice to the other parties of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty made by such party in this Agreement to be untrue or inaccurate in any material respect at the Effective Time, or would reasonably be expected to cause any condition set forth in Section 7 not to be satisfied in any material respect at the Closing, and (ii) any material failure of such party or any of its representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or the remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

Section 7.  Conditions Precedent to the Obligation of the Parties to Consummate the Merger.

Section 7.1  Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or written waiver at or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b) Statutes; Court Orders.  No statute, rule, executive order or regulation shall have been enacted, issued, entered or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or preliminary or permanent injunction of a court of competent jurisdiction, including any temporary restraining order, in effect preventing or prohibiting consummation of the Merger.

(c) Regulatory Approvals.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and applicable foreign competition or merger control Laws shall have been terminated or shall have expired, and approvals under all foreign competition or merger control Laws set forth in Section 7.1(c) of the Company Disclosure Schedule, and approvals or waiting periods of Governmental Entities set forth in Section 7.1(c) of the Company Disclosure Schedule to the Merger shall have been obtained or expired, as the case may be.

Section 7.2  Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the additional conditions, which may be waived in writing in whole or in part by Parent or Merger Sub to the extent permitted by applicable Law, that:

(a) Representations, Warranties and Covenants.  The representations and warranties of the Company contained in this Agreement (other than the representations and warranties set forth in Sections 3.2, 3.3, 3.6(a) and 3.18), disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure or failures of any such representations and warranties to be so true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The representations and warranties of the Company contained in Sections 3.2, 3.3 and 3.18 shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date). The representations and warranties of the Company contained in Section 3.6(a) shall be true and correct as of the Closing Date as if made on and as of the Closing Date. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have delivered to Parent a certificate from an officer of the Company, dated the Closing Date, to the foregoing effect.

Section 7.3  Additional Conditions to the Obligations of the Company.  The obligations of the Company to consummate and effect the Merger shall be subject to the additional conditions, which may be waived in writing in whole or in part by the Company to the extent permitted by applicable Law, that:

(a) Representations, Warranties and Covenants.  The representations and warranties of the Parent and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure or failures of any such representations and warranties to be so true and correct would not reasonably be expected to prevent or materially impede the timely consummation of the Merger. The Parent and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Parent and Merger Sub shall each have delivered to the Company a certificate from an officer of the Parent and the Merger Sub, as applicable, dated the Closing Date, to the foregoing effect.

Section 8.  Termination, Amendment and Waiver.

Section 8.1  Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Effective Time, whether before or after the Company Stockholder Approval:

(a) By mutual written consent of Parent and the Company authorized by the Parent Board of Directors and the Company Board of Directors;

(b) By either Parent or the Company, if the Merger has not been consummated by March 31, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement or failure to act in good faith has been the principal cause of, or resulted in, the failure of the Merger to be consummated by such date;

(c) By either Parent or the Company, if a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling or taken any other action, or there shall exist any statute, rule or regulation, in each case preventing or otherwise prohibiting (collectively, “Restraints”) the consummation of the Merger or that otherwise has the effect of making the Merger illegal; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used all reasonable efforts to prevent the entry of and to remove such Restraints to the extent within their control or influence;

(d) By Parent (if neither it nor Merger Sub is in material breach of it representations, warranties, covenants and obligations under this Agreement so as to cause any of the conditions set forth in Section 7.1 or 7.3 not to be satisfied) if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of the Company set forth in this Agreement, which breach or inaccuracy would cause any condition set forth in Section 7.1 or 7.2 not to be satisfied (and such breach or inaccuracy has not been cured or such condition has not been satisfied within twenty (20) business days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied prior to the Termination Date);

(e) By the Company (i) (if it is not in material breach of its representations, warranties, covenants and obligations under this Agreement so as to cause any of the conditions set forth in Section 7.1 or 7.2 not to be satisfied) if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement, which breach or inaccuracy would cause any condition set forth in Section 7.1 or 7.3 not to be satisfied (and such breach or inaccuracy has not been cured or such condition has not been satisfied within twenty (20) business days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied prior to the Termination Date or, if sooner, the date the Company becomes entitled to terminate this Agreement under subsection (ii) below), or (ii) if the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at Closing, and no state of facts or circumstances exists that would cause such conditions to not be satisfied, provided that nothing has occurred and no conditions exist that would cause those conditions to not be satisfied if the Closing were to occur, for purposes of this Section 8.1(e)(ii), on the last day of the Marketing Period) and Parent has failed to consummate the Merger by the last day of the Marketing Period;

(f) By Parent, if (i) the Company Board of Directors shall have (A) made or resolved to make a Change in Recommendation, (B) failed to recommend against a tender or exchange offer related to an

Acquisition Proposal in any publicly disclosed position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act (other than a “stop, look and listen” disclosure), (C) recommended to the stockholders of the Company or approved any Acquisition Proposal or resolved to effect the foregoing or (D) failed to include in the Proxy Statement its recommendation that the stockholders adopt and approve this Agreement and the Merger;

(g) By the Company, at any time prior to the Company Stockholder Approval, if the Company concurrently enters into a definitive agreement with respect to a Superior Proposal in accordance with, and subject to the terms and conditions of, clause (y) of Section 5.2(c) and at least three business days have passed since the last Notice of a Superior Proposal; provided that, any such purported termination pursuant to this Section 8.1(g) shall be void and of no force or effect unless the Company has paid the applicable termination fee in accordance with Section 8.2; or

(h) By either Parent or the Company, if upon a vote at a duly held meeting to obtain the Company Stockholder Approval at which a quorum is present, the Company Stockholder Approval is not obtained.

Section 8.2  Effect of Termination.

(a) Any termination of this Agreement under Section 8.1 hereof will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto and, if then due, payment of the termination fee required pursuant to this Section 8.2. In the event of termination of this Agreement as provided in Section 8.1 hereof, (i) this Agreement shall forthwith become null and void and be of no further force or effect, except as set forth in the penultimate sentence of Section 6.3, the indemnification and reimbursement obligations set forth in Section 6.8(b), Section 8, Section 9, the Confidentiality Agreements (insofar as Parent, Merger Sub and the Company have rights and obligations to each other thereunder) and the Guarantees, each of which shall remain in full force and effect and survive any termination of this Agreement in accordance with the terms thereof, and (ii) there shall be no liability on the part of Parent, Merger Sub or the Company (or any of their respective affiliates, directors, officers, employees, stockholders, agents or representatives), except as may be provided in Section 8.2(b), (c) or (d), the first sentence of Section 8.2(e), Section 8.2(f), Section 9.9 or the Guarantees; provided, however, that except as provided in Section 8.2(e) nothing herein shall relieve any party from liability for fraud or the willful and material breach by Parent or the Company of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b) If Parent terminates this Agreement pursuant to Section 8.1(d) or if the Company or Parent terminates this Agreement pursuant to Section 8.1(h), the Company shall promptly pay Parent or its designee the documented and reasonable expenses of Parent referred to in Section 8.3 up to $7,000,000.

(c) If Parent or the Company terminates this Agreement pursuant to Section 8.1(f) or Section 8.1(g), respectively, the Company shall pay to Parent or its designee a termination fee of $33,140,000 concurrently with the termination of this Agreement by the Company or no later than two (2) business days after such termination by Parent, as applicable.

(d) If Parent terminates this Agreement pursuant to Section 8.1(d) or if Parent or Company terminates this Agreement pursuant to Section 8.1(b) or Section 8.1(h), and (i) if prior to the date of such termination (but on or after the date hereof) a bona fide Acquisition Proposal is publicly announced or is otherwise communicated to the Company Board of Directors, and (ii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to any Acquisition Proposal or an Acquisition Proposal is otherwise consummated (which need not be the same Acquisition Proposal), the Company shall pay to Parent or its designee a termination fee of $33,140,000 (less any amounts previously paid or owing pursuant to Section 8.2(b)) concurrently with the execution of such definitive agreement or consummation of such Acquisition Proposal, as the case may be; provided, that solely for purposes of Section 8.2(d), the term Acquisition Proposal shall have the meaning ascribed thereto in Section 5.2(a), except that all references to twenty percent (20%) therein shall be changed to fifty percent (50%).

(e) In the event this Agreement is terminated by the Company pursuant to Section 8.1(e)(ii) and Parent has failed to consummate the Merger by reason of a failure of Parent or Merger Sub to receive the proceeds of the debt financing contemplated by the Debt Commitment Letter, then Parent shall pay to the Company a fee of $53,020,000 the “Parent Termination Fee”) within two (2) business days after such termination by the Company. If the Parent Termination Fee is paid, and Parent and Merger Sub are not otherwise in willful material breach of this Agreement (other than any breach arising from the failure by Parent, after complying with its obligations under Section 6.8 of this Agreement, to obtain the Debt Financing), then the Company’s termination of this Agreement and receipt of payment of the Parent Termination Fee shall be the sole and exclusive remedy (except as expressly provided in Section 9.9 with regards to a breach of Section 6.3) against Parent, Merger Sub, Sponsors and any of their respective Representatives, Affiliates, directors, officers, employees, partners, managers, members, or stockholders (each, a “Parent Party”) for any loss or damage suffered as a result of the breach of this Agreement or any representation, warranty, covenant or agreement contained herein by Parent or Merger Sub or the failure of the Merger to be consummated (such losses or damages, collectively, “Company Damages”). Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of all Parent Parties in the aggregate for all Company Damages shall be limited to $99,420,000 less any Parent Termination Fee paid or payable (the “Parent Liability Limitation”), and in no event shall the Company, any Company Subsidiaries or any of their affiliates seek (and the Company shall cause its affiliates not to seek) any Company Damages or any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against any Parent Party in excess of Parent Liability Limitation from any Parent Party in connection therewith and the Company, the Company Subsidiaries and their affiliates shall be precluded from any other remedy against any Parent Party at Law or in equity or otherwise. In addition, notwithstanding anything to the contrary in this Agreement, in all cases, the maximum liability of each Sponsor, directly or indirectly, shall be limited to the express obligations of such Sponsor under their Guarantee. For the avoidance of doubt, subject to the first sentence of this Section 8.2(e), there shall be no liability of any Parent Party for Company Damages other than liability for fraud or the willful and material breach by Parent or the Company of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(f) The Company and the Parent each acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent or the Company would not enter into this Agreement; accordingly, if the Company or Parent fails promptly to pay the amounts due pursuant to Sections 8.2(b), (c), (d) or (e), respectively, and, in order to obtain such payment, the Company or Parent commences a suit which results in a final non-appealable judgment against the Parent or the Company, the Company or the Parent shall pay to Parent or the Company, as applicable, its reasonable attorneys’ fees and expenses actually incurred in connection with such suit, together with interest on the amount of the fee from the date such payment was required to be made until the date such payment is actually made.

(g) Each of the Company and Parent (for itself and its affiliates, including the Sponsors) hereby agrees, that, upon any termination of this Agreement under circumstances where it is entitled to a termination fee pursuant to Section 8.2(c), 8.2(d) or 8.2(e) and provided such termination fee is paid in full, except as provided in Section 8.2(e) or Section 9.9, the Company or Parent and their respective affiliates shall be precluded from any other remedy against the Company or Parent and their respective affiliates, at Law or in equity or otherwise, and neither the Company or Parent nor any of their affiliates may seek (and the Company or Parent shall cause its affiliates not to seek) to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company, Parent, Sponsors or any of their respective directors, officers, employees, partners, managers, members, or stockholders in connection with this Agreement or the transactions contemplated hereby.

Section 8.3  Fees and Expenses.  Except as otherwise expressly provided in Section 8.2 and 6.8(b), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated, including all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf (or, with respect to Parent, incurred by Sponsor, Parent’s stockholders or on their behalf) in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of the

Company Stockholder Approval, regulatory filings and notices, the Financing and all other matters related to the closing of the Merger, provided that if the Effective Time shall occur, Parent may require the Surviving Corporation to reimburse Parent for all fees and expenses incurred by Parent and its Affiliates.

Section 8.4  Amendment.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, but after the approval of this Agreement by the stockholders of the Company, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.5  Waiver.  At any time prior to the Effective Time, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations; provided, that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

Section 9.  Miscellaneous.

Section 9.1  Entire Agreement.  This Agreement, together with the Company Disclosure Schedule and the Parent Disclosure Schedule and the documents and instruments referred to herein that are to be delivered at the Closing, contains the entire agreement among the parties with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, among the parties with respect thereto, other than the Confidentiality Agreements and the Guarantees, which shall survive execution of this Agreement and shall terminate in accordance with the provisions thereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES (OTHER THAN AS SET FORTH IN THE CONFIDENTIALITY AGREEMENTS OR THE GUARANTEES), WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE MERGER, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 9.2  No Survival.  None of the representations, warranties and, except as provided in the following sentence, covenants contained herein or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9, the agreements of Parent and the Company in Section 6.5, Section 8.2 and Section 8.3 and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time shall survive the consummation of the Merger.

Section 9.3  Parent Guarantee.  Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Subject to the provisions of Section 8.2 and 9.9 hereof, Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.3.

Section 9.4  Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to Parent or Merger Sub:	With copies (which shall not constitute notice) to:

Cobalt Holding Company
Cobalt Merger Corp
c/o Hellman & Friedman
One Maritime Plaza, 12th Floor
San Francisco, CA 94111
Telephone: (415) 788-5111
Facsimile: (415) 788-0176
Attn.: David Tunnell
Arrie Park	Simpson Thacher & Bartlett LLP 2550 Hanover Street Palo Alto, California 94304 Telephone: (650) 251-5000 Facsimile: (650) 251-5202 Attn.: Richard Capelouto, Esq. Kirsten Jensen, Esq.

and

c/o Texas Pacific Group 301 Commerce Street, Suite 3300 Fort Worth, TX 76102 Telephone: (415) 743-1500 Facsimile: (415) 743-1501 Attn.: Bryan Taylor David Spuria

If to the Company:	With copies (which shall not constitute notice) to:

Intergraph Corporation c/o Chief Financial Officer One Madison Industrial Park IW 2000 Huntsville, AL 35894-0001 Telephone: (256) 730-2000 Facsimile: (256) 730-2048	J. Allen Overby, Esq. Bass, Berry & Sims, PLC 315 Deaderick Street, Suite 2700 Nashville, TN 37238 Telephone: (615) 742-6211 Facsimile: (615) 742-2711

Any party may by notice given in accordance with this Section 9.4 to the other parties designate another address or person for receipt of notices hereunder.

Section 9.5  Binding Effect; No Assignment; No Third-Party Beneficiaries.

(a) This Agreement shall not be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, but without relieving any party (including any assignor) hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(b) Other than Section 6.5 with respect to the Indemnified Parties thereunder, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent, Merger Sub and the Company and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.6  Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to negotiate in good faith to replace such invalid or unenforceable provision of this Agreement, or invalid or unenforceable portion thereof, with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision or portion thereof.

Section 9.7  Governing Law.  This Agreement and all actions arising under or in connection therewith shall be governed by the performance of the transactions contemplated herein and obligations of the parties hereunder will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of Law principles that would result in the application of the law of any other state.

Section 9.8  Submission to Jurisdiction; Waiver.  Each of the Company, Parent and Merger Sub irrevocably submits to the jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America) sitting in the State of Delaware in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such court. Each of the Company, Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Company, Parent and Merger Sub waives, to the fullest extent permitted by applicable Laws, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

Section 9.9  Specific Enforcement; Remedies.  The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed by the Company in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, prior to any termination by Parent or Merger Sub of this Agreement pursuant to Section 8.1, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, the Company shall not allege, and hereby waives the defense, that there is an adequate remedy at Law. The parties further acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the Parent Termination Fee (if applicable) and, if applicable, the other remedies at Law available to the Company to the extent set forth in Section 8.2 (subject to the Parent Liability Limitation); provided, however, that the Company shall be entitled to specific performance against Parent and Merger Sub to prevent any breach by Parent or Merger Sub of Section 6.3.

Section 9.10  Interpretation.

(a) When a reference is made in this Agreement to a Section, subsection or clause, such reference shall be to a Section, subsection or clause of this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) This Agreement is the result of the joint efforts of Parent and the Company, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party’s involvement in the drafting thereof.

(d) The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.” The words “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice.”

(e) The term “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

(f) To the extent this Agreement refers to information or documents having been made available (or delivered or provided) to Parent, the Company shall be deemed to have satisfied such obligation if the Company or its representatives made such information or document available (or delivered or provided such information or document) to any officer or partner of Parent or Sponsor or any of their respective representatives.

(g) The disclosure of any matter or item in the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is a material exception to a representation, warranty, covenant or condition set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Company Material Adverse Effect” or “Parent Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, with any other matter or item, have or be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect or a Parent Material Adverse Effect. Certain matters have been disclosed in the Company Disclosure Schedule for informational purposes only.

(h) The term “person” or “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(i) The term “knowledge” of the Company shall mean the actual knowledge the officers of the Company listed on Section 9.10(i) of the Company Disclosure Schedule.

(j) The term “affiliate” or “Affiliate” means a person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

(k) The term “subsidiary” or “Subsidiary,” with respect to any Person, means any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, more than 50% of the equity interests of the second Person).

Section 9.11  No Waiver of Rights.  No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 9.12  Counterparts; Facsimile Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Facsimile signatures shall be acceptable and binding.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first stated above.

INTERGRAPH CORPORATION

By:	/s/ R. Halsey Wise
Name: R. Halsey Wise

Title:	President & Chief Executive Officer

COBALT HOLDING COMPANY

By:	/s/ Georgia Lee
Name: Georgia Lee

Title:	Vice President

COBALT MERGER CORP.

By:	/s/ Georgia Lee
Name: Georgia Lee

Title:	Vice President

ANNEX A

Index of Defined Terms

Section

Acquiring Person	3.18(c)
Acquisition Proposal	5.2(a)
Actions	3.8
affiliate	9.10(j)
Affiliated Party	3.21
Agreement	Preamble
Benefits Continuation Period	5.3(a)
Book-Entry Shares	2.4(b)
business day	9.10(e)
Cash Equivalents	3.3(h)
Cash Out Amount	2.3(c)
Certificate of Merger	1.3
Certificates	2.4(b)
Change in Recommendation	5.2(c)
Closing	1.2
Closing Date	1.2
COBRA	3.14(d)
Code	2.5
Commitment Letters	4.6
Company	Preamble
Company Board of Directors	Recitals
Company Common Stock	2.1
Company Damages	8.2(e)
Company Disclosure Schedule	3
Company Employees	3.14(a)
Company Insurance Policies	3.12
Company Intellectual Property	3.10(a)
Company Material Adverse Effect	3.1(a)
Company Options	2.3(a)
Company Rights	3.3(e)
Company Rights Agreement	3.3(e)
Company SEC Reports	3.5(a)
Company Stockholder Approval	3.18(d)
Company Stockholders Meeting	6.2
Company Subsidiary	3.1(a)
Confidentiality Agreements	6.3
Continuing Employees	5.3(a)
Contract	3.9(a)
Controlled Group	3.14(c)
Debt Commitment Letter	4.6
Debt Financing	4.6
DGCL	Recitals

Section

Dissenting Shares	2.2(a)
DOJ	6.4(a)
Effective Time	1.3
Employment Agreements	5.3(a)
Environmental Laws	3.16(d)
Environmental Permits	3.16(d)
Equity Commitment Letter	4.6
Equity Plans	2.3(d)
ERISA	3.14(a)
ESPP	2.3(d)
Exchange Act	3.3(g)
Exchange Fund	2.4(a)
Financial Statements	3.5(b)
Financing	4.6
Foreign Plan	3.14(h)
Foreign Welfare Plan	3.14(h)
FTC	6.4(a)
GAAP	3.5(b)
Governmental Entity	3.1(a)
Guarantees	4.7
Hazardous Substance	3.16(d)
HSR Act	3.17
Indemnified Parties	6.5(b)
Intellectual Property	3.10(h)
Initiation Date	6.8(a)
IRS	3.14(a)
knowledge	9.10(i)
Laws	3.1(a)
Lease	3.11(c)
Leased Properties	3.11(b)
Lenders	4.6
License Agreement	3.9(a)
Liens	3.4(a)
Major Customers	3.9(a)
Major Suppliers	3.9(a)
Material Contract	3.9(a)
Marketing Period	6.8(a)
Material Company Subsidiary	3.1(b)
Maximum Premium	6.5(d)
Merger	1.1(a)
Merger Consideration	2.1(a)
Merger Sub	Preamble
Nasdaq	3.1(a)
Notice of Superior Proposal	5.2(c)

Section

OFAC	3.5(c)
Open Source License	3.10(f)
Owned Intellectual Property	3.10(a)
Parent	Preamble
Parent Disclosure Schedule	4
Parent Liability Limitation	8.2(e)
Parent Material Adverse Effect	4.1
Parent Party	8.2(e)
Parent Termination Fee	8.2(e)
Patents	3.10(h)
Paying Agent	2.4(a)
Per Share Price	2.1(a)
Permits	3.7(a)
Permitted Liens	3.11(a)
person	9.10(h)
Plan	3.14(a)
Proxy Statement	3.20
Real Property	3.11(a)
Registered Intellectual Property	3.10(h)
Release	3.16(d)
Representatives	5.2(a)
Restraints	8.1(c)
Restricted Shares	2.3(b)
Required Financial Information	6.8(b)
RSUs	2.3(c)
SEC	3.5(a)
Securities Act	3.5(a)
Significant Company Subsidiaries	5.2(a)
Sponsor	4.6
Stock Option Plans	2.3(a)
Superior Proposal	5.2(b)
Surviving Corporation	1.1(a)
Takeover Proposal	5.2(b)
Tax	3.13(a)
Taxable	3.13(a)
Taxes	3.13(a)
Tax Return	3.13(a)
Tax Returns	3.13(a)
Termination Date	8.1(b)

ANNEX B

Opinion of Goldman, Sachs & Co.

PERSONAL AND CONFIDENTIAL

August 31, 2006

Board of Directors
Intergraph Corporation
One Madison Industrial Park
Huntsville AL 35894-0001

Madame and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.10 per share (the “Shares”), of Intergraph Corporation (the “Company”) of the $44.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of August 31, 2006 (the “Agreement”), among Cobalt Holding Company (“Parent”), an affiliate of Texas Pacific Group (“TPG”), Hellman & Friedman LLC (“H&F”) and JMI Equity (“JMI” and, together with TPG and H&F, the “Sponsors”), Cobalt Merger Corp., a wholly owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as dealer manager of the Company’s repurchase of 10,000,000 Shares in the fourth quarter of 2003 and as counterparty in connection with the Company’s accelerated share repurchases of 3,797,949 Shares and 5,407,000 Shares in July 2004 and March 2005, respectively. We have provided, and are currently providing, certain investment banking services to each of the Sponsors and their respective affiliates and portfolio companies, including having acted as financial advisor to Hotwire Inc., a former portfolio company of TPG, in connection with its sale to IAC/Interactive Corp. in July 2004, as a lead manager in connection with a bank loan (aggregate principal amount $160,000,000) for Mitchell International, Inc., a portfolio company of H&F and JMI, in August 2004 and October 2005, as lender in connection with a bank loan (aggregate principal amount $2,000,000,000) for Texas Genco Holdings Inc., a former portfolio company of TPG, in December 2004, as underwriter in connection with a public offering of certain debt securities (aggregate principal amount $3,800,000,000) of Spirit Group Ltd., a former portfolio company of TPG, in December 2004 and as financial advisor to Artisan Partners Limited Partnership, a portfolio company of H&F, in connection with its recapitalization in June 2006. We also may provide investment banking services to the Company and its affiliates and each of the Sponsors and their respective affiliates and portfolio companies in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company and its affiliates and each of the Sponsors and their respective affiliates and portfolio companies, actively trade or hold the debt and equity securities (or related derivative securities) of the Company and affiliates and portfolio companies of each of the Sponsors for their own account and for the accounts of their customers and at any time hold long and short positions of such securities. Affiliates of Goldman, Sachs & Co. have co-invested with affiliates of

B-1

TPG from time to time and may co-invest with affiliates of each of the Sponsors in the future, and such affiliates of Goldman, Sachs & Co. have invested in limited partnership units of affiliates of each of TPG and H&F and may invest in the future in limited partnership units of affiliates of each of the Sponsors.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2005; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; the Summary Appraisal Report of Intergraph Corporation North Campus Business Park and the Summary Appraisal Report of Intergraph Corporation South Campus Business Park, in each case dated January 26, 2006 (together, the “Real Estate Appraisals”); and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the software, defense and government information technology industries specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial analyses and forecasts for the Company prepared by its management have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and, except for the Real Estate Appraisals, we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transaction that might be available to the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $44.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

GOLDMAN, SACHS & CO.

B-2

ANNEX C

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

+
☐ Mark this box with an X if you have made
    changes to your name or address details above.

    Special Meeting Proxy Card

A	Issues
PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
      The Board of Directors recommends a vote “FOR” the adoption of the Agreement and Plan of Merger, dated as of August 31, 2006, and entered into by and among Intergraph Corporation, Cobalt Holding Company and Cobalt Merger Corp.
      This Proxy will be voted as specified below. If no specification is made, this Proxy will be voted “FOR” Proposals 1 and 2.

	For	Against	Abstain
1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger (the “merger agreement”), dated as of August 31, 2006, by and among Intergraph Corporation, Cobalt Holding Company, a Delaware corporation, and Cobalt Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Cobalt Holding Company, as the merger agreement may be amended from time to time.
	☐	☐	☐

	For	Against	Abstain
2. To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.	☐	☐	☐

3. In the discretion of the Proxies, to transact such other business as may properly come before the special meeting and any and all adjourned or postponed sessions thereof.

B	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian, or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy)	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

/ /

■	0 1 0 6 1 0	3 U P X	C O Y	+
001CD40001                    00MDKE

     Proxy - Intergraph Corporation

P.O. Box 240000
Huntsville, Alabama 35824

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTERGRAPH CORPORATION
FOR THE SPECIAL MEETING OF STOCKHOLDERS
To Be Held On            , 2006

The undersigned hereby (1) acknowledges receipt of the Notice of Special Meeting of Stockholders of Intergraph Corporation to be held in the Building 15b Auditorium at Intergraph’s executive officers located at 170 Graphics Drive, Madison, Alabama 35758 on            , 2006 beginning at X:XX     .m., local time in Madison, Alabama, and (2) appoints Sidney L. McDonald and David Vance Lucas, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution to vote all shares of common stock of Intergraph that the undersigned would be entitled to cast if personally present at the meeting and at any adjournment(s) or postponement(s) thereof.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. The Board of Directors recommends a vote “FOR” the adoption of the Agreement and Plan of Merger, dated as of August 31, 2006, and entered into by and among Intergraph Corporation, Cobalt Holding Company and Cobalt Merger Corp. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the common stock of Intergraph and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof. If one or more of the proxies named shall be present in person or by substitute at the meeting or at any adjournment(s) or postponement(s) thereof, the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.
(Continued and to be voted on reverse side.)
YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE (NO POSTAGE REQUIRED), OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.
Internet and Telephone Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)
•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the simple instructions provided by the recorded message.
To vote using the Internet
•	Go to the following web site:
WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

By voting by telephone or the Internet, you acknowledge receipt of the Notice of Special Meeting of Stockholders of Intergraph Corporation and Intergraph’s Proxy Statement dated            , 2006.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Eastern Time, on            , 200X to be counted in the final tabulation.

THANK YOU FOR VOTING